Exhibit 4.3

EXECUTION COPY

LANGUAGE LINE HOLDINGS, LLC

SECURITIES PURCHASE AGREEMENT

for the purchase of

SERIES A PREFERRED UNITS

and

CLASS D COMMON UNITS

Dated as of June 11, 2004

1.	AUTHORIZATION OF ISSUE OF SECURITIES		1

2.	PURCHASE AND SALE OF SECURITIES		1

3.	CONDITIONS TO CLOSING		2

	3A.	Documents	2

	3B.	Opinion of Company’s Counsel	3

	3C.	Representations and Warranties; No Default	3

	3D.	Merger	3

	3E.	Equity Financing	3

	3F.	Senior Credit Agreement	4

	3G.	Subordinated Notes	4

	3H.	Capitalization	4

	3I.	Indebtedness	5

	3J.	Material Adverse Effect	5

	3K.	Purchase Permitted By Applicable Laws; Approvals	5

	3L.	Fees and Expenses	5

	3M.	Proceedings	5

	3N.	Sale of Securities to Other Purchasers	5

	3O.	Solvency	5

	3P.	Financial Statements; Etc	5

	3Q.	Ratio of Debt to EBITDA and Pro Forma EBITDA	6

4.	REDEMPTION/PUT RIGHTS		6

	4A.	Optional Redemption	6

	4B.	Put Right in the Event of a Change in Control	7

	4C.	Mandatory Redemption	9

	4D.	Common Unit Put Right	9

5.	AFFIRMATIVE COVENANTS		9

	5A.	Financial Statements	9

	5B.	Certificates; Other Information	10

	5C.	Payment of Obligations	12

	5D.	Conduct of Business and Maintenance of Existence	13

	5E.	Maintenance of Properties	13

i

		Page

11H.	Satisfaction Requirement	72

11I.	GOVERNING LAW	72

11J.	SUBMISSION TO JURISDICTION	72

11K.	WAIVER OF JURY TRIAL	72

11L.	Severability	73

11M.	Descriptive Headings; Advice of Counsel; Interpretation	73

11N.	Counterparts	73

11O.	Severalty of Obligations	73

SCHEDULES

PURCHASER SCHEDULE

SCHEDULE 6E(H) – AFFILIATE TRANSACTIONS

SCHEDULE 8G – MATERIAL LITIGATION

SCHEDULE 8L - SUBSIDIARIES

SCHEDULE 8M – REAL PROPERTY

SCHEDULE 8O – COPYRIGHTS, PATENTS, PERMITS, TRADEMARKS AND LICENSES

SCHEDULE 8U(1) – MATERIAL CREDIT DOCUMENTS

SCHEDULE 8U(2) – MATERIAL SUBORDINATED NOTE DOCUMENTS

SCHEDULE 8U(3) – MATERIAL ACQUISITION DOCUMENTS

SCHEDULE 8U(4) – MATERIAL EQUITY DOCUMENTS

SCHEDULE 8V – CAPITALIZATION

SCHEDULE 8W – OUTSTANDING INDEBTEDNESS

EXHIBITS

EXHIBIT A –FORM OF LLC AGREEMENT

EXHIBIT B – FORM OF MEMBERS AGREEMENT

EXHIBIT C – FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D – FORM OF STANDSTILL AND SUBORDINATION AGREEMENT

EXHIBIT E – FORM OF CALL AGREEMENT

v

LANGUAGE LINE HOLDINGS, LLC

One Lower Ragsdale Drive

Building 2

Monterey, CA 93940

                    As of June 11, 2004

To Each of the Purchasers Named in the

Purchaser Schedule Attached Hereto

Ladies and Gentlemen:

The undersigned, Language Line Holdings, LLC, a Delaware limited liability company (herein called the “Company”), hereby agrees with the purchasers named in the Purchaser Schedule (the “Purchaser Schedule”) attached hereto (herein, collectively, called the “Purchasers”) as set forth below. Reference is made to Paragraph 10 hereof for definitions of capitalized terms used herein and not otherwise defined herein.

1. AUTHORIZATION OF ISSUE OF SECURITIES. The Company has authorized the issue of (A) its Series A Preferred Units as defined and having the designations, rights and preferences (collectively, “Rights”) set forth in the LLC Agreement (the “Preferred Units”) and (B) its Class D Common Units as defined and having the Rights set forth in the LLC Agreement (the “Common Units”). The terms Preferred Units and Common Units as used herein shall include each Preferred Unit and Common Unit, respectively, delivered pursuant to any provision of this Agreement. The Preferred Units and Common Units are sometimes collectively referred to herein as the “Securities.” Each Preferred Unit shall accrue a yield of 15.0% per annum on the sum of (i) the Unreturned Capital Value of such Preferred Unit plus (ii) the Unpaid Yield on such Preferred Unit for all prior quarterly periods (or any portion thereof) ending on any March 31, June 30, September 30 or December 31 (provided that, during any period when an Event of Default shall be in existence, the rate of accrual for such yield shall be 17% per annum from and after the date of such Event of Default and until such Event of Default has been cured or waived in accordance with the terms of this Agreement, as provided in the definition of “Yield” set forth in the LLC Agreement).

2. PURCHASE AND SALE OF SECURITIES. The Company hereby agrees to sell to each Purchaser and, subject to the terms and conditions herein set forth, each Purchaser agrees to purchase from the Company the aggregate number of Preferred Units and Common Units set forth opposite such Purchaser’s name in the Purchaser Schedule attached hereto for the aggregate price indicated opposite such Purchaser’s name for such Preferred Units and Common Units, respectively, in such Purchaser Schedule. The Company will deliver to each Purchaser, at the offices of Kirkland & Ellis LLP at Citigroup Center, 153 East 53rd Street, New York, New York 10022, evidence of the Securities to be purchased by such Purchaser against payment of the purchase price therefor by transfer of immediately available funds on the date of closing, which shall be the initial date of the closing of the transactions contemplated by the Agreement and Plan of Merger, or any other date before such date upon which the Company and the Purchasers may mutually agree (herein called the “Closing Date”), to the account or accounts as shall be specified in a letter, in substantially the form of Exhibit A hereto, from the Company to the Purchasers delivered at least two Business Days prior to the Closing Date.

3. CONDITIONS TO CLOSING. Each Purchaser’s obligation to purchase and pay for the Securities to be purchased by such Purchaser hereunder is subject to the satisfaction or waiver by such Purchaser, on or before the Closing Date, of the following conditions:

3A. Documents. Such Purchaser shall have received original counterparts or, if satisfactory to such Purchaser, certified or other copies of all of the following documents, each duly executed and delivered by the party or parties thereto, in form and substance satisfactory to such Purchaser, dated the Closing Date unless otherwise indicated, and, on the Closing Date, in full force and effect with no event having occurred and being then continuing that would constitute a default thereunder or constitute or provide the basis for the termination thereof:

(1) the Amended and Restated Limited Liability Company Agreement of the Company among each of the holders of membership interests in the Company, in the form of Exhibit A attached hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof, the “LLC Agreement”);

(2) a Members Agreement among the Company, the Purchasers and the other holders of membership interests in the Company, in the form of Exhibit B attached hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof, the “Members Agreement”);

(3) a Registration Rights Agreement among the Company, the Purchasers and the other holders of membership interests in the Company, in the form of Exhibit C attached hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms hereof, the “Registration Rights Agreement”);

(4) a Standstill and Subordination Agreement among Holdings II, the Purchasers, Merrill, and the purchaser of the Redeemable Common Equity, in the form of Exhibit D attached hereto and the Call Agreement, in the form of Exhibit E attached hereto;

(5) an Officer’s Certificate certifying, among other things (a) as to the name, titles and true signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents to which it is a party, (b) that attached thereto is a true, accurate and complete copy of the certificate of formation of the Company, certified by the Secretary of State of the State of Delaware as of a recent date, (c) that attached thereto is a true, accurate and complete copy of the LLC Agreement (as in effect at the time of and at all times since the adoption of the resolutions referred to in clause (d) below), (d) that attached thereto is a true, accurate and complete copy of the resolutions of the Company’s Board of Directors, duly adopted by such Board of Directors, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and (e) that this Agreement and the other Transaction Documents executed and delivered to such Purchaser by the Company are in the form approved by the Company’s Board of Directors in the resolutions referred to in clause (d) above;

(6) a certificate of good standing for the Company from the Secretary of State of the State of Delaware and the Secretary of State (or other appropriate governmental official(s)) of each state in which the failure of the Company to be qualified to transact business would reasonably be expected to have a Material Adverse Effect, in each case dated as of a recent date; and

(7) such other certificates, documents, agreements and items as such Purchaser may reasonably request.

3B. Opinion of Company’s Counsel. Such Purchaser shall have received from Kirkland & Ellis LLP, who is acting as special counsel for the Company in connection with the Transactions, a favorable opinion reasonably satisfactory to such Purchaser as to such matters incident to the Transactions as it may reasonably request. The Company, by its execution hereof, hereby requests and authorizes such special counsel to render such opinion.

3C. Representations and Warranties; No Default. The representations and warranties contained in Paragraph 8 shall be true and correct on and as of the Closing Date; there shall exist on the Closing Date, both before and after giving effect to consummation of the transactions contemplated by the Transaction Documents, no Event of Default or Default; and the Company shall have delivered to such Purchaser an Officers’ Certificate, dated the Closing Date, to both such effects.

3D. Merger. The Agreement and Plan of Merger dated as of April 14, 2004 (the “Agreement and Plan of Merger”) shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. All conditions precedent to the obligations of Language Line Acquisition, Inc., a Delaware corporation and an indirect Subsidiary of the Company (“Acquisition Co”), to acquire Language Line Holdings, Inc., a Delaware corporation (“Holdings”), thereunder shall have been satisfied (except to the extent waived by Acquisition Co. with the prior written consent of such Purchaser), and Acquisition Co. shall have consummated the acquisition of Holdings through the merger of Language Line, Inc., a Delaware corporation and a Subsidiary of Acquisition Co. (“Language Line”), with and into Holdings in accordance with the terms of the Agreement and Plan of Merger (the “Merger”). Such Purchaser shall have received a copy of the Agreement and Plan of Merger and all other Material Acquisition Documents, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3E. Equity Financing. The Equity Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect. All conditions precedent to the purchase of Capital Stock thereunder shall have been satisfied, and the Equity Financing shall have been consummated in accordance with the terms and conditions of the Equity

Documents. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery or performance of the Equity Documents or the consummation of the transactions contemplated thereby shall be final and in full force and effect and shall be in form and substance reasonably satisfactory to such Purchaser. Such Purchaser shall have received a copy of the Equity Documents to which such Purchaser is a party and each instrument, document filings and agreement delivered in connection therewith and each other Material Equity Document, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3F. Senior Credit Agreement. The Senior Credit Agreement, providing for a committed $40,000,000 revolving credit facility to Language Line (of which not more than (1) $10,000,000 shall be used to finance any portion of the Merger Consideration (as defined in the Agreement and Plan of Merger) attributable to an excess of Closing Working Capital (as defined in the Agreement and Plan of Merger) and (2) $5,000,000 shall be used to finance a portion of the Transactions) and for term loans to Language Line in the aggregate principal amount of $285,000,000 and having other terms and conditions reasonably satisfactory to such Purchaser, shall have been duly executed and delivered by Language Line, Acquisition Co., and the Senior Lenders, and shall be in full force and effect. All conditions precedent to the making of the term loan and the initial revolving loan under the Senior Credit Agreement shall have been satisfied or waived (with the consent of such Purchaser) and Language Line, shall have received the proceeds of the term loans and the initial revolving loan thereunder. Such Purchaser shall have received a copy of the Senior Credit Agreement and the Material Credit Documents, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3G. Subordinated Notes. The Subordinated Note Indenture, providing for the issuance and sale of $165,000,000 aggregate principal amount at maturity of the Subordinated Notes and having other terms and conditions satisfactory to such Purchaser, shall have been duly executed and delivered by Language Line and The Bank of New York, as trustee, and shall be in full force and effect. The Senior Discount Note Indenture, providing for the issuance and sale of approximately $55,000,000 in gross proceeds of the Senior Discount Notes and having other terms and conditions satisfactory to such Purchaser, shall have been duly executed and delivered by Holdings and The Bank of New York, as trustee, and shall be in full force and effect. All conditions precedent to the issuance and sale of the (1) Subordinated Notes under the Subordinated Note Indenture and (2) Senior Discount Notes under the Senior Discount Note Indenture shall, in each case, have been satisfied or waived (with the consent of such Purchaser), and Language Line and Holdings shall have received the proceeds of the issuance and sale of the Subordinated Notes and the Senior Discount Notes, respectively, thereunder. Such Purchaser shall have received a copy of the Subordinated Note Indenture and the Senior Discount Note Indenture and the Material Subordinated Note Documents, certified in an Officers’ Certificate, dated the Closing Date, as correct and complete.

3H. Capitalization. The capitalization of the Transaction Parties and the terms, conditions and documentation of the governing documents of the Transaction Parties shall be reasonably satisfactory to such Purchaser.

3I. Indebtedness. After giving effect to the Transactions, on the Closing Date, neither the Company nor any of its Subsidiaries shall have any outstanding Indebtedness or Preferred Capital Stock other than (1) the Preferred Units, (2) Indebtedness under the Senior Credit Documents, (3) the Subordinated Notes, (4) Indebtedness between the Transaction Parties as contemplated by the Equity Financing, (5) the Online Debt, (6) Redeemable Common Equity, (7) the Senior Discount Notes, and (8) Existing Indebtedness set forth on Schedule 8W.

3J. Material Adverse Effect. Since December 31, 2003 there shall have been no change, event or development (whether or not covered by insurance) which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3K. Purchase Permitted By Applicable Laws; Approvals. The purchase of and payment for the Securities to be purchased by such Purchaser on the Closing Date on the terms and conditions herein provided (including the use of the proceeds from the sale of such Securities by the Company) shall not violate any applicable law or governmental regulation and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition. All necessary authorizations, consents, approvals, exceptions or other actions by or notices to or filings with any court or administrative or governmental body or other Person required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby shall have been issued or made, shall be final and in full force and effect and shall be in form and substance reasonably satisfactory to such Purchaser.

3L. Fees and Expenses. Without limiting the provisions of Paragraph 11B hereof, the Company shall have paid the reasonable fees, charges and disbursements of Schiff Hardin LLP relating to this Agreement and the other Transaction Documents.

3M. Proceedings. All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in substance and form to such Purchaser, and such Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may request.

3N. Sale of Securities to Other Purchasers. The Company shall have sold, or contemporaneously with such sale to such Purchaser will sell, to the other Purchasers the Securities to be purchased by them at the closing and shall have received payment in full therefor.

3O. Solvency. Such Purchaser shall have received an Officers’ Certificate of the Company, in form and substance satisfactory to such Purchaser, together with such other evidence reasonably requested by such Purchaser, confirming the Solvency of the Company and each of its Subsidiaries on a consolidated basis after giving effect to the consummation of the Transactions.

3P. Financial Statements; Etc. Such Purchaser shall have received (1) audited consolidated balance sheets of Holdings’ wholly-owned Subsidiary, Language Line, LLC

(“LLC”), and LLC’s Subsidiaries as of December 31, 2003, December 31, 2002 and December 31, 2001 and audited consolidated statements of income, comprehensive income, and member’s (deficiency) capital, and of cash flow for the fiscal years ended December 31, 2003, December 31, 2002, and December 31 2001, and (ii) LLC’s unaudited consolidated balance sheets as of March 31, 2003 and March 31, 2004 and its audited consolidated statements of income comprehensive income, member’s (deficiency) capital and cash flow for the three-month periods then ended (all such financial statements of the LLC and any notes thereto are hereinafter collectively referred to as the “Company Financial Statements”), (2) the Pro Forma Balance Sheet, in each case no later than two Business Days before the Closing Date, and such financial statements shall be in form and scope reasonably satisfactory to such Purchaser (in its sole discretion) and shall not be materially inconsistent (other than changes occurring in the ordinary course of business) with the financial statements or, in the case of any pro forma financial information, projections previously provided to such Purchaser, (3) a statement as to the sources and uses of cash needed to consummate the Transactions, and (4) a copy of the “Price Certification-Closing Certificate” (as defined in the Agreement and Plan of Merger) and any material correspondence given or received by the Company or any Subsidiary in connection therewith.

3Q. Ratio of Debt to EBITDA and Pro Forma EBITDA. Such Purchaser shall have received satisfactory evidence (including satisfactory supporting schedules and other data) that (1) the ratio of (i) pro forma “Consolidated Indebtedness” (as defined in the Senior Credit Agreement) to (ii) pro forma “Consolidated EBITDA” (as defined in the Senior Credit Agreement of the Company and its Subsidiaries calculated in a manner reasonably acceptable to such Purchaser and after giving effect to the Transactions for the four fiscal quarters ended March 31, 2004, was not greater than 6.85:1 and (2) the pro forma Consolidated EBITDA of the Company and its Subsidiaries calculated in a manner reasonably acceptable to such Purchaser and after giving effect to the Transactions for the 12-month period ended March 31, 2004 was not less than $72,000,000.

4. REDEMPTION/PUT RIGHTS.

4A. Optional Redemption.

(1) Optional Redemption in connection with Complete Exit Event. At any time prior to the first anniversary of the Closing Date, the Preferred Units shall be subject to redemption, in whole (but not in part) concurrently with a Complete Exit Event at the option of the Company at a redemption price per unit equal to the Liquidation Value (as of the date of such redemption) of each such Preferred Unit to be so redeemed plus the applicable Redemption Amount with respect to each such Preferred Unit to be redeemed.

(2) Optional Redemption on or after the First Anniversary of the Closing Date, but prior to the Fourth Anniversary of the Closing Date. On or after the first anniversary of the Closing Date, but prior to the fourth anniversary of the Closing Date, the Preferred Units shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time at a redemption price per unit equal to the Liquidation Value (as of such redemption date) of each such Preferred Unit to be so redeemed plus the applicable Redemption Amount with respect to each such Preferred Unit to be so redeemed.

(3) Optional Redemption on or after the Fourth Anniversary of the Closing Date. On or after the fourth anniversary of the Closing Date, the Preferred Units shall be redeemable at the option of the Company, in whole or in part, at any time or from time to time at a redemption price per unit equal to the Liquidation Value (as of such redemption date) of each such Preferred Unit to be so redeemed.

(4) Redemptions Pro Rata. With respect to any redemption pursuant to Paragraph 4A(2) or (3) of fewer than all of the outstanding Preferred Units, the Preferred Units to be redeemed shall be selected pro rata among the Holders of all of the then outstanding Preferred Units based upon the number of Preferred Units owned by each such Holder.

(5) Redemption Notice. In the event the Company shall elect to redeem Preferred Units pursuant to the terms of Paragraph 4A(1), (2), or (3) the Company shall give written notice of such redemption by first class mail, postage prepaid, or by a reputable nationally recognized overnight courier service, prepaid and preaddressed, sent not less than 20 days nor more than 60 days prior to the redemption date, to each Holder of Preferred Units. Each notice shall state: (a) that such notice is being given by the Company in accordance with Paragraph 4A of this Agreement and whether such redemption is being effected pursuant to Paragraph 4A(1), (2), or (3) (b) the date fixed for redemption (which date may be described by reference to the date upon which the Payoff Transaction occurs), (c) the total number of Preferred Units to be redeemed and the number of Preferred Units of such Holder to be redeemed, (d) the redemption price, (e) that such redemption will be funded by proceeds received from a Complete Exit Event or other transaction(s) described in reasonable detail (collectively, a “Payoff Transaction”) or cash on hand, and (f) that the Company’s obligation to redeem will be irrevocable subject only to consummation of the Payoff Transaction. Upon giving any such notice of redemption, the Company shall become irrevocably obligated to redeem the total number of Preferred Units specified in such notice, subject (if applicable) to consummation of any Payoff Transaction described in such notice. The Company shall keep each Holder of Preferred Units reasonably and timely informed of (i) any deferral of the closing of a Payoff Transaction, (ii) the date on which such Payoff Transaction and the redemption are expected to occur, and (iii) any determination by the Company that efforts to effect such Payoff Transaction have ceased or been abandoned (in which case the redemption notice given pursuant to this Paragraph 4A(5) in respect of such proposed redemption shall be deemed rescinded).

4B. Put Right in the Event of a Change in Control.

(1) Notice of Occurrence of Change in Control or Control Event. The Company may, at any time prior to (and if such notice is not prior to, then will promptly, and in any event within 5 days, after) the date upon which any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each Holder of a Preferred Unit.

Such notice shall contain and constitute an irrevocable offer to redeem (if such Change in Control occurs), at each such Holder’s election, all or any part of such Holder’s Preferred Units at a price per unit equal to the Liquidation Value (as of the date of such redemption) of each such Preferred Unit to be so redeemed plus the applicable Redemption Amount with respect to each such Preferred Unit. The offer to redeem Preferred Units contemplated by this Paragraph 4B shall specify: (a) a description (in reasonable detail) of the Change in Control, (b) that the offer is being given by the Company in accordance with the terms of Paragraph 4B of this Agreement and that such offer will be deemed to be accepted pursuant to Paragraph 4B(3) unless the Holder rejects such offer by written notice given to the Company within 30 days after such offer is made (or in the case where a Change in Control has already occurred, within 10 days after such offer is made), (c) the date (which date may be described by reference to the date such Change in Control occurs) fixed for redemption (the “Redemption Date”), and, if a Change in Control has occurred, such date shall be not less than 15 days nor more than 20 days after the date of such notice, and (d) the redemption price.

(2) Condition to Company Action. Neither the Company nor any of its Subsidiaries will take any action that consummates or finalizes a Change in Control unless (a) at least 35 days prior to such action it shall have given to each Holder of Preferred Units written notice containing and constituting an offer to redeem Preferred Units as described in Paragraph 4B(1) above and (b) contemporaneously with such action, the Company redeems all Preferred Units required to be redeemed in accordance with this Paragraph 4B.

(3) Rejection/Acceptance. A Holder of Preferred Units may accept or reject the offer to redeem made pursuant to this Paragraph 4B by causing a written notice of such acceptance or rejection to be given to the Company within 30 days after such offer is made (or in the case where a Change in Control has already occurred, within 10 days after such offer is made) (any such notice specifying an acceptance of such offer, an “Acceptance”). Such Acceptance shall specify the number of Preferred Units to be so redeemed. A failure by such a Holder to respond to an offer to redeem made pursuant to this Paragraph 4B shall be deemed to constitute an acceptance of such offer as to all Preferred Units held by such Holder.

(4) Acceptance. Upon acceptance or deemed acceptance by any Holder of an offer to redeem given pursuant to Paragraph 4B(3), the Company shall become irrevocably obligated, subject to the occurrence of the Change in Control, to redeem such Preferred Units as are specified in the Acceptance on the Redemption Date at the price specified pursuant to Paragraph 4B(1). In the event any Change in Control does not occur on the expected date, the Company shall keep each Holder of Preferred Units reasonably and timely informed of (i) any deferral of the redemption of the Preferred Units, (ii) the date on which such Change in Control and the redemption are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances (or deemed acceptances) made pursuant to this Paragraph 4B in respect of such proposed redemption shall be deemed rescinded).

4C. Mandatory Redemption. All outstanding Preferred Units shall be redeemed by the Company, in whole, on December 11, 2013 (the “Mandatory Redemption Date”) at a redemption price per unit equal to the Liquidation Value (as of the date of such redemption) of each Preferred Unit to be so redeemed through the date of redemption.

4D. Common Unit Put Right. On the Mandatory Redemption Date or any Business Day thereafter, any Holder of a Common Unit shall have the right by written notice to the Company to require the Company to purchase all or any part of the Common Units held by such Holder at a cash price equal to the Fair Market Value (as defined in, and determined in accordance with, the LLC Agreement) thereof determined as of the date such notice is given, which price will be payable in immediately available funds on the 90th day following the day on which the Fair Market Value thereof has been finally determined in accordance with the LLC Agreement; provided, that any Holder may require the Company to purchase all or any part of the Common Units held by such Holder on the Mandatory Redemption Date at a cash price equal to the Fair Market Value thereof, determined as of the date which is 90 days prior to the Mandatory Redemption Date, by giving written notice thereof to the Company on or prior to the 90th day prior to the Mandatory Redemption Date, in which event such price will be payable in immediately available funds on the Mandatory Redemption Date.

5. AFFIRMATIVE COVENANTS.

5A. Financial Statements. The Company will deliver, or cause to be delivered, to each Holder:

(1) within forty-five (45) days after the last day of each month of each fiscal year of the Company (commencing with the month ending on June 30, 2004), the balance sheets of the Company on a consolidated basis with its Subsidiaries as at the end of such month and as of the end of the preceding fiscal year, and the related statements of operations of the Company on a consolidated basis with its Subsidiaries for such month and for the elapsed portion of the year ended with the last day of such month, which shall set forth in comparative form such figures as at the end of and for such month and for the corresponding period (i) of the prior fiscal year and (ii) set forth in the annual operating budget and shall be certified in an Officer’s Certificate of the Company (executed on its behalf by a Responsible Officer of the Company) to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Company on a consolidated basis with its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments (including notes to the applicable financial statements if required to be provided under the Subordinated Note Indenture or the Senior Discount Note Indenture);

(2) within forty-five (45) days after the last day of each quarter of each fiscal year of the Company, the balance sheets of the Company on a consolidated basis with its Subsidiaries as at the end of such quarter and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of the Company on a consolidated basis with its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and corresponding period (i) of the prior fiscal year and (ii) set forth in the annual operating budget and shall be certified in an Officer’s Certificate of the Company (executed on its behalf by a Responsible Officer of the Company) to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Company on a consolidated basis with its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments (including notes to the applicable financial statements if required to be provided under the Subordinated Note Indenture or the Senior Discount Note Indenture);

(3) within ninety (90) days after the end of each fiscal year of the Company, the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of operations for such fiscal year and for the previous fiscal year and the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of Deloitte & Touche LLP or other independent certified public accountants of recognized national standing without a (a) “going concern” or like qualification exception (unless such exception arises solely as a result of characterizing Indebtedness that has not yet matured as a current liability due to its scheduled maturity), or (b) qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants; and

(4) so long as such Holder holds any Preferred Units, as soon as available, but in any event not later than forty-five (45) days after the beginning of each fiscal year of the Company, a preliminary consolidated operating budget for the Company and its Subsidiaries; and as soon as available, any material revision to or any final revision of any such preliminary annual operating budget or any such consolidated operating budget; and

all such financial statements described in clauses (1), (2) and (3) above to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP.

5B. Certificates; Other Information.

(1) So long as any Holder holds any Preferred Unit, the Company will deliver to such Holder:

(a) concurrently with the delivery of the consolidated financial statements referred to in Paragraph 5A(3), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default under Paragraph 7A, except as specified in such letter;

(b) beginning with the delivery of the financial statements for the quarter ending September 30, 2004, concurrently with the delivery of the financial statements referred to in Paragraphs 5A(1), 5A(2) and 5A(3) an Officer’s Certificate in form and substance reasonably acceptable to the Required Holder(s) stating that during such period (i) the officer executing such Officers’ Certificate on the Company’s behalf has obtained no knowledge of any Default or Event of Default, in each case, except as specified in such certificate, and (ii) showing in reasonable detail as of the end of the related accounting period the figures and calculations supporting such statement in respect of Paragraphs 6A, 6B and 6C and any other calculations reasonably requested by any Holder of a Preferred Unit with respect to the quantitative aspects of the other covenants contained herein;

(c) together with any delivery of a financial statement referred to in Paragraph 5A(2), a summary of all Asset Sales during the fiscal quarter covered by such statements; and

(d) promptly, and in any event within three Business Days, after an Officer of the Company obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default, specifying nature and extent thereof and what action the Company is supposed to take with respect thereto.

(2) The Company will deliver to each Holder:

(a) beginning with the delivery of the financial statements for the quarter ending September 30, 2004, concurrently with the delivery of the financial statements referred to in Paragraphs 5A(1), 5A(2) and 5A(3) an Officer’s Certificate in form and substance reasonably acceptable to the Required Holder(s) stating that during such period the Company and its Subsidiaries have observed or performed all of the covenants and other agreements, and satisfied every material condition, contained in this Agreement and the other Transaction Documents to be observed, performed or satisfied by it;

(b) promptly upon receipt thereof, copies of all final reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or any of its Subsidiaries made by such accountants, and any final comment letter submitted by such accountants to management in connection with their annual audit;

(c) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available to the public generally by the Company or any of its Subsidiaries, if any, and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

(d) commencing with delivery of the financial statements for the period ending September 30, 2004, concurrently with the delivery of the financial statements referred to in Paragraphs 5A(2) and (3), a management summary describing and analyzing the performance of Holdings and its Subsidiaries during the periods covered by such financial statements, but only if such summary is required pursuant to the terms of any indenture or other agreement evidencing any Indebtedness;

(e) promptly, and in any event within three Business Days of any request, such additional financial and other information as any Holder may from time to time reasonably request; and

(f) promptly, and in any event within three Business Days of transmission thereof, copies (unless otherwise delivered pursuant to the other provisions of this Agreement) of all financial statements, notices, reports and other information and materials given to the Senior Lenders under the Senior Credit Agreement (excluding routine borrowing matters in the ordinary course of business such as borrowing requests and notices relating to repayments or interest rates) or to the indenture trustee under the Subordinated Note Indenture and the Senior Discount Note Indenture.

5C. Payment of Obligations.

(1) So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, and to pay and discharge all amounts payable for work, labor and materials, in each case to the extent such taxes, assessments, charges, levies and amounts payable have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or amount payable if (i) the amount, applicability or validity thereof is being actively contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company and (ii) the nonpayment of such taxes, assessments, charges, levies and amounts payable, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(2) So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its other obligations and liabilities of whatever nature, except (i) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (ii) for delinquent obligations which do not have a Material Adverse Effect, and (iii) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company or any of its Subsidiaries, as the case may be.

5D. Conduct of Business and Maintenance of Existence. So long as any Holder holds any Preferred Unit, except as otherwise permitted by Paragraph 6E or 6G, the Company will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect its limited liability company or corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. This Paragraph shall not be deemed to restrict the Company or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in the Company’s or its Subsidiary’s commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

5E. Maintenance of Properties. So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Paragraph shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5F. Insurance. So long as any Holder holds any Preferred Unit, the Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as are usual for similarly situated companies engaged in similarly situated industries.

5G. Information Required by Rule 144A. The Company will, upon the request of any Holder, provide such Holder and any qualified institutional buyer designated by such Holder such financial and other information as such Holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of a Security, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Paragraph 5G, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5H. Inspection of Property; Books and Records. The Company will, and will cause each Subsidiary to, (1) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and (2) permit representatives of any Holder upon reasonable notice (at such Holder’s sole expense unless both any Preferred Unit is outstanding and a Default or Event of Default shall have occurred and be continuing) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including without limitation insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the Company; provided that, so long as any Preferred Unit is outstanding, the Company shall be required to pay the expenses of one such inspection of the Company per fiscal year conducted by a representative designated by the Required Holder(s) if so elected by the Required Holder(s).

5I. Compliance with Law. So long as any Preferred Unit is outstanding, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including, without limitation, Environmental Laws, and ERISA) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5J. Notices. The Company will promptly, and in any event within three Business Days, give notice to each Holder:

(1) of the occurrence of any Default or Event of Default at any time when any Preferred Unit is outstanding;

(2) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and could reasonably be expected to have a Material Adverse Effect, or (ii) litigation, investigation (of which the Company or any Subsidiary is aware) or proceeding which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its Subsidiaries by Governmental Authority, which in any such case could reasonably be expected to have a Material Adverse Effect;

(3) of any litigation or proceeding against or insolvency of the Company or any of its Subsidiaries (i) in which more than $5,000,000 of the amount claimed is not covered by insurance; (ii) in which injunctive or similar relief is sought which if obtained could reasonably be expected to have a Material Adverse Effect; or (iii) the subject matter of which is any Intellectual Property of any Person, and that could reasonably be expected to have a Material Adverse effect.

(4) promptly, upon the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, written notice specifying the nature thereof, what action the Company, its Subsidiaries or other ERISA Entity have taken, are taking or propose to take with respect thereto, and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor, PBGC or Multiemployer Plan sponsor with respect thereto;

(5) upon request by any Holder of a Preferred Unit, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any ERISA Entity with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by any ERISA Entity from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as such Holder shall reasonably request;

(6) of any occurrence that the Company or any Subsidiary would be otherwise required to file on Form 8-K with the SEC (if the Company or such Subsidiary were subject to the filing requirements of the Exchange Act); and

(7) of a Material Adverse Effect known to the Company or any of its Subsidiaries.

Each notice pursuant to this Paragraph 5J shall be accompanied by an Officers’ Certificate of the Company executed on its behalf by a Responsible Officer of the Company setting forth in reasonable detail the occurrence referred to therein and (in the cases of clauses (1) through (4), (6) and (7)) stating what action (if any) the Company proposes to take with respect thereto. It is understood that, in an effort to comply with its covenants hereunder, the Company may from time to time deliver notices of events (including events of the types described above) to the Holders, and that the notification of any event or events shall not constitute an admission or determination by the Company that the event or events covered by such notice have resulted or will result in a Material Adverse Effect.

5K. Environmental Laws.

(1) Except to the extent the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect, the Company will, and will cause each Subsidiary to, (a) comply with all Environmental Laws applicable to it, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; (b) ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them; and (c) comply in a timely manner with all orders and lawful directives regarding Environmental Laws issued to the Company or any of its Subsidiaries by any Governmental Authority, other than such orders and lawful directives as to which an appeal or other challenge has been timely and properly taken in good faith and with respect to which reserves have been taken in accordance with GAAP.

(2) The Company will, and will cause each Subsidiary to, (a) reasonably and prudently manage any liabilities or potential liabilities that the Company, any Subsidiary, any of their respective operations (including, without limitation, disposal of Hazardous Materials), and any properties owned or leased by any of them, may be subject to under all applicable Environmental Laws; and (b) ensure that the Company and its Subsidiaries undertake reasonable efforts to identify, and evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in real property, or other interest in any real property that could give rise to the Company or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition.

5L. Anti-Terrorism Law. Neither the Company nor any of its Subsidiaries shall directly or indirectly, (1) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Paragraph 5M below, (2) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (3) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Company and its Subsidiaries shall deliver to each Holder any certification or other evidence requested from time to time by any Holder in its reasonable discretion, confirming compliance with this Paragraph 5L).

5M. Embargoed Person. The Company will, and will cause each Subsidiary to, ensure that (1) none of the funds or assets of the Company and its Subsidiaries that are used to make payments with respect to the Securities shall, to the knowledge of any Transaction Party, constitute property of, or shall be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC, and/or to the knowledge of any Transaction Party, as of the date thereof, based upon reasonable inquiry by such Transaction Party, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Company or any of its Subsidiaries (whether directly or indirectly) is prohibited by law, or the holding of Securities by the Holders would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (2) no Embargoed Person shall, to the knowledge of any Transaction Party, have any direct interest, as of the date hereof, based upon reasonable inquiry by any Transaction Party, indirect interest, of any nature whatsoever in the Transaction Parties, with the result that the investment in the Transaction Parties (whether directly or indirectly) is prohibited by law or the holding of the Securities are in violation of law.

5N. Anti-Money Laundering. The Company will, and will cause each Subsidiary to, ensure that, to the knowledge of any Transaction Party, as of the date hereof, based upon reasonable inquiry by such Transaction Party, none of the funds of the Company or any of its Subsidiaries that are used to make payments with respect to the Securities shall be derived from any unlawful activity with the result that the purchase and holding of the Securities would be in violation of law.

5O. Payment of Wages. The Company shall and shall cause each of its Subsidiaries to at all times comply, in all material respects, with the material requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

5P. Management Rights. For so long as New York Life Capital Partners holds any Security or any Class A Common Units, New York Life Capital Partners shall be entitled (in addition to all of its other rights herein and not in limitation thereof) to consult with and advise the management of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its Subsidiaries, and the Company agrees to consider, and shall cause its Subsidiaries to consider, in good faith such recommendations of New York Life Capital Partners in connection with the matters on which it is consulted, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company or such Subsidiary (as the case may be).

6. NEGATIVE COVENANTS. For so long as any Preferred Units remain outstanding (and, in the case of Paragraph 6D, so long as any Class D Common Units remain outstanding):

6A. Limitation on Indebtedness and Issuance of Disqualified Capital Stock.

(1) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, Incur any Indebtedness (including any Acquired Indebtedness) or issue any Disqualified Capital Stock and no Subsidiary may issue any Preferred Capital Stock, except (a) the Company and its Subsidiaries may Incur Redeemable Common Equity on the date hereof, (b) the Company and its Subsidiaries may Incur Permitted Indebtedness, and (c) the Company and its Subsidiaries may Incur other Indebtedness and the Company’s Subsidiaries may issue Disqualified Capital Stock or Preferred Capital Stock if, in each case as to this clause (c), immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Capital Stock or Preferred Capital Stock and the application of the proceeds therefrom, the Consolidated Leverage Ratio would be less than or equal to 7.00 to 1.0.

(2) The limitations set forth in Paragraph 6A(1) will not apply to the Incurrence or issuance of any of the following (collectively, “Permitted Indebtedness”), each of which shall be given independent effect:

(a) Indebtedness under the Subordinated Notes and Senior Discount Notes and the related guarantees and the Subordinated Note Indenture and the Senior Discount Note Indenture; provided that the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (a) does not exceed an amount equal to $220,000,000 less the aggregate amount applied by the Company and its Subsidiaries to prepay or otherwise repay such Indebtedness;

(b) Existing Indebtedness;

(c) Indebtedness of the Company and its Subsidiaries pursuant to the Senior Credit Agreement; provided that the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (c) does not exceed an amount equal to $325,000,000 less the aggregate amount applied to prepay or otherwise repay any term loans under the Senior Credit Agreement, or permanently reduce the availability of Indebtedness under the Senior Credit Agreement, pursuant to Section 4.3, 4.4 or 4.5 of the Senior Credit Agreement or otherwise with the proceeds of any Asset Sale;

(d) Indebtedness, Disqualified Capital Stock or Preferred Capital Stock of any Subsidiary owed to and held by the Company or any of its Subsidiaries and Indebtedness or Disqualified Capital Stock of the Company owed to and held by any Subsidiary; provided, however, that an Incurrence of Indebtedness and issuance of Indebtedness, Disqualified Capital Stock or Preferred Capital Stock that is not permitted by this clause (d) shall be deemed to have occurred upon any sale to or other disposition to a Person (other than the Company or any Subsidiary) of any Indebtedness, Disqualified Capital Stock or Preferred Capital Stock of the Company or any Subsidiary referred to in this clause (d);

(e) guarantees by the Company or any of its Subsidiaries of Indebtedness permitted to be Incurred under this Paragraph 6A;

(f) Hedging Obligations of the Company and its Subsidiaries; provided, however, that such Hedging Obligations are entered into for genuine business purposes and not speculative purposes;

(g) Indebtedness of the Company or any of its Subsidiaries consisting of Purchase Money Indebtedness or Capital Lease Obligations (and refinancings thereof) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (g), does not exceed the greater of (x) $10,000,000 or (y) 1.5% of Total Assets of the Company;

(h) Indebtedness in connection with surety bonds, letters of credit and performance bonds obtained in the ordinary course of business, including in connection with workers’ compensation obligations of the Company and its Subsidiaries;

(i) Indebtedness or Disqualified Capital Stock of the Company or a Subsidiary of the Company or Preferred Capital Stock of a Subsidiary of the Company to the extent representing a replacement, renewal, refinancing or extension (collectively, a “refinancing”) of outstanding Indebtedness Incurred or

Disqualified Capital Stock or Preferred Capital Stock issued in compliance with the Consolidated Leverage Ratio set forth in clause (c) of Paragraph 6A(1) or either of clause (a) or (b) or this clause (i) of this Paragraph 6A(2); provided, however, that:

(i) any such refinancing shall not exceed the sum of the principal amount (or accreted amount (determined in accordance with GAAP), if less) or liquidation preference of the Indebtedness, Disqualified Capital Stock or Preferred Capital Stock being refinanced, plus the amount of accrued interest or dividends thereon, plus the amount of any reasonably determined premium necessary to accomplish and actually paid in connection with such refinancing and such reasonable fees and expenses incurred in connection therewith; and

(ii) Disqualified Capital Stock of the Company may only be refinanced pursuant to this Paragraph 6A(2)(i) with other Disqualified Capital Stock of the Company;

(j) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or sale of any business or assets;

(k) Acquired Indebtedness of the Company or any of its Subsidiaries if (i) such Acquired Indebtedness is Incurred within 270 days after the date on which the related definitive acquisition agreement was entered into by the Company or such Subsidiary, (ii) the aggregate principal amount of such Acquired Indebtedness is no greater than the aggregate principal amount of Acquired Indebtedness set forth in a notice from the Company to each Holder (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement was entered into by the Company or such Subsidiary, which notice shall be executed on the Company’s behalf by the chief financial officer of the Company in such capacity and shall describe in reasonable detail the acquisition which such Acquired Indebtedness will be Incurred to finance, (iii) after giving pro forma effect to the acquisition described in such Incurrence Notice, the Company or such Subsidiary could have otherwise incurred such Acquired Indebtedness under Paragraph 6A(1) as of the date upon which the Company delivers such Incurrence Notice to the Holders and (iv) such Acquired Indebtedness is utilized solely to finance the acquisition described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations Incurred in connection with such acquisition and to pay related fees and expenses);

(l) ABRY Subordinated Indebtedness not to exceed $50,000,000 at any time; and

(m) in addition to the items referred to in clauses (a) through (l) above, Indebtedness of the Company or any Subsidiary (including any Indebtedness under the Senior Credit Agreement that utilizes this clause (m)) having an aggregate principal amount not to exceed $20,000,000 at any time outstanding.

(3) For purposes of determining any particular amount of Indebtedness under this Paragraph 6A, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this Paragraph 6A, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) of Paragraph 6A(2) above or is permitted to be incurred in compliance with clause (c) of Paragraph 6A(1), the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Paragraph 6A. In addition, the Company may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause of Paragraph 6A(2) or Paragraph 6A(1), provided that the incurrence of the item of Indebtedness, or portion thereof, would be permitted at the time of reclassification. Notwithstanding the foregoing, Indebtedness under the Senior Credit Agreement outstanding on the Closing Date will be deemed to have been Incurred under clause (3) of Paragraph 6A(2) at all times. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock or Preferred Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Capital Stock or Preferred Capital Stock for purposes of this Paragraph 6A.

6B. Limitation on Restricted Payments.

(1) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or any other distribution on any Capital Stock of the Company or make any payment or distribution to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company (other than (i) any dividends, distributions and payments made to the Company or any Subsidiary and dividends or distributions payable to any Person solely in the form of Qualified Capital Stock (which is not Preferred Capital Stock) of the Company, and (ii) accruals and payment of Yield on, and payments of Unreturned Capital Value or redemption of, the Preferred Units in accordance with the terms hereof and of the LLC Agreement);

(b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company (other than (i) any such Capital Stock owned by the Company or any Subsidiary, or (ii) Preferred Units in accordance with the terms hereof and of the LLC Agreement);

(c) make any Investment (other than a Permitted Investment) in any Person ; or

(d) make any payment, repayment, redemption, retirement, repurchase or other acquisition on account of or in respect of any Redeemable Common Equity or ABRY Subordinated Indebtedness (other than by conversion of such ABRY Subordinated Indebtedness or Redeemable Common Equity into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company as set forth in the definitions of “ABRY Subordinated Indebtedness” and “Redeemable Common Equity”)

(any such payment or any other action (other than any exception thereto) described in clause (a), (b), (c), or (d) above, a “Restricted Payment”), unless at the time the Company or such Subsidiary makes such Restricted Payment:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(ii) immediately after giving effect to such Restricted Payment, the Company would be permitted to Incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under clause (c) of Paragraph 6A(1);

(iii) if (after giving effect to such Restricted Payment) an aggregate amount of $120,000,000.00 in Restricted Payments has been made on or after the Closing (excluding any Restricted Payments made in respect of Redeemable Common Equity), then immediately after giving effect to such Restricted Payment, the sum of the aggregate amount of all Restricted Payments made on or after the Closing Date, plus the aggregate amount of all accrued Yield paid by the Company in cash with respect to the Preferred Units does not exceed an amount equal to the sum of, without duplication:

(A) the sum of (x) $10.0 million plus (y) 100% of the cumulative Consolidated Cash Flow determined for the period (taken as one period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is internally available (or, if such cumulative Consolidated Cash Flow shall be negative, minus 100% of such cumulative Consolidated Cash Flow) less (z) 125% of cumulative Consolidated Interest Expense for the same period; plus

(B) the aggregate net proceeds (including the Fair Market Value of property other than cash) received after the Closing Date (I) by the Company (other than the Equity Financing), either as capital contributions to the Company or from the issue and sale (other than to a

Subsidiary) of Qualified Capital Stock of the Company (including ABRY Subordinated Indebtedness issued by the Company) or (II) by any Subsidiary from the issuance of ABRY Subordinated Indebtedness by such Subsidiary (except, in each case, to the extent set forth in clauses (b), (c), and (k) of Paragraph 6B(2)); plus

(C) the principal amount (or accreted amount, determined in accordance with GAAP, if less) of any Indebtedness or Disqualified Capital Stock of the Company or any Subsidiary (other than ABRY Subordinated Indebtedness described in clause (B) above), in each case Incurred after the Closing Date to the extent it has been converted into or exchanged for Qualified Capital Stock (that is not Preferred Capital Stock) of the Company; plus

(D) to the extent not included in cumulative Consolidated Cash Flow for purposes of clause (iii)(A) above, in the case of the disposition or repayment of any Investment (whether through interest payments, principal payments, dividends or other distributions) or the release of a guarantee constituting a Restricted Payment made after the Closing Date, an amount equal to the return of capital with respect to such Investment (including the Fair Market Value of property other than cash), less the cost of the disposition of such Investment and net of taxes, and, in the case of guarantees, less any amounts paid under such guarantee; and

(iv) all accrued Yield on the Preferred Units has been paid in full in cash.

(2) Subject to Paragraph 6B(3), the foregoing provisions will not prevent:

(a) the payment of any dividend or distribution on, or redemption of, Capital Stock within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of this Agreement;

(b) the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Subsidiary) of, other Capital Stock of the Company (other than Preferred Capital Stock), including ABRY Subordinated Indebtedness; provided, however, that any such net proceeds and the value of any Qualified Capital Stock issued in exchange for any such Capital Stock are excluded from clause (iii) of Paragraph 6B(1) above (and were not included therein at any time);

(c) the repurchase of shares of Capital Stock of the Company owned by former, present or future employees, directors or consultants of the Company or its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount expended by the Company pursuant to this clause (c) shall not in the aggregate exceed $2,000,000 in any fiscal year (with unused amounts being available to be utilized in succeeding fiscal years), plus any amounts contributed to the Company as a result of sales of any such shares of Capital Stock of the Company to such persons (provided that any such amounts so contributed shall not be included in clause (iii) of paragraph (1) above to the extent available under this clause (d)) and the amount of any “key man” insurance proceeds received by the Company or any Subsidiary; provided that the cancellation of Indebtedness owing to the Company in connection with any such repurchase shall not be deemed a Restricted Payment;

(d) payments required pursuant to the terms of the Agreement and Plan of Merger to consummate the Transactions or otherwise in connection with the Transactions;

(e) the payment of the dividends on Disqualified Capital Stock or Preferred Capital Stock of the Company or a Subsidiary of the Company, the incurrence of which was permitted by this Agreement;

(f) repurchases of Capital Stock deemed to occur upon the cashless exercise or conversion of stock options, warrants or other convertible or exchangeable securities;

(g) distributions to the extent (i) the Company is treated as a pass-through or disregarded entity for tax purposes (such as a partnership, limited liability company or S-corporation) to the extent necessary to permit it or the direct or indirect holders of its Capital Stock to pay any Federal, state or local taxes owing by it or them in respect of income of the Company and its Subsidiaries or (ii) the Company is not such a pass through or disregarded entity but is a member of a consolidated group of corporations that includes a holding company above it to the extent necessary to pay taxes of the consolidated group; provided that nothing in this clause (g) will be deemed to permit any such distribution to pay any tax liabilities of direct or indirect investors in the Company resulting from the conversion of the Company from a limited liability company to corporate form;

(h) repayment of, or payments of principal and interest of, ABRY Subordinated Indebtedness and Redeemable Common Equity in accordance with the terms thereof at the time of its issuance; provided, however, any net proceeds received from any ABRY Subordinated Indebtedness are excluded from clauses (iii)(B), (iii)(C) and (iii)(D) of Paragraph 6B(1) above for so long as such ABRY Subordinated Indebtedness is outstanding; and

(i) Restricted Payments not to exceed $10,000,000 in the aggregate since the Closing Date.

(3) Notwithstanding anything herein to the contrary, the Company shall not, and shall not permit any Subsidiary to, make any Restricted Payment referred to in Paragraph 6B(2) (other than a Restricted Payment referred to in clause (b), (f) or (g) of Paragraph 6B(2)), with respect to any Capital Stock or Subordinated Indebtedness of the Company or to any holder thereof (other than payments to Holders with respect to Preferred Units in accordance with the terms of this Agreement and the LLC Agreement) unless at the time the Company or such Subsidiary makes such Restricted Payment no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such Restricted Payment and immediately after giving effect to such Restricted Payment, the Company would be permitted to Incur $1.00 of additional Indebtedness pursuant to clause (c) of Paragraph 6A(1).

(4) In determining the amount of Restricted Payments permissible under clause (iii) of Paragraph 6B(1), amounts expended pursuant to clause (a) of Paragraph 6B(2) shall be included as Restricted Payments and amounts expended pursuant to clauses (b) through (i) of Paragraph 6B(2) shall be excluded. The amount of any non-cash Restricted Payment shall be deemed to be equal to the Fair Market Value thereof at the date of the making of such Restricted Payment.

(5) Notwithstanding anything herein to the contrary, the repurchase or redemption or exchange of any Class C Common Units with solely Class A Common Units pursuant to the terms of that certain Incentive Unit Agreement between the Company and the Dracup Trusts (or any substantially similar agreement with any employee of the Company or its Subsidiaries or a Person that would be a permitted Transferee (as defined in the Members Agreement) shall not result in an increase or decrease in the amount of Restricted Payments which otherwise may be made under the foregoing terms of this Paragraph 6B.

6C. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to: (1) pay dividends or make any other distributions to the Company or any other Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Subsidiary, (2) make loans or advances to, or guarantee any Indebtedness or other obligations of, the Company or any other Subsidiary or (3) transfer any of its properties or assets to the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(a) any agreement pursuant to which Indebtedness (other than ABRY Subordinated Indebtedness) which is permitted to be Incurred pursuant to Paragraph 6A hereof is issued;

(b) any instrument of an Acquired Person acquired by the Company or any Subsidiary as in effect at the time of such acquisition (except to the extent such instrument was entered into by such Acquired Person in connection with, as a result of or in contemplation of such acquisition); provided, however, that such encumbrances and restrictions are not applicable to the Company or any Subsidiary or the properties or assets of the Company or any Subsidiary other than the Acquired Person or the property or assets of the Acquired Person;

(c) customary non-assignment provisions in leases, licenses or contracts;

(d) Purchase Money Indebtedness and Capital Lease Obligations for assets acquired in the ordinary course of business that only impose encumbrances and restrictions on the assets so acquired or subject to lease;

(e) any agreement for the sale or disposition of the Capital Stock or assets of any Subsidiary; provided, however, that such encumbrances and restrictions described in this clause (e) are only applicable to such Subsidiary or assets, as applicable, and any such sale or disposition is made in compliance with Paragraph 6G to the extent applicable thereto;

(f) any restriction contained in any security agreement or mortgage securing Indebtedness of the Company or any Subsidiary to the extent such restriction restricts the transfer of the property subject to such security agreement or mortgage;

(g) customary restrictions imposed by the terms of shareholders’, partnership or joint venture agreements entered into in the ordinary course of business; provided, however, that such restrictions do not apply to any Person other than the applicable company, partnership or joint venture;

(h) applicable law, rule, regulation or order; and

(i) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business.

6D. Transactions with Affiliates. The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction on an arm’s-length basis with an unaffiliated third party;

(2) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $5,000,000, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board of Directors of the Company shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Holders have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be; and

(3) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $15,000,000, such Affiliate Transaction is in writing and the Holders have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, the restrictions set forth in Paragraph 6D(1) above shall not apply to clauses (a), (c), (d), (e), or (h) below and Paragraph 6D(2) and (3) above shall not apply to clauses (a) through (h), inclusive, below:

(a) transactions with or among the Company and any Wholly Owned Subsidiary or between or among Wholly Owned Subsidiaries;

(b) any Permitted Investment and any Restricted Payment or other payment or Investment permitted to be made pursuant to Paragraph 6B;

(c) any issuance or sale of Capital Stock of the Company, or other payments, awards or grants in cash, in each case pursuant to employment arrangements or stock option plans for the benefit of employees, officers, directors, and consultants who are not otherwise Affiliates of the Company and made, in each case, in the ordinary course of business (so long as such Capital Stock is Qualified Capital Stock if such issuance or sale occurs at any time when any Preferred Unit is outstanding);

(d) advances to officers, directors, employees and consultants who are not otherwise Affiliates of the Company, in each case, made in the ordinary course of business and in an aggregate outstanding amount not to exceed $1,000,000 in any calendar year;

(e) the payment of reasonable directors’ fees, indemnification and similar arrangements, expense reimbursements, consulting fees (paid to consultants who are not otherwise Affiliates of the Company), employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Subsidiary, in each case, entered into in the ordinary course of business (including reasonable benefits thereunder);

(f) issuances and sales of Capital Stock of the Company to which the rights described in Section 8 of the Members Agreement are applicable or that are described in clauses (i), (ii) or (iii) of Section 8(b) of the Members Agreement (so long as such Capital Stock is Qualified Capital Stock if such issuance or sale occurs at any time when any Preferred Unit is outstanding);

(g) provision or purchase of goods or services in the ordinary course of business; and

(h) any transactions undertaken pursuant to any contractual obligations in existence on the date hereof (or on the Closing Date and entered into in connection with the Transactions) which are described in reasonable detail on Schedule 6D(h) hereto, as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and its Subsidiaries in any material respect.

6E. Merger, Sale of Assets, etc. The Company shall not consolidate with or merge with or into (whether or not the Company is the Surviving Person) any other entity and the Company shall not, and shall not cause or permit any Subsidiary to, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Company’s and the Subsidiaries’ properties and assets (determined on a consolidated basis for the Company and the Subsidiaries) to any Person in a single transaction or series of related transactions, unless:

(1) either (A) the Company shall be the Surviving Person or (B) the Surviving Person (if other than the Company) shall be a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall, in any such case, expressly assume pursuant to agreements reasonably satisfactory to the Required Holder(s), the due and punctual performance and observance of every covenant contained in this Agreement and the other Transaction Documents to be performed or observed on the part of the Company;

(2) immediately thereafter, on a pro forma basis after giving effect to such transaction (and treating any Indebtedness not previously an obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to any such transaction including the Incurrence by the Company or any Subsidiary, directly or indirectly, of additional Indebtedness (and treating any Indebtedness not previously an obligation of the Company or any Subsidiary in connection with or as a result of such transaction as having been Incurred at the time of such transaction), either (A) the Surviving Person could Incur, on a pro forma basis after giving effect to such transaction, at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Paragraph 6A or (B) the Consolidated Leverage Ratio would be lower than it is prior to giving effect to such transaction; and

(4) the Company shall have delivered to each Holder an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Agreement.

Notwithstanding the provisions of clause (3) of the immediately preceding paragraph, (A) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Subsidiary and (B) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of (i) changing the Company’s jurisdiction of organization to another state of the United States and (ii) converting the Company to a corporation in connection with a Public Sale, provided that the surviving entity assumes, pursuant to agreements reasonably satisfactory to the Required Holder(s), the due and punctual performance and observance of every covenant contained in this Agreement and the other Transaction Documents to be performed or observed on the part of the Company.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all the properties and assets of one or more Subsidiaries the Capital Stock of which constitute all or substantially all the properties and assets of the Company shall be deemed to be the transfer of all or substantially all the properties and assets of the Company.

In connection with any consolidation, merger, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to each Holder, in form and substance reasonably satisfactory to the Holders, an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease or other disposition and the agreements required to be delivered with respect thereto comply with the requirements of this Agreement.

Upon any consolidation or merger of the Company or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the Surviving Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement and the other Transaction Documents with the same effect as if such successor corporation had been named as the Company therein.

6F. Limitations on Line of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or conduct any operations other than a Related Business.

6G. Asset Sales. (1) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, make any Asset Sale, unless:

(a) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of (as determined by the Company’s Board of Directors (or a committee thereof) and evidenced by a Board Resolution), and

(b) at least 75% of such consideration consists of (i) cash or Cash Equivalents, (ii) properties and capital assets to be used in a Related Business, (iii) Capital Stock in a Person engaged in a Related Business that will become a Subsidiary as a result of such Asset Sale or (iv) a combination of cash, Cash Equivalents and such assets.

(2) The amount of any (a) balance sheet liabilities of the Company or any Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the

Company and the Subsidiaries are fully and unconditionally released shall be deemed to be cash for purposes of determining the percentage of the consideration received by the Company or the Subsidiaries in cash or Cash Equivalents and (b) notes, securities or other similar obligations received by the Company or the Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within ninety (90) days of the related Asset Sale) by the Company or the Subsidiaries into cash or Cash Equivalents or other assets of the type referred to in clause (ii) or (iii) of Paragraph 6G(1)(b) shall be deemed to be cash, in an amount equal to the net cash proceeds or the Fair Market Value of the Cash Equivalents or other assets of the type referred to in clause (ii) or (iii) of Paragraph 6G(1)(b) realized upon such conversion, sale or exchange for purposes of determining the percentage of the consideration received by the Company or the Subsidiaries in cash or Cash Equivalents.

(3) If at any time any non-cash consideration received by the Company or any Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with the provisions of this covenant.

(4) The 75% limitation in Paragraph 6G(1)(b) will not apply to any Asset Sale in which the cash or Cash Equivalents received therefrom, determined in accordance with the second preceding paragraph, are equal to or greater than the after-tax cash and Cash Equivalents that would have been received therefrom had such provision applied.

(5) The Company or such Subsidiary, as the case may be, may apply an amount equal to the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to:

(a) repay Indebtedness; or

(b) make an investment in or expenditures for properties or capital assets to be used in a Related Business or make an Investment in any Person engaged in a Related Business that, as a result of or in connection with such Investment, becomes a Subsidiary.

During any period when any Subordinated Notes or Senior Discount Notes are outstanding, to the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (1) or (2) (such Net Cash Proceeds, the “Unutilized Net Cash Proceeds”), the Company shall apply such Unutilized Net Cash Proceeds as required by the Subordinated Note Indenture and the Senior Discount Note Indenture, as in effect on the Closing Date.

6H. Amendments. The Company shall not amend, supplement, modify or otherwise alter the Agreement and Plan of Merger, in each case, in any manner which could reasonably be expected to have a Material Adverse Effect or otherwise be adverse in any material respect to the Holders.

6I. Senior Ranking of Preferred Units. The Company shall not issue or create any Disqualified Capital Stock or any other equity security or interest which ranks pari passu with or has priority over the Preferred Units as to dividends, liquidation rights or otherwise or is in any way senior in right of payment to the Preferred Units.

6J. Fiscal Year. The Company shall not, and shall not permit any Subsidiary to, change its fiscal year end from December 31.

6K. Holding Company. The Company shall not, and shall not permit any of its Subsidiaries (other than Language Line and its Subsidiaries) to, engage in any business other than that directly incidental to being a holding company without any independent operations; provided that the Company and its Subsidiaries shall be permitted to incur, create, assume, or suffer to exist Indebtedness that is permitted by the terms of Paragraph 6A and to make and hold Investments in the Company or such Subsidiary’s Subsidiaries.

7. EVENTS OF DEFAULT.

7A. Redemption Following Event of Default. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i) the Company fails to pay when due (a) any amount required to be paid by it with respect to the Preferred Units or (b) otherwise under this Agreement and, in either case, such failure continues for two Business Days; or

(ii) the Company or any Subsidiary defaults, whether as primary obligor or as guarantor or other surety, in any payment of principal at stated maturity of any Indebtedness beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Indebtedness or Preferred Capital Stock is created or governed (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or the holder or holders of such obligation (or a trustee on behalf of such holder or holders) has caused, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $15,000,000; or

(iii) any representation or warranty made by the Company or any Subsidiary herein or in any other Transaction Document or by the Company or any of its or their officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document that is qualified by Material Adverse Effect or materiality shall be false, or any such representation or warranty that is not so qualified shall be false in any material respect, on the date as of which made; or

(iv) the Company fails to perform or observe any agreement contained in Paragraphs 4, 5A(1), 5A(2), 5A(3) or 6; or

(v) the Company fails to perform or observe any other agreement, term or condition contained herein or in any other Transaction Document and such failure shall not be remedied within 60 days after any Responsible Officer obtains actual knowledge thereof; or

(vi)(1) the Company or any of its Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(2) the Company or any of its Significant Subsidiaries consents to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any of its Significant Subsidiaries; or

(3) the Company or any of its Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

(4) the Company or any of its Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or of any substantial part of their property;

(5) the Company or any of its Significant Subsidiaries makes an assignment for the benefit of creditors; or

(6) the Company or any of its Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

(7) the Company or any of its Significant Subsidiaries takes corporate action in furtherance of any such action; or

(vii) a court having jurisdiction in the premises enters (1) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (2) a decree or order adjudging the Company or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order un-stayed and in effect for a period 90 consecutive days;

(viii) the rendering of a final judgment (not subject to appeal and not covered by insurance) against the Company or any of its Subsidiaries in an amount greater than $15,000,000 which remain unpaid, undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; or

(ix) the Call Agreement or any provision thereof shall cease to be in full force and effect with respect to ABRY (unless such Agreement has terminated in accordance with its terms), or ABRY shall deny or disaffirm ABRY’s obligations under the Call Agreement; ABRY shall default in the payment when due of any amounts payable by it pursuant to the Call Agreement; any representation, warranty or statement made by ABRY in the Call Agreement shall prove untrue in any material respect; or ABRY shall default in the due performance or observance of any term, covenant or agreement (1) contained in Section 5(b) of the Call Agreement or (2) contained in any other section of the Call Agreement and such default shall continue unremedied for a period of thirty (30) days after the earlier of ABRY obtaining knowledge thereof and notice thereof to ABRY by any Beneficiary (as that term is defined in the Call Agreement);

then, if such event (x) is an Event of Default under Paragraph 7A(i)(a) or (y) is an Event of Default under Paragraph 7A(ii) and the maturity of Indebtedness, if any, outstanding under the Senior Credit Agreement (or, at any time when the term “Senior Credit Agreement” refers to more than one loan or similar agreement, then the Indebtedness, if any, incurred pursuant to the agreement of such type pursuant to which the greatest amount of non-subordinated secured Indebtedness is then outstanding) has been accelerated, the Required Holder(s) may, by notice in writing to the Company, require the Company to redeem immediately for cash all outstanding Preferred Units at a price per unit equal to the Liquidation Value (as of the actual redemption date) of each such Preferred Unit plus the Redemption Amount with respect to each such Preferred Unit; provided, that in the case of an Event of Default under Paragraph 7A(vi) or 7A(vii), all outstanding Preferred Units shall automatically (without notice or other action) be subject to immediate redemption by the Company at the price per unit immediately set forth above.

7B. Other Remedies. If any Event of Default or Default shall occur and be continuing, the Holder of any Preferred Unit may proceed to protect and enforce its rights under this Agreement and the other Transaction Documents by exercising such remedies as are available to such Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the Holder of any Preferred Unit is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS AND WARRANTIES. In order to induce the Purchasers to enter into this Agreement and to purchase the Securities, the Company hereby represents and warrants to each Purchaser as of the date hereof (it being understood that notwithstanding anything to the contrary, the Company and its Subsidiaries will not have consummated the Merger until the Closing Date) and after giving effect to the Merger:

8A. Financial Statements; Financial Condition.

(1) The unaudited pro forma consolidated balance sheet of Holdings at March 31, 2004 (the “Pro Forma Balance Sheet”) and the related unaudited pro forma statements of operations for the year ended December 31, 2003 and the three-month period ended March 31, 2004 (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Purchaser, have been prepared giving effect to the consummation of the Transactions as if they had occurred on March 31, 2004 in the case of such balance sheet and on January 1, 2003 in the case of such statements of operations. The Pro Forma Financial Statements (each of which have undergone a Quarterly Review) have been prepared in good faith by Holdings, based on assumptions Holdings believes to be reasonable, accurately reflect in all material respects all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a pro forma basis the financial position and results of operations of Holdings and its Subsidiaries as at and for such dates, assuming that the Transactions had actually occurred at such dates.

(2) All financial statements that have been delivered to the Purchasers in connection with this Agreement present fairly in all material respects the financial condition, results of operations and cash flows of the entities to which they relate as of the dates and for the periods indicated. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein and except that any such un-audited financial statements lack footnote disclosure and normal year-end audit adjustments).

(3) Except as set forth in the financial statements delivered pursuant to Paragraph 3P, after giving effect to the Indebtedness and customary liabilities in respect of transaction expenses incurred in connection with the Transactions, as of the Closing Date, there are no material liabilities of the Transaction Parties of any kind (including, without limitation, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives) required to be set forth on a balance sheet or in the notes thereto prepared in accordance with GAAP, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which is reasonably likely to result in such a liability.

8B. No Change. Since December 31, 2003, after giving effect to the Transactions, there has been no change, development or event which, individually or when taken together with all other circumstances, changes or events, has had, or could reasonably be expected to have, a Material Adverse Effect.

8C. Existence; Compliance with Law. Each of the Company and its Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) is duly qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable statutes (including the Fair Labor Standards Act, as amended), laws (including Environmental Laws), ordinances, rules, orders, permits (including Environmental Permits) and regulations of any Governmental Authority or instrumentality, domestic or foreign (including, without limitation, those related to Hazardous Materials and substances), except where noncompliance individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company, or any of its Subsidiaries is not in compliance with federal, state, local or foreign laws, ordinances, rules and regulations, except to the extent such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8D. Power; Authorization. Each Transaction Party has the power and authority to execute, deliver and perform each of the Transaction Documents to which it is a party, and the Company has the power and authority and legal right to issue and sell the Securities hereunder. Each Transaction Party has taken all necessary action to authorize the execution, delivery and performance of each of the Transaction Documents to which it is or will be a party and the Company has taken all necessary action to authorize the issuance and sale of the Securities hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Transaction Party, or for the validity or enforceability in accordance with its terms against any Transaction Party, of any Transaction Document except for (i) consents, authorizations and filings which have been obtained or made and are in full force and effect and (ii) such consents, authorizations and filings which the failure to obtain or perform, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8E. Enforceable Obligations. This Agreement has been, and each of the other Transaction Documents will be, duly executed and delivered on behalf of each Transaction Party that is party thereto. This Agreement constitutes, and each of the other Transaction Documents will constitute upon execution and delivery thereof, the legal, valid and binding obligation of each Transaction Party that is party thereto, and is enforceable against each Transaction Party that is party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

8F. No Legal Bar. None of the execution, delivery or performance by each Transaction Party of each Transaction Document to which it is a party and the incurrence and use of the proceeds of the Securities and the issuance of the Securities hereunder (a) will violate in any material respect any Requirements of Law or any Contractual Obligation applicable to or binding upon such Transaction Party or any of their respective Subsidiaries or any of their respective properties or assets, or (b) will result in the creation or imposition of any Lien on any of its properties or assets pursuant to any Requirements of Law applicable to it, as the case may be, or any of its Contractual Obligations, except for Permitted Liens.

8G. No Material Litigation. Except as disclosed in Schedule 8G, there is no pending or, to the knowledge of any Transaction Party, threatened claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding or any order, complaint, decree or judgment involving or affecting the Transactions, Holdings or any of its Subsidiaries or any of their respective properties, assets, operations or businesses which have had, or are reasonably likely to have, a Material Adverse Effect.

8H. Investment Company Act. No Transaction Party is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended) that is required to be registered under such Act.

8I. Federal Regulation. The proceeds of the issuance of the Securities hereunder will not be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. Following application of the proceeds of the issuance of the proceeds hereunder, not more than 25 percent of the value of the assets of any Transaction Party will be Margin Stock (as defined in Regulation U). No Transaction Party or any of their respective Subsidiaries is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of the United States Public Utility Holding Company Act of 1935, as amended. No Transaction Party is subject to regulation under any law or regulation which limits its ability to incur Indebtedness, other than Regulation X of the Board. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Securities to violate Regulation T, Regulation U, Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

8J. No Default. Each of the Company and its Subsidiaries have performed all material obligations required to be performed by them under their respective Contractual Obligations (including after giving effect to the Transactions) and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except to the extent that such breach or default, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (including after giving effect to the Transactions) is in default under any material judgment, order or decree of any Governmental Authority, domestic or foreign, applicable to it or any of its respective properties, assets, operations or business, except to the extent that any such defaults could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8K. Taxes. Each of the Company and its Subsidiaries (including after giving effect to the Transactions) (i) has timely filed or caused to be timely filed all tax returns, statements,

forms and reports (domestic or foreign) which are required to be filed (and all such tax returns were true and correct in all material respects when and as filed) and (ii) has timely paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than with respect to any taxes (x) the amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with GAAP have been provided on the books of the Company or one of its Subsidiaries (including after giving effect to the Transactions), as the case may be, and (y) which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 with regard to any taxable period for which the applicable statute of limitations has not yet expired.

8L. Subsidiaries. The legal names of each of the Subsidiaries of the Company, their respective jurisdictions of organization, the number of units of each class of its Capital Stock authorized and the number outstanding and the number of units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights, and their equity holders, in each case, as of the Closing Date are, in each case, accurately as set forth on Schedule 8L. All Capital Stock of each Subsidiary of the Company (i) that is a corporation is duly and validly issued and is fully paid and non-assessable and (ii) that is a limited liability company is duly and validly issued without any obligation to make additional capital contributions and in each case, is owned, of record and beneficially, by the Company, directly or indirectly.

8M. Ownership of Property; Liens. As of the Closing Date, each of the Company and its Subsidiaries has good and valid title (or, in the case of licensed Intellectual Property, a valid license) to all of its material assets necessary for the conduct of its business, in each case free and clear of all Liens except Permitted Liens. With respect to each Real Property leased by the Company and its Subsidiaries listed on Schedule 8M, as of the Closing Date, each of the Company or its applicable Subsidiary has a valid and enforceable leasehold interests in the leasehold estates in all of the real property leased by it that is used in the operations, or the business, of the Transaction Parties and their Subsidiaries, which leased real property is listed on Schedule 8M under the heading “Leased Properties” (each, a “Leased Property”), in each case, free and clear of all Liens of any nature whatsoever, except the terms and provisions of the respective lease therefor, including, without limitation, the matters set forth on Schedule 8M, and any matters affecting the fee title and any estate superior to the leasehold estate related thereto. The Leased Properties constitute, as of the Closing Date, all of the material real property owned in fee or leased by the Company and its Subsidiaries and used or held for use by the Company and its Subsidiaries. No Transaction Party has received notice of pending condemnation or similar proceedings affecting any of the Real Property and to each Transaction Party’s knowledge no such action is currently contemplated or threatened.

8N. ERISA. (1) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by an amount that could reasonably be expected to have a Material Adverse Effect the fair market value of the assets of all such underfunded Pension Plans. Each ERISA Entity is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, except to the extent any noncompliance could not reasonably be expected to have a Material Adverse Effect. Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of each ERISA Entity to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(2) Neither the Company nor any of its Subsidiaries maintains or contributes to any benefit plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside the United States under which the Company or any of its Subsidiaries could incur any liability that could reasonably be expected to have a Material Adverse Effect.

(3) The execution and delivery of this Agreement and the issuance and sale of the Securities will be exempt from, or will not involve any transaction which is subject to, the prohibitions of Section 406 of ERISA and will not involve any transaction in connection with which a penalty could be imposed under Section 502(i) of ERISA or a tax could be imposed pursuant to Section 4975 of the Code.

8O. Copyrights, Patents, Permits, Trademarks and Licenses. Schedule 8O sets forth a true and complete list as of the Closing Date after giving effect to the Transactions of all registered Intellectual Property owned by the Company or any of its Subsidiaries, and, with respect to registered trademarks (if any), contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. Except as disclosed in Schedule 8O, as of the Closing Date after giving effect to the Transactions, the Company or one of its Subsidiaries will own or have the right to use the Intellectual Property and applications therefor referred to in such Schedule. Except as disclosed in Schedule 8O, no claims are pending by any Person with respect to the ownership, validity, enforceability or of the Company’s or any of its Subsidiary’s use of such Intellectual Property or applications therefor, challenging or questioning the validity or effectiveness of any of the foregoing, in any jurisdiction, domestic or foreign, except to the extent such claims, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8P. Environmental Matters. Except insofar as any exceptions to the following, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(1) the properties owned, leased or otherwise operated by the Company or any of its Subsidiaries do not contain, and have not previously contained, therein, thereon or thereunder, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that constitute a violation of, or could reasonably be expected to give rise to liability under, Environmental Laws;

(2) there are no facts, circumstances or conditions that could reasonably be expected to (i) result in a violation of any Environmental Laws by the Company or any of its Subsidiaries that could interfere with the continued operation of, or impair the otherwise fair saleable value of the properties owned, leased or otherwise operated by the Company or any of its Subsidiaries or (ii) result in a violation of or otherwise give rise to liability on the part of the Company or any of its Subsidiaries under any Environmental Laws in respect of Hazardous Materials;

(3) neither the Company nor any of its Subsidiaries has received or is aware of any complaint, notice of violation, alleged violation or notice of investigation or of potential liability under Environmental Laws with regard to the Company or any of its Subsidiaries, or any properties owned, leased or otherwise operated by any of them, nor does the Company or any of its Subsidiaries have knowledge that any such action is being threatened;

(4) there are no administrative actions or judicial proceedings pending or, to the knowledge of any Transaction Party, threatened under any Environmental Laws to which the Company or any of its Subsidiaries is or could reasonably be expected to be a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders or agreements to which the Company or any of its Subsidiaries is a party which could reasonably be expected to result in liability or costs on the part of the Company or any of its Subsidiaries under any Environmental Law;

(5) no Lien has been recorded or, to the knowledge of any Transaction Party, threatened under any Environmental Laws with respect to any Fee Property or assets of the Company or any of its Subsidiaries and no Lien has been asserted or, to the knowledge of any Transaction Party, threatened under any Environmental Laws with respect to any other Real Property of the Company or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of the Company or any of its Subsidiaries under any Environmental Law;

(6) no Fee Property is (x) listed or proposed for listing on the National Priorities List promulgated pursuant to the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or (y) listed on the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or (z) included on any similar list maintained by any Governmental Authority and there is no such listing or proposed listing with respect to any other Real Property of the Company or any of its Subsidiaries that could reasonably be expected to result in liability or costs on the part of the Company or any of its Subsidiaries under any Environmental Law; and

(7) neither the Company nor any of its Subsidiaries is required to take or finance any investigatory, response or other corrective action or is currently conducting any investigatory, response or other corrective action pursuant to any Environmental Laws at any Real Property or at any other location, nor has any of the Company or any of its Subsidiaries assumed by contract, agreement or operation of law any obligation of any other Person under any Environmental Law.

8Q. Accuracy and Completeness of Information. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company or any Subsidiary in connection herewith contains any untrue statement of a material fact or, taken together with all other such documents, certificates and statements, omits to state a material fact necessary in order to make the statements contained herein and therein not misleading at the time so furnished in light of the circumstances under which such information was furnished; provided that with respect to projections provided by or on behalf of the Company or any Subsidiary to any Purchaser or any other Holder, the Company only represents that such projections are based on good faith estimates and assumptions believed by the Company to be reasonable at the time made. There is no fact or facts known by the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that would be material to an understanding of the business, property, assets, financial condition or prospects of the Company or any of its Subsidiaries and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to each Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

8R. Labor Matters. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the knowledge of any Transaction Party, threatened against the Company or any of its Subsidiaries, before the National Labor Relations Board or any other Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the knowledge of any Transaction Party after due inquiry, threatened against the Company or any of its Subsidiaries, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the knowledge of any Transaction Party, after due inquiry, threatened against the Company or any of its Subsidiaries and (iii) to the best knowledge of any Transaction Party after due inquiry, no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and, to the knowledge of any Transaction Party, no union organizing activities are taking place, except such as could not, with respect to any matter specified in clause (i), (ii) or (iii) above, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have paid to their respective employees all minimum and overtime wages required by law to be paid to their respective employees.

8S. Solvency. Immediately before and after the consummation of the Transactions, each Transaction Party will be Solvent.

8T. Use of Proceeds. The Company will use the proceeds of the Securities, solely to finance the Merger and to pay related fees and expenses.

8U. Certain Documents. (1) Schedule 8U(1) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the Senior Credit Agreement (collectively, the “Material Credit

Documents”); (2) Schedule 8U(2) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the Subordinated Note Indenture and the Senior Discount Note Indenture (collectively, the “Material Subordinated Note Documents”); (3) Schedule 8U(3) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the Agreement and Plan of Merger (collectively, the “Material Acquisition Documents”); and (4) Schedule 8U(4) lists each material agreement, certificate, instrument, letter or other document entered into, executed or delivered or to become effective in connection with the capitalization of the Company (collectively, the “Material Equity Documents”).

8V. Capitalization. (1) The authorized Capital Stock of each of Acquisition Co. and Language Line consists of 1,000 shares of Common Stock, in each case, 1,000 of which are outstanding. All such outstanding shares of Common Stock have been duly and validly issued, are fully paid and non-assessable and are free of preemptive rights. As of the date hereof, Acquisition Co. has no outstanding securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

(2) An accurate organizational chart, showing the ownership structure of the Company and its Subsidiaries on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 8V(2).

(3) Immediately after giving effect to the transactions contemplated by the Transaction Documents, (i) the authorized and issued Capital Stock of the Company will consist of (a) an unlimited number of authorized Common Units (as defined in the LLC Agreement), 140,727,272 of which will be issued and outstanding, (b) an unlimited number of authorized Class D Common Units, 5,090,909 of which will be issued and outstanding and (c) an unlimited number of authorized Preferred Units, 82,000,000 of which will be issued and outstanding, (ii) except as described in reasonable detail in Schedule 8V, there are no other options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into Capital Stock of the Company. Schedule 8V hereto sets forth, as of the date hereof after giving effect to the transactions contemplated by the Transaction Documents, a true and complete list of all members of the Company and its Subsidiaries and the number and class of Capital Stock held by each as well as the capital account interests of each member and each member’s percent of total voting interests. The Preferred Units and the Common Units have been duly authorized and issued and are free of any preemptive or similar rights of members. The offer and sale of all of the securities listed on Schedule 8V or as contemplated by this Agreement, the Members Agreement, the Registration Rights Agreement or the LLC Agreement issued on or prior to the Closing Date complied with or were exempt from all applicable federal and state securities laws and there are no rights of rescission or damages with respect thereto. Except as described in reasonable detail in Schedule 8V, (X) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Capital Stock or any convertible securities, rights, options or warrants, (Y) the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities, and (Z) the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any Capital Stock of the Company.

8W. Indebtedness. Schedule 8W sets forth a true and complete list of all Existing Indebtedness, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

8X. Anti-Terrorism Laws. (1) None of the Company, any of its Subsidiaries or any of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(2) None of the Company, its Subsidiaries or any of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the sale of the Securities is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Holder is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(3) None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective brokers or other agents acting in any capacity in connection with the Securities (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(4) Neither the sale of the Securities by the Company hereunder nor its use of the proceeds thereof will violate any Anti-Terrorism Law or the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

8Y. Offering of Securities. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Securities or any similar security of the Company for sale to, or solicited any offers to buy the Securities or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Securities to the provisions of Section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.

8Z. Agreements with Affiliates. Except for agreements or arrangements with Affiliates wherein the Company or one or more of its Subsidiaries provides services to such Affiliates for fair consideration or which are set forth on Schedule 6D(h) attached hereto or which are otherwise in compliance with Paragraph 6D, neither the Company nor any of its Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate, in each case, other than any such agreement or arrangement solely among or between the Company and/or any of its Subsidiaries between the Company and its Subsidiaries.

8AA. Other Agreements. As of the Closing Date, all conditions precedent to the effectiveness of the Agreement and Plan of Merger, the Senior Credit Agreement, the Subordinated Note Indenture and the Senior Discount Note Indenture, in each case, as set forth therein, have been satisfied or waived (provided that any waiver of a material condition shall have been disclosed to each Purchaser and consented to by each Purchaser) and each such agreement is in full force and effect.

9. REPRESENTATIONS OF EACH PURCHASER. Each Purchaser represents that such Purchaser (A) is not acquiring the Securities to be purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control; (B) has had an opportunity to discuss the Company’s business management and financial affairs with its management and the opportunity to ask questions and receive answers from the Company concerning the terms and conditions of the issuance of Securities contemplated by this Agreement; (C) understands that the Securities have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available; and (D) is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

10. DEFINITIONS; ACCOUNTING MATTERS. For the purpose of this Agreement, the terms defined in Paragraph 10A (or within the text of any other Paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in Paragraph 10B.

10A. Terms.

“ABRY” shall mean ABRY Partners IV, L.P., a Delaware limited partnership.

“ABRY Subordinated Indebtedness” shall mean Indebtedness of the Company or any of its Subsidiaries (other than Language Line and its Subsidiaries) (a) that is owed, directly or indirectly, to ABRY and/or any of its Controlled Investment Affiliates (other than any Subsidiary of Acquisition Co) and/or other Persons (solely in respect of preemptive or similar rights, if any, granted to such other Persons), (b) that shall provide that (i) no payments of principal (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default exists and (ii) no payments in respect of interest (other than the payment of interest when the principal is repaid or converted into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company), premium or other amounts (other than principal) shall be payable in securities or instruments of the Company or any of its Subsidiaries, cash or other property and (c) that shall automatically convert into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company (i) on the date that is 18 months after the issuance thereof, (ii) upon the bankruptcy or insolvency of the Company or any of its Subsidiaries and (iii) upon the occurrence of any Event of Default permitting the Holders of Preferred Units to require the Company to redeem the Preferred Units pursuant to Paragraph 7A, in each case, unless earlier repaid or refinanced in accordance with the other terms of this Agreement.

“Acceptance” shall have the meaning given in Paragraph 4B(3).

“Acquired Business” shall have the meaning given in definition of “Related Business” contained herein.

“Acquired Indebtedness” shall mean Indebtedness of a Person (1) assumed in connection with an Acquisition of such Person or (2) existing at the time such Person becomes a Subsidiary or is consolidated with or merged into the Company or any Subsidiary of the Company; provided that such Indebtedness was not Incurred in connection with, or in contemplation of, such transaction.

“Acquired Person” shall mean, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

“Acquisition” shall mean (1) any capital contribution (by means of transfers of cash or other assets to others or payments for assets or services for the account or use of others, or otherwise) by the Company or any Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated or amalgamated with or merged into the Company or any Subsidiary or (2) any acquisition by the Company or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit, or line of business of such Person or which is otherwise outside of the ordinary course of business.

“Acquisition Co” shall have the meaning given in Paragraph 3D.

“Affiliate” of any specified person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning given in Paragraph 6D.

“Agreement” shall mean this Securities Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement and Plan of Merger” shall have the meaning given in Paragraph 3D.

“AMP” means ABRY Mezzanine Partners, L.P., a Delaware limited partnership.

“Anti-Terrorism Laws” shall have the meaning given in Paragraph 8X(1).

“Asset Sale” shall mean any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger or consolidation) to any Person other than the Company or a Subsidiary, in one transaction or a series of related transactions, of:

(1) any Capital Stock of any Subsidiary (other than directors’ qualifying shares);

(2) any assets of the Company or any Subsidiary which constitute substantially all of an operating unit or line of business of the Company or any Subsidiary; or

(3) any other assets (including, without limitation, intellectual property) or asset of the Company or any Subsidiary outside of the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include:

(A) any transaction consummated in compliance with Paragraph 6E and the creation of any Lien;

(B) sales of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Subsidiary;

(C) any Permitted Investment or Restricted Payment not prohibited by Paragraph 6B;

(D) any transaction or series of related transactions involving assets with a Fair Market Value not in excess of $2,000,000;

(E) sales or other dispositions of Cash Equivalents, inventory, receivables and other current assets in the ordinary course of business;

(F) the sale of assets and subsequent leaseback of such assets within 90 days of such sale to the extent such lease constitutes a Capital Lease Obligation;

(G) condemnations on or the taking by eminent domain of property or assets;

(H) the licensing of intellectual property; and

(I) any transaction between the Company and any Subsidiary or by any Subsidiary with the Company or any Subsidiary in accordance with the terms of this Agreement.

“Board of Directors” of any Person shall mean the board of directors, managers, management committee or other body governing the management and affairs of such Person.

“Board Resolution” shall mean, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banking institutions in New York, New York are authorized or required by law to be closed.

“Call Agreement” means the Capital Call Agreement, dated as of the date hereof, among ABRY, the Company, Holdings II, Merrill, New York Life Capital Partners, and AMP, as amended restated or otherwise modified from time to time.

“Capital Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

“Capital Stock” in any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Capital Stock and any right or interest which is classified as equity in accordance with GAAP.

“Cash Equivalents” shall mean:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or by the District of Columbia maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(4) investments in time deposit accounts, term deposit accounts, money market deposit accounts, certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States of America or any state thereof or the District of Columbia having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000, (b) any lender party to the Senior Credit Agreement, or (c) Brown Brothers Harriman;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds which invest substantially all their assets in securities of the types described in any of clauses (1) through (5) above.

“CERCLA” shall have the meaning given in Paragraph 8P(6).

“Change of Control” shall mean the occurrence of any of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the consummation of any transaction as a result of which the Permitted Holders cease to own beneficially (as such term is used in Section 13(d) of the Exchange Act) directly or indirectly at least 51% of the Voting Stock of the Company immediately after such transaction;

(3) the Permitted Holders shall not have directly or indirectly the present power (by right to vote Voting Stock of the Company) to elect a majority of the members of the Board of Directors;

(4) Language Line ceases to be a direct or indirect Wholly Owned Subsidiary of the Company (other than as a result of issuances of equity securities limited to a fixed dollar amount which earn a yield or dividend on such specified amount and do not participate in changes in the underlying equity value of the issuer of such equity securities);

(5) the Permitted Holders cease to possess, directly or indirectly, the present power to direct or cause the direction of management or policies of the Company, or Language Line, whether through ownership of Capital Stock, by contract or otherwise;

(6) the adoption of a plan relating to the liquidation or dissolution of the Company;

(7) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or

(8) a “change of control” ( or terms of similar import) shall occur within the meaning of any debt security, indenture or other agreement evidencing, creating or governing any Indebtedness of the Company or any of its Subsidiaries, permitting the holder of such Indebtedness to accelerate such Indebtedness or to require the issuer of such Indebtedness to purchase, redeem or repay such Indebtedness prior to its stated maturity or to offer to do so prior to its stated maturity.

“CitiCorp Credit Agreement” means that certain Term Loan and Line of Credit Agreement, dated as of the date hereof, among Holdings II and CitiCorp USA, Inc., as the same may from time to time be amended, amended and restated, supplemented, restated or otherwise modified from time to time.

“Class D Common Units” shall have the meaning given in the LLC Agreement.

“Class D Unit Shares” shall have the meaning given in the definition of “Liquidity Initial Public Offering”.

“Closing Date” shall have the meaning given in Paragraph 2.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Units” shall have the meaning given in Paragraph 1.

“Company” shall have the meaning given in the introductory Paragraph hereof.

“Company Financial Statements” shall have the meaning given in Paragraph 3P.

“Complete Exit Event” shall mean the occurrence of either a Liquidity Company Sale or a Liquidity Initial Public Offering.

“Consolidated Cash Flow” shall mean, for any period, Consolidated Net Income of the Company and its Subsidiaries for such period, plus, without duplication and to the extent reflected in Consolidated Net Income of the Company for such period, the sum of:

(1) an amount equal to any extraordinary loss plus any net loss realized by the Company or any of its Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by the Company or any of its Subsidiaries outside the ordinary course of business or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for franchise taxes and taxes based on income or profits of the Company and the Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Consolidated Interest Expense of the Company and the Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary or unusual expenses of the Company and the Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and any reversal of a reserve to the extent increasing such Consolidated Net Income, minus

(8) an amount equal to any extraordinary gains plus any net gains realized by the Company or any of its Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by the Company or any of its Subsidiaries outside the ordinary course of business or the extinguishment of any Indebtedness of the Company or any of its Subsidiaries, to the extent such gains were included in computing such Consolidated Net Income;

in each case, on a consolidated basis and in accordance with GAAP; provided that the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application) shall be excluded.

“Consolidated EBITDA” shall have the meaning set forth in the Senior Credit Agreement.

“Consolidated Interest Expense” shall mean for any period, the sum, without duplication of:

(1) the consolidated interest expense of the Company and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to sale-leaseback transactions, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations) but, for purposes of Paragraph 6B, excluding amortization and write-off of debt issuance costs; provided that, for purposes of clause (iii)(A)(z) of Paragraph 6B(1), Consolidated Interest Expense shall not include (i) interest relating to ABRY Subordinated Indebtedness that is accrued but unpaid or that is paid in Qualified Capital Stock (which is not Preferred Capital Stock) of the Company, or (ii) any interest relating to Redeemable Common Equity;

(2) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by the Company or any of its Subsidiaries or secured by a Lien on assets of the Company or any of its Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) the product of:

(a) all cash dividend payments on any series of Disqualified Capital Stock of the Company or any Preferred Capital Stock of any of its Subsidiaries, times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of the Company expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) the aggregate outstanding amount of Indebtedness (other than ABRY Subordinated Indebtedness and Redeemable Common Equity) of each of the Company and its Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the greater of the aggregate liquidation preference or mandatory redemption obligation of all outstanding Disqualified Capital Stock of the Company and its Subsidiaries and Preferred Capital Stock of its Subsidiaries (except, in each case, Preferred Capital Stock issued to the Company or any of its Subsidiaries) as of the day of determination to (ii) the Consolidated Cash Flow of the Company and its Subsidiaries for the latest four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Measurement Period”).

For purposes of calculating Consolidated Cash Flow for the Measurement Period immediately prior to the relevant date of determination any one or more of the following that are applicable:

(1) any Person that is a Subsidiary on the date of determination (or would become a Subsidiary on such date of determination in connection with the matter that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Subsidiary at all times during such Measurement Period;

(2) any Person that is not a Subsidiary on such date of determination (or would cease to be a Subsidiary on such date of determination in connection with the matter that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Subsidiary at any time during such Measurement Period; and

(3) if the Company or any Subsidiary shall have in any manner (x) acquired (including through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to the relevant date of determination, such calculation will be made on a pro forma basis as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (giving pro forma effect thereto in accordance with Regulation S-X and, except to the extent relating to an Asset Sale of $20,000,000 or more (whether in one or a series of related transactions), to such other non-recurring costs or expenses and cost reductions relating to the Acquisition, Asset Sale or commencement or termination of activities as are reasonably and in good faith anticipated to occur within 12 months and within the control of the Company and its Subsidiaries); provided, however, that such pro forma adjustment shall not give effect to the positive cash flow of any Acquired Person to the extent that such Person’s net income would be excluded pursuant to clause (1) or (2) of the definition Consolidated Net Income.

“Consolidated Net Income” shall mean for any period, net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that

(1) the net income (but not net loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall not be included except to the extent paid in cash as a dividend or distribution to the Company or (subject to clause (2) below) a Subsidiary,

(2) the net income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that net income is prohibited or not permitted at the date of determination, and

(3) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged with or into or consolidated with any of the Company or its Subsidiaries shall be excluded.

“Continuing Directors” shall mean, as of the date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the Closing Date; (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; or (3) was nominated by one or more of the Permitted Holders.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property or assets owned by it are bound.

“Control Event” shall mean:

(1) the execution by the Company or any of its Subsidiaries or Affiliates of any binding agreement with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control,

(2) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or

(3) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act as in effect on the Closing Date ) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the Closing Date) to the holders of the Capital Stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change of Control.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by the former such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of management and policies of such Person whether by contract or otherwise.

“Default” shall mean any event that is, or with the passage of time, the giving of notice or both would be, an Event of Default.

“Designation Amount” shall have the meaning given in the definition of “Investment.”

“Disposition” shall mean, with respect to any Person, any merger, consolidation, amalgamation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets.

“Disqualified Capital Stock” shall mean any Capital Stock (other than the Preferred Units and ABRY Subordinated Indebtedness) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable, at the option of the holder thereof, in whole or in part, or exchangeable into Indebtedness on or prior to the Mandatory Redemption Date; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Mandatory Redemption Date shall not constitute Disqualified Capital Stock if (1) the “asset sale” or “change of control” provision applicable to such Capital Stock is not more favorable in any material respect to the holders of such Capital Stock than the terms applicable to the Preferred Units and (2) any such requirement only becomes operative after compliance with the terms of this Agreement.

“Dracup Trusts” means the Dennis G. Dracup Declaration of Trust dated January 19, 1999 and the Christine L. Dracup Declaration of Trust dated January 19, 1999.

“Embargoed Person” shall have the meaning given in Paragraph 5M.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by the Company or any Subsidiary or, solely with respect to an employee benefit plan subject to Title IV of ERISA, by any ERISA Entity or with respect to which the Company or any of its Subsidiaries could incur liability.

“Environmental Laws” shall mean any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority or Requirements of Law (including, without limitation, common law) relating to pollution or protection of the environment (including, without limitation, pollution or protection of ambient air, soil, subsurface strata, surface water, groundwater and natural resources such as flora, fauna and wetlands) or public or employee health, including, without limitation, release or threatened release, manufacture, storage, treatment, handling, use, transport or disposal of Hazardous Materials, as now or may at any time hereafter be in effect.

“Environmental Permits” shall mean any and all permits, licenses, registrations, notifications, exemptions, variances and any other authorizations required by any Governmental Authority under or issued pursuant to any Environmental Law.

“Equity Documents” shall mean, collectively, the documents designated “Equity Documents” listed on Schedule 8U(4), in each case as amended, supplemented or otherwise modified in accordance with the terms thereof.

“Equity Financing” shall mean, collectively, (1) the purchase for cash by ABRY, its Controlled Investment Affiliates and the Permitted Investors (collectively, the “Investors”) of the Capital Stock of the Company (of which (i) at least 59% of the aggregate gross proceeds shall be junior preferred equity securities that are not redeemable or puttable at the option of the holders thereof or common equity or options to purchase common equity and (ii) the balance shall be the Securities) for an aggregate dollar amount (including the issuance of Redeemable Common Equity in aggregate principal amount not to exceed $30.0 million, plus associated fees and expenses) equal to no less than 30% of the total capitalization of Language Line (determined as of the Closing Date, after giving effect to the consummation of the Transactions and excluding the amount of any borrowings made on the Closing Date under the Revolving Facility (as defined in the Senior Credit Agreement) to finance any portion of the Merger Consideration (as defined in the Merger Agreement) attributable to an excess of Closing Working Capital (as defined in the Merger Agreement) of Language Line) and (2) the subsequent and immediate contribution and/or loans of the net cash proceeds from the Investors’ investment by the Company, through one or more intermediate holding companies, to Acquisition Co. and then to Language Line and receipt by Acquisition Co. and ultimately Language Line of such cash, as a capital contribution in exchange for common equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Entity” shall mean any member of an ERISA Group.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by any ERISA Entity of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by any ERISA Entity from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan; (f) the incurrence by any ERISA Entity of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (g) the receipt by any ERISA Entity of any notice, or the receipt by any Multiemployer Plan from any ERISA Entity of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in Reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Pension Plan that could reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) that could result in material liability to the Company or any of its Subsidiaries.

“ERISA Group” shall mean the Company, any Subsidiary and all corporations and all trades or businesses (whether or not incorporated) that, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Event of Default” shall mean any of the events specified in Paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the SEC thereunder.

“Executive Order” shall have the meaning given in Paragraph 8X(1).

“Executive Orders” shall have the meaning given in Paragraph 5M.

“Existing Indebtedness” shall mean any Indebtedness of the Company and its Subsidiaries in existence on the Closing Date until such amounts are repaid.

“Fair Market Value” shall mean, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, however that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution.

“Fee Property” shall mean any real property owned in fee.

“GAAP” shall mean shall mean generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Paragraphs 6A(1), 6(B)(1), and 6E, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Paragraph 8A(2). In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Required Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Company and its Subsidiaries’ financial condition and results of operations of the Company and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Company and the Required Lenders, except for purposes of Paragraph 5A, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” shall mean any Federal, state, local or foreign government, or other entity (including, without limitation, any governmental or quasi-governmental agency or authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“guarantee” shall mean (1) as applied to any Indebtedness, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such Indebtedness and (2) for purposes of the definition of “Investment”, an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit and any agreement to maintain or preserve any other Person’s financial condition or to cause any other Person to achieve certain levels of operating results.

“Hazardous Materials” shall mean any pollutants, contaminants, chemicals, materials or wastes, radioactivity or radiation, hazardous pesticides or hazardous or toxic substances that may give rise to liability, or are subject to regulation, under any Environmental Law, including, without limitation, asbestos, petroleum, any other petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls and urea-formaldehyde insulation.

“Hedging Obligations” shall mean, with respect to any Person, the Obligations of such Person under (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (3) foreign currency or commodity hedge, swap, exchange or similar protection agreements (agreements referred to in this definition being referred to herein as “Hedging Agreements”).

“Holder” shall mean a Person who is the owner of any Security.

“Holdings” shall have the meaning given in Paragraph 3D.

“Holdings II” shall mean Language Line Holdings II, Inc., a Delaware corporation.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Incur” shall mean, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and

“Incurring” shall have meanings correlative to the foregoing). Indebtedness of any Acquired Person or any of its Subsidiaries existing at the time such Acquired Person becomes a Subsidiary (or is merged into or consolidated with the Company or any Subsidiary), whether or not such Indebtedness was Incurred in connection with, as a result of, or in contemplation of, such Acquired Person becoming a Subsidiary (or being merged into or consolidated or amalgamated with the Company or any Subsidiary), shall be deemed Incurred at the time any such Acquired Person becomes a Subsidiary or merges into or consolidates or amalgamates with the Company or any Subsidiary. The accrual of interest, the accretion or amortization of original issue discount and, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an Incurrence of Indebtedness.

“Incurrence Notice” shall have the meaning given in Paragraph 6A(2)(k).

“Indebtedness” shall mean (without duplication), with respect to any Person, whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person;

(4) every obligation of such Person issued or assumed as the deferred purchase price of assets or services (but excluding (A) earn-out or other similar obligations until such time as the amount of such obligation is capable of being determined and its payment is probable, (B) trade accounts payable, or (C) other accrued liabilities or expenses arising in the ordinary course of business);

(5) every Capital Lease Obligation of such Person;

(6) every net obligation payable under Hedging Agreements of such Person; and

(7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise, the amount of such obligation being the maximum amount covered by such guarantee or for which such Person is otherwise liable. Indebtedness:

(A) shall never be calculated taking into account any cash and cash equivalents held by such Person;

(B) shall not include obligations of any Person (1) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within 5 Business Days of their Incurrence, (2) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and (3) under standby letters of credit to the extent collateralized by cash or Cash Equivalents;

(C) shall not include any liability for federal, provincial, state, local or other taxes; and

(D) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, incurred in the ordinary course of business.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of Paragraph 6A, Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be Incurred under Paragraph 6A will not be considered to be incremental Indebtedness. The amount of any Indebtedness shall be its accreted value, in the case of Indebtedness issued at a discount, and its stated principal amount for all other Indebtedness.

“Independent Financial Advisor” shall mean a nationally recognized accounting, appraisal, investment banking firm or consultant in the United States that is, in the judgment of the Company’s Board of Directors, independently qualified to perform the task for which it has been engaged.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Investment” shall mean, with respect to any Person, any loan, advance, guarantee (whether or not constituting Indebtedness) or other extension of credit (in each case other than in connection with an acquisition of property or assets that does not otherwise constitute an Investment) or capital contribution to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property or asset other than cash, such property shall be valued at its Fair Market Value at the time of such transfer. For purposes of Paragraph 6B, Investments shall be deemed to be made in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in the applicable Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in the applicable Subsidiary as determined in good faith by the Board of Directors of the Company and evidenced by a Board Resolution (or committee resolution), whose determination shall be conclusive. If the Company or any Subsidiary sells or otherwise disposes of any Voting Stock of any direct or indirect Subsidiary such that, after giving effect to such sale or disposition, the Company no longer owns, directly or indirectly, a majority of the outstanding Voting Stock of such Subsidiary, the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary that after giving effect to such sale or disposition is owned, directly or indirectly, by the Company.

“Investors” shall have the meaning given in the definition of “Equity Financing.”

“Language Line” shall have the meaning given in Paragraph 3D.

“LLC” shall have the meaning given in Paragraph 3P.

“LLC Agreement” shall have the meaning given in Paragraph 3A(1).

“Leased Property” shall have the meaning given in Paragraph 8M.

“Lien” shall mean any lien, mortgage, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, and any agreement to give any security interest but excluding any lease which does not secure Indebtedness).

“Liquidation Value” shall mean, with respect to any Preferred Unit, the sum of (i) the Unreturned Capital Value of such Preferred Unit plus (ii) the Unpaid Yield on such Preferred Unit.

“Liquidity Company Sale” shall mean (i) the sale (including by means of a merger or consolidation) of all or substantially all of the Company’s “Common Units” (as defined in the LLC Agreement) to a Person or Persons (other than any Affiliate of the Company) in the same transaction or series of related transactions or (ii) the distribution to all of the holders of the Company’s Capital Stock substantially concurrently with an Asset Sale of the proceeds of such sale (net of reasonable related expenses and liabilities of the Company and its Subsidiaries not assumed by the acquiring Person(s)).

“Liquidity Initial Public Offering” shall mean a Qualified Initial Public Offering pursuant to which all Common Units are converted into common stock of a Successor Corporation (as defined in the Members Agreement) (such shares, the “Class D Unit Shares”) with respect to which no restriction or limitation (other than a lock-up or hold-back or similar requirement of the Company or the underwriter for no more than 180 days) is imposed and no other restriction exists which prevents the holders of the Class D Unit Shares from selling any of the Class D Unit Shares into the public market, other than any restrictions imposed by applicable federal or state securities or “blue sky” laws. Any Initial Public Offering pursuant to which a lock-up or hold-back or other restriction is imposed or exits for a period of more than 180 days on the holders of the Class D Unit Shares with respect to sales of the Class D Unit Shares shall not be an event constituting a Liquidity Initial Public Offering.

“Mandatory Redemption Date” shall have the meaning given in Paragraph 4(C).

“Material Acquisition Documents” shall have the meaning given in Paragraph 8U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s ability to perform any of its obligations under this Agreement, or any of the other Transaction Documents or (iii) a material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Securities under this Agreement or the other Transaction Documents.

“Material Credit Documents” shall have the meaning given in Paragraph 8U.

“Material Equity Documents” shall have the meaning given in Paragraph 8U.

“Material Subordinated Note Documents” shall have the meaning given in Paragraph 8U.

“Measurement Period” shall have the meaning given in the definition of “Consolidated Leverage Ratio.”

“Members Agreement” shall have the meaning given in Paragraph 3A(2).

“Merger” shall have the meaning given in Paragraph 3D.

“Merger Consideration” shall have the meaning given in Paragraph 3F.

“Merrill” shall mean Merrill Lynch Capital Corporation and its Affiliates.

“Moody’s” shall mean Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody’s Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “Moody’s” shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Holders.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (1) to which any ERISA Entity is making or accruing an obligation to make contributions or (2) to which any ERISA Entity has within the preceding five plan years made contributions, including any Person which ceased to be an ERISA Entity during such five year period.

“Net Cash Proceeds” shall mean the aggregate proceeds in the form of cash or Cash Equivalents received by the Company or any Subsidiary in respect of any Asset Sale, including all cash or Cash Equivalents received upon any sale, liquidation or other exchange of proceeds of Asset Sales received in a form other than cash or Cash Equivalents, net of:

(1) the direct costs relating to such Asset Sale (including, without limitation, reasonable legal, accounting and investment banking fees, brokerage fees and sales commissions) and any relocation expenses incurred as a result thereof;

(2) taxes paid or payable directly as a result thereof;

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4) amounts deemed, in good faith, appropriate by the Board of Directors of the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale (provided that the amount of any such reserves shall be deemed to constitute Net Cash Proceeds at the time such reserves shall have been released or are not otherwise required to be retained as a reserve); and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any Subsidiary.

“New York Life Capital Partners” shall mean New York Life Capital Partners II, L.P. and its Affiliates.

“Obligations” shall mean any principal, interest (including, in the case of Senior Indebtedness, Post-Petition Interest), penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

“OFAC” shall have the meaning given in Paragraph 8X(2)(v).

“Officer” shall mean the Chairman, any Vice Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company.

“Officers’ Certificate” shall mean a certificate of the Company signed on the Company’s behalf by two Officers or by one Officer and any Assistant Treasurer or Assistant Secretary of the Company and which complies with the provisions of this Agreement.

“Online Debt” shall mean the amount owed by LLC to the former shareholders of Online Interpreters, Inc. under those certain subordinated notes, each dated May 6, 2002, in the aggregate original principal amount of $4,213,854 (net of the amount due LLC from such former shareholders that may be offset against such notes) not greater than $1,800,000 in principal amount of which indebtedness remains outstanding as the date hereof.

“Opinion of Counsel” shall mean a written opinion of counsel, who may be counsel for the Company or any Holder, and which opinion shall be reasonably acceptable to the Required Holder(s).

“Other List” shall have the meaning given in Paragraph 5M.

“Payoff Transaction” shall have the meaning given in Paragraph 4A(5).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by any ERISA Entity or with respect to which the Company or any of its Subsidiaries could incur liability by application of Section 4069 of ERISA.

“Permitted Encumbrances” shall mean, with respect to any property encumbered by a mortgage, such exceptions to title as are set forth in the title insurance policy delivered with respect thereto.

“Permitted Holders” shall mean ABRY and its Controlled Investment Affiliates.

“Permitted Indebtedness” has the meaning set forth in Paragraph 6A(2).

“Permitted Investments” shall mean:

(1) Investments

(a) by any Subsidiary in the Company; and

(b) by the Company or by any Subsidiary in any Subsidiary (including to create any Subsidiary) and in any Person that becomes a Subsidiary as a result thereof;

(2) Investments in Cash Equivalents;

(3) payroll, commission, travel and similar advances in the ordinary course of business;

(4) travel and entertainment advances and relocation and other loans (including guarantees of obligations to third parties in connection with relocation of employees of the Company or its Subsidiaries) to officers and employees of the Company or any of its Subsidiaries;

(5) other Investments by the Company or any of its Subsidiaries not exceeding in the aggregate outstanding at any time $5,000,000;

(6) loans to senior management of the Company and its Subsidiaries in an aggregate principal amount not to exceed $2,000,000 for purposes of their purchasing Capital Stock of the Company;

(7) Hedging Obligations;

(8) the Transactions;

(9) Investments for consideration to the extent consisting of Qualified Capital Stock; and

(10) any Investment made as a result of the receipt of non-cash consideration in an Asset Sale.

“Permitted Investors” shall mean ABRY, ABRY Investment Partnership, L.P., ABRY Mezzanine Partners, L.P., New York Life Capital Partners, Dennis Dracup, Matthew Gibbs, James Moore, Jeanne Andersen, Dennis Bailey, Phil Speciale or Yung-Chung Heh and Merrill, together with their respective Affiliates, and such other Person as may be reasonably acceptable to the Purchasers.

“Permitted Liens” shall have the meaning given in the Senior Credit Agreement (as in effect on the Closing Date).

“Person” shall mean and include any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Post-Petition Interest” shall mean, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any insolvency or liquidation proceeding against such Person in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Preferred Capital Stock” shall mean (1) with respect to the Company, Capital Stock of any class or classes (however designated) which is pari passu with, or preferred (as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company or otherwise) over, the Preferred Units and (2) with respect to any other Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution or otherwise of such Person, over Capital Stock of any other class in such Person.

“Preferred Units” shall have the meaning given in Paragraph 1.

“Pro Forma Balance Sheet” shall have the meaning given in Paragraph 8A(1).

“Pro Forma Financial Statements” shall have the meaning given in Paragraph 8A(1).

“Public Sale” shall have the meaning given in the Members Agreement.

“Purchase Money Indebtedness” shall mean Indebtedness of the Company or any Subsidiary Incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of any property or assets (including through the purchase of Capital Stock of a Person owning such assets); provided, however, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of refinancing.

“Purchaser Schedule” shall have the meaning given in the introductory Paragraph hereof.

“Purchasers” shall have the meaning given in the introductory Paragraph hereof.

“Qualified Capital Stock” in any Person shall mean any Capital Stock in such Person other than any Disqualified Capital Stock.

“Qualified Initial Public Offering” shall mean a firm underwritten offering of the Company pursuant to a registration statement under the Securities Act (i) of common Capital Stock having an aggregate gross offering price of at least $50,000,000 and (ii) reasonably expected to result in more than 100 holders of record of Voting Stock of the Company (exclusive of holdings of Affiliates and employees of the Company).

“Quarterly Review” shall mean a review of financial statements made by an independent accounting firm consistent with the substantive accounting standards and requirements set forth in Statement on Auditing Standards 100 or to the extent not applicable, Statement on Standards for Accounting and Review Standards 1, each as set forth by the American Institute of Certified Public Accountants.

“Real Property” shall mean each Leased Property listed on Schedule 8M and Fee Property, all right, title and interest of any Person (including, without limitation, any leasehold estate) in and to a parcel of real property owned or operated by any Transaction Party, whether by lease, license or other use or occupancy agreement, together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof or thereon.

“Redemption Amount” shall mean, with respect to any Preferred Unit at any time, (a) prior to the first anniversary of the Closing Date, an amount equal to 4% of the Liquidation Value of such Preferred Unit at such time, (b) on or after the first anniversary of the

Closing Date and prior to the second anniversary of the Closing Date, an amount equal to 3% of the Liquidation Value of such Preferred Unit at such time, (c) on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, an amount equal to 2% of the Liquidation Value of such Preferred Unit at such time, (d) on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, an amount equal to 1% of the Liquidation Value of such Preferred Unit at such time and (e) from and after the fourth anniversary of the Closing Date zero.

“Redeemable Common Equity” shall mean Indebtedness of Holdings II in an original aggregate principal amount of $30,000,000, (plus amounts borrowed pursuant to the CitiCorp Credit Agreement to pay associated fees and expenses) (a) that shall not have scheduled amortization prior to the stated maturity thereof, (b) interest on which shall be payable only with proceeds of loans under the line of credit under the CitiCorp Credit Agreement (which loans shall also constitute Redeemable Common Equity), (c) that shall provide that (i) no payments of principal (or premium, if any) or interest on or otherwise due in respect of such Indebtedness may be permitted for so long as any Default or Event of Default exists and (ii) no payments in respect of interest (other than the payment of regularly scheduled interest, or interest when the principal is repaid or converted into Qualified Capital Stock (which is not Preferred Capital Stock) of the Company), premium or other amounts (other than principal) shall be payable in securities or instruments of the Company or any of its Subsidiaries, cash or other property, (d) that shall mature not later than the third anniversary of the Closing Date, (e) shall be subject to “standstill” provisions substantially in the form of Exhibit D attached hereto, (f) is guaranteed by ABRY and (g) is supported by ABRY’s deposit of the Call Agreement into escrow on terms and conditions reasonably satisfactory to the Required Holders(s).

“Redemption Date” shall have the meaning given in Paragraph 4B(1).

“refinancing” shall have the meaning given in Paragraph 6A(2)(i).

“Registration Rights Agreement” shall have the meaning given in Paragraph 3A(3).

“Related Business” shall mean (1) those businesses in which the Company or any of the Subsidiaries are anticipated on the date of this Agreement to be engaged in on the Closing Date, or that are reasonably related, ancillary, incidental or complementary thereto, as determined by the Company’s Board of Directors, and (2) any business which forms a part of a business (the “Acquired Business”) which is acquired by the Company or any of the Subsidiaries if the primary intent of the Company or such Subsidiary was to acquire that portion of the Acquired Business which meets the requirements of clause (1) of this definition.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Required Holder(s)” shall mean, at any time, (1) so long as any Preferred Units are outstanding, the Holder or Holders of at least 66  2/3%of the aggregate Liquidation Value of Preferred Units then outstanding and (2) if no Preferred Units are outstanding, the Holder or

Holders of at least 66  2/3% of the Class D Common Units or Class D Unit Shares then outstanding; provided that so long as each of Merrill and New York Life Capital Partners holds more than 50% of the number of units of the applicable Security such Person originally purchased under this Agreement, any determination of Required Holder(s) must include either New York Life Capital Partners or Merrill, and (b) so long as only one of Merrill or New York Life Capital Partners (but not both) holds more than 50% of the number of units of the applicable Security such Person originally purchased under this Agreement, any determination of Required Holder(s) must include such Person.

“Requirements of Law” shall mean, as to any Person, the articles or certificate of incorporation and By-Laws or other organizational, constitutive or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of such Person or any other officer of such Person involved principally in its financial administration or its controllership function.

“Restricted Payments” shall have the meaning given in Paragraph 6B.

“Rights” shall have the meaning given in Paragraph 1.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. or, if Standard & Poor’s Ratings Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person, provided, however, that if Standard & Poor’s Ratings Services ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then “S&P” shall mean any other nationally recognized rating agency (other than Moody’s) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the Company by a written notice given to the Holders.

“SDN List” shall have the meaning given in Paragraph 5M.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Securities” shall have the meaning given in Paragraph 1.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor statute and the rules and regulations promulgated by the SEC thereunder.

“Senior Credit Agreement” shall mean the Credit Agreement dated as of the date hereof, by and among Language Line, as Borrower, Language Line Holdings, Inc., the Subsidiary Guarantors party thereto, the lenders party thereto from time to time, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC

as Joint Lead Arrangers and Book Runners, Banc of America Securities LLC as Syndication Agent, Merrill as Administrative Agent and National City Bank as Documentation Agent, including any deferrals, renewals, extensions, replacements, refinancings or refundings thereof, or amendments, modifications or supplements thereto and any agreement providing thereof (including any restatements thereof and any increases in the amount of commitments thereunder), whether in one or more separate agreements and whether by or with the same or any other lender, creditor, or any one or more groups of lenders or group of creditors (whether or not including any or all of the financial institutions party to the aforementioned credit agreements), and including related notes, guarantee and note agreements and other instruments and agreements executed in connection therewith.

“Senior Credit Documents” shall mean the Credit Documents (as defined in the Senior Credit Agreement, as in effect on the Closing Date).

“Senior Discount Notes” shall mean the 14 - 1/8% Senior Discount Notes due 2013 issued by Holdings with original discount to yield gross proceeds of approximately $55,000,000.

“Senior Discount Note Indenture” shall mean the Indenture dated as of June 11, 2004, by and among Holdings, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to the Senior Discount Notes, as in effect from time to time.

“Senior Indebtedness” shall mean, with respect to the Company or Subsidiary, at any date,

(1) all Obligations of the Company or such Subsidiary, as applicable, under the Senior Credit Agreement;

(2) all Hedging Obligations of the Company or such Subsidiary, as applicable; and

(3) Obligations of the Company or such Subsidiary, as applicable, in connection with all other Indebtedness of the Company unless the instrument under which such Indebtedness of the Company or such Subsidiary, as applicable, is Incurred expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes, and all renewals, extensions, modifications, amendments or refinancings thereof.

Notwithstanding the foregoing, Senior Indebtedness shall not include (a) to the extent that it may constitute Indebtedness, any obligation for federal, state, local or other taxes; (b) any Indebtedness among or between the Company and any Subsidiary of the Company, unless and for so long as such Indebtedness has been pledged to secure Obligations to a third party; (c) to the extent that it may constitute Indebtedness, any Obligation in respect of any trade payable Incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business; (d) Indebtedness evidenced by the ABRY Subordinated Indebtedness, the Redeemable Common Equity, the Subordinated Notes or the Senior Discount Notes; (e) Indebtedness of the Company or such Subsidiary, as applicable, that is expressly subordinate or junior in right of payment to any other Indebtedness of the Company or such Subsidiary, as applicable; (f) to the extent that it may constitute Indebtedness, any Obligation owing under leases (other than Capital Lease Obligations) or management agreements; and (g) any obligation that by operation of law is subordinate to any general unsecured obligations of the Company or such Subsidiary, as applicable.

“Senior Lenders” shall mean each financial institution which from time to time is a lender under the Senior Credit Agreement.

“Series A Preferred Units” shall have the meaning given in the LLC Agreement.

“Significant Subsidiary” shall mean (1) any Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the date of this Agreement and (2) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Paragraph 7A(vi) or 7A(vii) hereof has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Solvent” and “Solvency” shall mean, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Subordinated Indebtedness” shall mean any Indebtedness (other than Disqualified Capital Stock) of the Company or a Subsidiary other than Senior Indebtedness.

“Subordinated Note Indenture” shall mean the Indenture dated as of June 11, 2004, by and among Language Line, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to the Subordinated Notes, as in effect from time to time.

“Subordinated Notes” shall mean the $165,000.000 in aggregate principal amount at maturity of 11-1/8 % Senior Subordinated Notes due 2012 of Language Line.

“Subsidiary” shall mean with respect to any Person (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of all outstanding Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Surviving Person” shall mean, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Total Assets” shall mean, with respect to any Person, as of any date, the combined consolidated total assets of such Person, as determined in accordance with GAAP.

“Transaction Documents” shall mean, collectively, this Agreement, the Registration Rights Agreement, the LLC Agreement, the Members Agreement and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transaction Parties” shall mean, collectively, the Company and its Subsidiaries.

“Transactions” shall mean acquisition of Holdings pursuant to the Agreement and Plan of Merger, the Equity Financing, the issuance and sale of the Securities, the issuance and sale of the Subordinated Notes and the Senior Discount Notes, the execution and delivery of the Senior Credit Agreement and documents related thereto and the initial extension of credit thereunder, the other transactions contemplated by the foregoing and the payment of fees and expenses in connection with the foregoing.

“Transferee” shall mean any direct or indirect transferee of all or any part of the Securities purchased by any Purchaser under this Agreement.

“Unpaid Yield” shall have the meaning given in the LLC Agreement.

“Unutilized Net Cash Proceeds” shall have the meaning given under Paragraph 6G.

“Unreturned Capital Value” shall have the meaning given in the LLC Agreement.

“Voting Stock” shall mean Capital Stock in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other comparable governing body of such corporation or Person.

“Wholly Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding Capital Stock of every class of which is owned by the Company or another Wholly Owned Subsidiary of the Company.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

10B. Legal Principles, Terms and Determinations. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should citation, section or form be modified, amended or replaced. All references herein to “paragraph,” “subparagraph” or “clause” shall refer to a paragraph, subparagraph or clause, respectively, of this Agreement unless otherwise expressly stated.

11. MISCELLANEOUS.

11A. Payments. The Company agrees that, so long as any Purchaser shall hold any Security, it will make all payments with respect to such Security by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to such Purchaser’s account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as such Purchaser may designate in writing.

11B. Expenses. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including:

(i)(a) all stamp and documentary taxes and similar charges, if any, and (b) fees and expenses of brokers, agents, dealers, investment banks or other intermediaries or placement agents, in each case as a result of the execution and delivery of this Agreement or the other Transaction Documents or the issuance of the Securities;

(ii) document production and duplication charges and the fees and expenses of any special counsel engaged by such Purchaser or such Transferee in connection with (a) this Agreement, any of the other Transaction Documents and the transactions contemplated hereby or thereby and (b) any subsequent proposed waiver, amendment or modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed action shall be effected or granted;

(iii) the costs and expenses, including attorneys’ and financial advisory fees, incurred by such Purchaser or such Transferee in enforcing (or determining whether or how to enforce) any rights under this Agreement, the Securities or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or by reason of your or such Transferee’s having acquired any Security, including without limitation costs and expenses incurred in any workout, restructuring or renegotiation proceeding or bankruptcy case; and

(iv) any judgment, liability, claim, order, decree, cost, fee, expense, action or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Securities by the Company.

The obligations of the Company under this Paragraph 11B shall survive the transfer of any Security or portion thereof or interest therein by any Purchaser or Transferee and the payment of any Security. The obligations of the Company under Paragraph 11B(iii) to pay costs and expenses of attorneys as to any period on or before the Closing Date shall be limited to the fees and expenses of Schiff Hardin LLP.

11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the Holder or Holders of all Preferred Units at the time outstanding, no amendment to this Agreement shall change the amount or time of payment due with respect to the Preferred Units or change the terms of Paragraph 1, Paragraph 2 or Paragraph 3, or change the terms of any amount or time of payment of any redemption under Paragraph 4 or change the definition of Required Holder(s). Each Holder of any Security at the time or thereafter outstanding shall be bound by any consent authorized by this Paragraph 11C. No course of dealing between the Company and the Holder of any Security nor any delay in exercising any rights hereunder or under any Security shall operate as a waiver of any rights of any Holder of such Security. As used herein the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

11D. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the other Transaction Documents and the transfer by any Purchaser of any Security, and may be relied upon by each Purchaser and any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the foregoing, this Agreement and the other Transaction Documents embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

11E. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided that neither (1) the rights of Merrill (or any of its Affiliates) pursuant to the proviso set forth in the definition of the term “Required Holder(s)” may be assigned (other than to an Affiliate of Merrill), nor (2) the rights of New York Life Capital Partners (or any of its Affiliates) pursuant to the proviso set forth in the definition of the term “Required Holder(s)” may be assigned (other than to an Affiliate of New York Life Capital Partners), in each case, without both the prior written consent of the Company and the approval of the Board of Directors of the Company.

11F. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by any Holder to prohibit through equitable action or otherwise the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11G. Notices. All written communications provided for hereunder shall be deemed to have been given (1) on the date of personal delivery to the recipient or an officer of the recipient, (2) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (3) on the Business Day following the date when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such communications shall be sent (i) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as such Purchaser shall have specified to the Company in writing, (ii) if to any other Holder, addressed to such other Holder at such address as such other Holder shall have specified to the Company in writing or, if any such other Holder shall not have so specified an address to the Company, then addressed to such other Holder in care of the last Holder of such Security which shall have so specified an address to the Company, and (iii) if to the Company at the address set forth below:

Language Line Holdings, LLC c/o ABRY Partners IV, L.P. 111 Huntington Avenue 30th Floor Boston, MA 02199
Facsimile:	(617) 859-8797
Attention:	Peggy Koenig

A copy of notices to the Company (which will not constitute notice to the Company) shall be sent to:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10022
Facsimile:	(212) 446-4900
Attention:	John Kuehn, Esq.

(provided that provision of such a copy is not required for the effectiveness of any notice and failure to provide any such copy shall not give rise to any liability), or at such other address as the Company shall have specified to the Holder of each Security in writing; provided, however, that any such communication to the Company may also, at the option of the Holder of any

Security, be delivered by any other means either to the Company at its address specified above or to any officer of the Company.

11H. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Purchaser or to the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

11I. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

11J. SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY SECURITY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, OR OF THE UNITED STATES LOCATED IN THAT STATE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS, UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS PROVIDED IN PARAGRAPH 11G, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN ANY OF THE AFORESAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11K. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH

CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11L. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11M. Descriptive Headings; Advice of Counsel; Interpretation. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Each party to this Agreement represents to the other parties to this Agreement than such party has been represented by counsel in connection with the Securities, this Agreement and the other Transaction Documents, that such party has discussed the Securities, this Agreement and the other Transaction Documents with its counsel and that any and all issues with respect to the Securities, this Agreement and the other Transaction Documents have been resolved as set forth herein. No provision of any Security, this Agreement or any other Transaction Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

11N. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

11O. Severalty of Obligations. The sales of Securities to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. Except as provided in Paragraph 3, no failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any of its obligations hereunder, and no Purchaser shall be responsible for the obligations of, or any action taken or omitted by, any other Purchaser hereunder.

11P. Certain Terms. The use of the word “including” herein shall mean “including without limitation.” Any definitions used herein defined in the plural shall be deemed to include the singular as the context may require and any definitions used herein defined in the singular shall be deemed to include the plural as the context may require. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterparts of this letter and return the same to the Company, whereupon this letter shall become a binding agreement among the Company and the Purchasers.

Very truly yours,

LANGUAGE LINE HOLDINGS, LLC

By:
	Name:	C. J. Brucato
	Title:	Vice President

The foregoing Agreement is

hereby accepted as of the

date first above written.

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P.,
its general partner

By:	ABRY MEZZANINE HOLDINGS LLC
its general partner

By:
	Name:	Peggy Koenig
	Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:
	Name:	Jack Yann
	Title:	President

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Manager LLC,
its Investment Manager

By:
	Name:	Amanda Parness
	Title:	Vice President

DISCLOSURE SCHEDULES

TO

SECURITIES PURCHASE AGREEMENT

for the purchase of

SERIES A PREFERRED UNITS

and

CLASS D COMMON UNITS

Dated as of June 11, 2004

Purchaser Schedule

	Aggregate Number of Preferred Units to be Purchased	Price for Preferred Units	Aggregate Number of Common Units to be Purchased	Price for Common Units
ABRY MEZZANINE PARTNERS, L.P. 111 Huntington Avenue 30th Floor Boston, MA 02199 Attn: Mr. Daniel Budde	47,000,000	$44,957,428	2,917,960	$2,042,572

Payments

All payments on or in respect of the Preferred Units or Common Units to be by bank wire transfer of Federal or other immediately available funds providing sufficient information to identify the source of the transfer, the amount of the dividend and/or redemption (as applicable) and the identity of the security as to which payment is being made, to:

Citibank N.A.

153 East 53rd Street

New York, NY 10043

ABA # 021000089

Beneficiary Bank (BBK) A/C # 09250276

Brown Brothers Harriman & Co. NY

140 Broadway

New York, NY 10005

Beneficiary Account (BNF) A/C # 614-896-9

BBH as Escrow Agent for ABRY Mezzanine Partners, L.P.

Notices

All notices and communications to be addressed as first provided above.

	Aggregate Number of Preferred Units to be Purchased	Price for Preferred Units	Aggregate Number of Common Units to be Purchased	Price for Common Units
NEW YORK LIFE CAPITAL PARTNERS II, L.P. 51 Madison Avenue New York, New York 10010 Attention: Kevin Smith, Suite 3009 Telefacsimile Number: (212) 576-5591	20,000,000	$19,130,820.50	1,241,685	$869,179.50

Payments

All payments on or in respect of the Preferred Units or Common Units to be by bank wire transfer of Federal or other immediately available funds providing sufficient information to identify the source of the transfer, the amount of the dividend and/or redemption (as applicable) and the identity of the security as to which payment is being made, to:

New York Life Capital Partners II, L.P.

Bank: The Bank of New York

Account No.: 274221

ABA No.: 021000018

Attn: Nancy Scotton x4416

Purpose: Distribution, etc.

Reference: New York Life Capital Partners II, L.P.

Notices

All notices and communications to be addressed as first provided above, with a copy of any notices regarding Defaults or Events of Default under the operative documents to: Office of the General Counsel, Investment Section, Room 1107, Fax Number (212) 576-8340.

	Aggregate Number of Preferred Units to be Purchased	Price for Preferred Units	Aggregate Number of Common Units to be Purchased	Price for Common Units
MERRILL LYNCH CAPITAL CORPORATION	15,000,000	$14,348,115.20	931,264	$651,884.80

Payments

All payments on or in respect of the Preferred Units or Common Units to be by bank wire transfer of Federal or other immediately available funds providing sufficient information to identify the source of the transfer, the amount of the dividend and/or redemption (as applicable) and the identity of the security as to which payment is being made, to:

Bankers Trust, New York

ABA# 021-001-033

A/C: 00-883-675

A/C: ML CAPITAL CORP

REF: Language Line – Preferred Units

Notices

All notices and communications to be addressed as follows:

Merrill Lynch Capital Corporation

4 World Financial Center

250 Vesey Street

New York, NY 10080

Fax: (212) 738-1957

Attn: Cecile Baker, Vice President

With a courtesy copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attn: Jonathan Schaffzin, Esq.

Fax: (212) 269-5420

Schedule 6D(h)

Affiliate Transactions

Agreements with Officers, Directors and Stockholders:

1.	Amended and Restated Promissory Note in the principal amount of $995,000 Secured by Deed of Trust, as amended, from Dennis G. Dracup in favor of Language Line, dated as of the date hereof.

2.	Amended and Restated Deed of Trust and Assignment of Rents by and between Language Line and Dennis Dracup dated as of the date hereof.

3.	Amended and Restated Promissory Note Secured by Unit Pledge Agreement by and between Language Line and Matthew Gibbs dated as of the date hereof.

4.	Amended and Restated Unit Pledge Agreement by and between Language Line and Matthew Gibbs dated as of the date hereof.

5.	Letter Agreement between John M. Seidl and Holdings, dated 9/2/99, as amended on 10/10/00.

6.	The Company has certain indemnification obligations to its directors and officers contained in the its By-laws.

7.	The Company has certain obligations to limit the liability of its directors for breach of such directors’ fiduciary duties as directors in the Amended and Restated Limited Liability Company Agreement, dated as of the date hereof.

8.	Executive Employment Agreement by and between Language Line and Dennis Dracup dated as of the date hereof.

9.	Executive Employment Agreement by and between Language Line and Matthew Gibbs dated as of the date hereof.

10.	Incentive Unit Agreement by and between the Company and the Dennis G. Dracup Declaration of Trust dated 01.19.1999 dated as of the date hereof.

11.	Incentive Unit Agreement by and between the Company and the Christine L. Dracup Declaration of Trust dated 01.19.1999 dated as of the date hereof.

12.	Incentive Unit Agreement by and between the Company and Mathew Gibbs dated as of the date hereof.

13.	Noncompetition and Nonsolicitation Agreement by and between Language Line, Acquisition Co. and Dennis Dracup dated as of the date hereof.

14.	Noncompetition and Nonsolicitation Agreement by and between Language Line, Acquisition Co. and Matthew Gibbs dated as of the date hereof.

Other Agreements:

1.	Stock Purchase Agreement among Holdings, OnLine Interpreters, Inc. and the Shareholders set forth on the signature pages thereto, dated 4/30/02.

2.	Deferred Purchase Price Agreement by and among Holdings, the shareholders of OnLine Interpreters, Inc., David J. Jenkins, as the shareholders representative and Bank Julius Baer & Co. Ltd., dated 5/6/02.

3.	Closing Liabilities Escrow Agreement by and among Holdings, the shareholders of OnLine Interpreters, Inc. and Bank Julius Baer & Co. Ltd., dated 5/6/02.

4.	Members Agreement by and among the Company, ABRY and the other member signatories thereto, dated as of the date hereof.

5.	Registration Rights Agreement by and among the Company, ABRY and the other member signatories thereto, dated as of the date hereof.

6.	Amended and Restated Limited Liability Company Agreement by and among the Company and the Persons listed on the Members Schedule thereto, dated as of the date hereof.

7.	Investor Securities Purchase Agreement by and among the Company and the Persons listed on the Schedule A thereto, dated dated as of the date hereof.

8.	Capital Call Agreement by and among Holdings II, the Company, New York Like Capital Partners, ABRY Mezzanine Partners, L.P. and Merrill dated as of the date hereof.

Schedule 8G

Material Litigation

None.

Schedule 8L

Subsidiaries

1.	Language Line Holdings II, Inc., a Delaware corporation. The Company owns 100% of the outstanding stock of Language Line Holdings II, Inc.

2.	Language Line Holdings, Inc., a Delaware corporation. The Company owns 100% of the outstanding stock of Language Line Holdings, Inc.

3.	Language Line, Inc., a Delaware corporation. The Company owns 100% of the outstanding stock of Language Line, Inc.

4.	Language Line, LLC, a Delaware corporation. The Company owns 100% of the outstanding stock of Language Line, LLC.

5.	Language Line Services, Inc., a Delaware corporation. The Company owns 100% of the outstanding stock of Language Line Services, Inc.

6.	Language Line Dominican Republic, LLC, a Delaware limited liability company. The Company owns 100% of the outstanding membership interest of Language Line Dominican Republic, LLC.

7.	Language Line Panama, LLC, a Delaware limited liability company. The Company owns 100% of the outstanding membership interest of Language Line Panama, LLC.

8.	Language Line Panama Corp., a company organized under the laws of Panama. The Company owns 100% of the outstanding stock of Language Line Panama Corp.

9.	Language Line Costa Rica, LLC, a Delaware limited liability company. The Company owns 100% of the outstanding membership interest of Language Line Costa Rica, LLC.

10.	Language Line CR, S.A., a company organized under the laws of Costa Rica. The Company owns 100% of the outstanding stock of Language Line CR, S.A.

11.	Envok, LLC, a Delaware limited liability company. The Company owns 100% of the outstanding membership interest of Envok, LLC.

12.	OnLine Interpreters, Inc., an Illinois corporation. The Company owns 100% of the outstanding stock of OnLine Interpreters, Inc.

Schedule 8M

Real Property

1.	Lease Agreement between RRMCC Holdings, LLC and LLC for space located at 1 Lower Ragsdale Drive, Monterey, California, dated 1/1/01.

2.	Lease Agreement between LaSalle National Association, formerly known as American National Bank and Trust Company of Chicago, not personally, but solely as Trustee under Trust Agreement dated 7/16/62 and known as Trust No. 17767 and OnLine Interpreters, Inc. for space located at 7235 N. Linder Ave., Skokie, IL, dated 12/31/01.

3.	Lease Agreement between Zona Franca San Isidro, S.A. and LLC for space located at the Segundo Piso de la Nueva Nave Modelo A, Industrial Free Zone, San Isidro, Dominican Republic, dated 10/16/03.

4.	Lease Agreement between Zona Franca Metropolitana, S.A. and Language Line Services CR, S.A. for space located at Barreal de Heredia, Metro Free Zone, Lot 5aB, San Jose, Costa Rica, dated 5/1/02.

5.	Lease Agreement between Terminales Portuarios Panamenos, S.A., d/b/a Panama Canal Railway Company and Language Line Panama, Corp. for space located at Building 408 in the Corozal Oeste Complex, Corregimiento de Ancon, Panama, dated 12/1/03.

6.	Lease Agreement between Inmobiliaria Marva and Holdings for space located at the Costa del Este Industrial Park, Bldg 113 Panama City, Panama, dated 5/1/03.

7.	Lease Agreement between City Fund the Mayor and Commonalty and Citizens of the City of London and Envok, LLC for space located at Room 61, The London Fruit and Wool Exchange, Brushfield Street, London, United Kingdom, dated 8/22/03.

Schedule 8O

Copyrights, Patents, Permits, Trademarks and Licenses

U.S. Trademark Registration No. 1,750,841

Mark: Your Passport to the Languages of the World

U.S. Trademark Registration No. 2,747,645

Mark: TWO STYLIZED PEOPLE DESIGN

U.S. Trademark Registration No. 2,395,797

Service Mark: MISCELLANEOUS DESIGN

U.S. Trademark Registration No. 2,395,796

Service Mark: MISCELLANEOUS DESIGN COLOR

U.S. Trademark Registration No. 2,592,271

Service Mark: MISCELLANEOUS DESIGN

Registration No. 2 032 380 (Germany)

Mark: LANGUAGE LINE

Application No. 30021771 4 (Germany)

Mark: LANGUAGE LINE

Registration No. TMA592403 (Canada)

Mark: LANGUAGE LINE

Registration No. B 1516852 (Great Britain)

Service Mark: LANGUAGE LINE

CTM Registration No. 2250298 (European Union)

Mark: TWO STYLIZED PEOPLE DESIGN

U.S. Trademark Registration No. 2,497,780

Mark: STYLIZED LANGUAGE LINE

U.S. Trademark Registration No. 2,511,371

Mark: LANGUAGE LINE

U.S. Trademark Registration No. 2,589,126

Mark: LANGUAGE LINE

U.S. Trademark Registration No. 2,818,333

Mark: LANGUAGE LINE UNIVERSITY

U.S. Trademark Registration No. 2,751,664

Mark: LINGUINATOR

U.S. Trademark Registration No. 2,498,056

Mark: LIVE INTERPRETER NOW!

U.S. Trademark Registration No. 2,498,068

Mark: LIVE LANGUAGE NOW!

U.S. Trademark Registration No. 2,498,055

Mark: LIVE TRANSLATOR NOW!

Benelux Trademark Registration No. 555,765. Owned by LLC as evidenced by the Service Mark Assignment Agreement effective as of March 30, 1999, but still registered in the name of AT&T Corp. Evidence of the assignment will be filed with the renewal of the trademark in June, 2004.

Mark: Language Line

China Registration No. 829979. Owned by LLC as evidenced by the Service Mark Assignment Agreement effective as of March 30, 1999, but still registered in the name of AT&T Corp. Evidence of the assignment will be filed with the renewal of the trademark.

Mark: Language Line

Denmark: Registration No. 1994VR 8817. Owned by LLC as evidenced by the Service Mark Assignment Agreement effective as of March 30, 1999, but still registered in the name of AT&T Corp. Evidence of the assignment will be filed with the renewal of the trademark in June, 2004.

Mark: LANGUAGE LINE

Greece: Registration No. 120.408. Owned by LLC as evidenced by the Service Mark Assignment Agreement effective as of March 30, 1999, but still registered in the name of AT&T Corp. Evidence of the assignment will be filed with the renewal of the trademark.

Mark: LANGUAGE LINE

Registration No. 2282962 (Great Britain)

Mark: ENVOK

Language Line Services, Inc. has the following pending patent applications:

Application No.: 10/618,150 System and Method for Offering Portable Language Interpretation Services (United States).

Application No.: WO2003US21744 System and Method for Offering Portable Language Interpretation Services (PCT).

Domain Names:

Name	Expiration Date

Languagegateway.com	10/6/04
Languageline.at	(no date)
Languageline.co.at	(no date)
LANGUAGELINE.COM	1/21/08
LANGUAGELINE.NET	11/24/08
LANGUAGELINES.COM	4/26/08
LANGUAGELINES.NET	4/26/08
Languagelineservices.com	4/29/08
LANGUAGELINEUNIVERSITY.COM	11/7/04
THELANGUAGELINE.COM	5/8/08
THELANGUAGELINES.COM	5/8/08
liveinterpreternow.com	6/2/05
livetranslatornow.com	6/2/05
phoneinterpretation.com	10/6/04
phonetranslation.com	10/6/04
languagegate.com	10/6/04
phoneinterpret.com	10/6/04
phonetranslate.com	10/6/04
attlanguageline.com	10/24/04
languagelineatt.com	10/24/04
universityoflanguageline.com	11/7/04
interpretation.com	1/1/07
languagelines.org	4/26/08
languageline.org	11/25/08
envok.com	9/5/04
envok.org	9/5/04
livelanguagenow.com	5/31/04
languageline.co.il	(no date)
onlinedocumenttranslation.com	5/8/05
onlinephoneinterpretation.com	5/8/05
onlinetelephoneinterpretation.com	5/8/05
onlinetelephonetranslation.com	5/8/05
overthephoneinterpretationservices.com	5/8/05
overthephoneinterpretation.com	5/8/05
teleinterpreter.com	5/8/05
telephoneinterpretation.com	5/8/05
telephonetranslate.com	5/8/05

Licenses:

Blue Pumpkin Software, Inc. – Software License Agreement (shrinkwrap license purchased for more than $5,000).

Software License and Services Agreement between Oracle Corporation and Language Line, LLC, dated 3/31/99.

Tech Excel, Inc. – Software License and Warranty Agreement (shrinkwrap license purchased for more than $5,000).

Nice – End-User License Agreement for Nice Call Reporting Software (shrinkwrap license purchased for more than $5,000).

Avaya, Inc. – End User License for Call Management System Software (shrinkwrap license purchased for more than $5,000).

Actuate Corporation – Software License Agreement for Actuate Reporting Software (shrinkwrap license purchased for more than $5,000).

Software License Agreements between Comverse Infosys, Inc. and Language Line Services, Inc., dated 3/19/01 for Items GEN-ADMS-0, GEN-PLYL-10, ULT-G3AS-0, ULT-EVAL-401, GEN-EVAL-10, ULS-BASE-16, ULS-PLAY-LC-1, ULS-EVAL-O, ULS, G3AS-0 and ULT-NTA-0.

Software License Certificates for Product Nos. A08574F, A08582C, A08575C from Veritas, dated 12/24/03.

End User License Agreement for Microsoft Desktop Operating Systems for Microsoft Windows 2000 Professional software purchased on 5/4/04.

License Agreement for Checkpoint software, VPN-1 Secure Client for $21,113.

Claims:

Cyracom International, Inc. v. Language Line, LLC was dismissed on February 22, 2001 with prejudice against Cyracom International, Inc. (“Cyracom”) and without prejudice against LLC. In this claim, Cyracom accused LLC of infringing on a patent Cyracom claimed it owned. LLC contended that such patent was invalid.

Language Line, LLC v. Omni Lingual Services Inc. was dismissed on December 1, 2003. In this claim, LLC claimed that Omni Lingual Services Inc. (“Omni”) used a tradename in connection with its over-the-phone interpretation services that infringed upon LLC’s registered trademarks. Omni agreed to stop using this tradename in connection with its over-the-phone interpretation services. A settlement agreement was entered into between the parties on 6/3/04.

Schedule 8U(1)

Material Credit Documents

1.	Revolving Credit Note from Language Line to any Lender under the Senior Credit Agreement.

2.	Tranche B Term Note from Language Line to any Lender under the Senior Credit Agreement.

3.	Incremental Term Note from Language Line to any Lender under the Senior Credit Agreement.

4.	Swing Line Note from Language Line to any Swing Line Lender under the Senior Credit Agreement.

5.	Security Agreement (and Exhibits thereto)

6.	Trademark Security Agreement

7.	Senior Credit Agreement (and Exhibits thereto)

8.	Subsidiary Guarantee

9.	Parent Guarantee

Schedule 8U(2)

Material Subordinated Note Documents

1.	Senior Discount Notes.

2.	Subordinated Notes.

3.	Purchase Agreement by and among Language Line Holdings, Inc. and the Purchasers thereunder for the purchase of the Senior Discount Notes, dated June 3, 2004.

4.	Purchase Agreement by and among Language Line, Inc. and the Purchasers thereunder for the purchase of the Subordinated Notes, dated June 3, 2004.

5.	Indenture by Language Line Holdings, Inc. for the issuance of the Senior Discount Notes, dated June 3, 2004.

6.	Indenture by Language Line, Inc. for the issuance of the Subordinated Notes, dated June 3, 2004.

7.	Registration Rights Agreement by and among Language Line Holdings, Inc. and the signatories thereto for the issuance of the Senior Discount Notes, dated June 3, 2004.

8.	Registration Rights Agreement by and among Language Line, Inc. and the signatories thereto for the issuance of the Subordinated Notes, dated June 3, 2004.

Schedule 8U(3)

Material Acquisition Documents

1.	Agreement and Plan of Merger by and among

2.	Amendment to Agreement and Plan of Merger by and among Holdings, Acquisition Co. and Language Line dated as of the date hereof.

3.	Agency and Escrow Agreement by and among Holdings, Acquisition Co., Providence Equity Partners, Inc., and The Capital Trust Company of Delaware dated as of the date hereof.

4.	Certificate of Merger dated as of the date hereof.

Schedule 8U(4)

Material Equity Documents

1.	Amended and Restated Limited Liability Company Agreement for the Company dated as of the date hereof.

2.	Members Agreement by and among the Company, ABRY and the other member signatories thereto dated as of the date hereof.

3.	Registration Rights Agreement by and among the Company, ABRY and the other member signatories thereto dated as of the date hereof.

4.	Investor Securities Purchase Agreement by and among the Company and the Persons listed on the Schedule A thereto dated as of the date hereof.

5.	Executive Employment Agreement by and between Language Line and Dennis Dracup dated as of the date hereof.

6.	Executive Employment Agreement by and between Language Line and Matthew Gibbs dated as of the date hereof.

7.	Noncompetition and Nonsolicitation Agreement by and between Language Line, Acquisition Co. and Dennis Dracup dated as of the date hereof.

8.	Noncompetition and Nonsolicitation Agreement by and between Language Line, Acquisition Co. and Matthew Gibbs dated as of the date hereof.

9.	Incentive Unit Agreement by and between the Company and Phil Speciale dated as of the date hereof.

10.	Incentive Unit Agreement by and between the Company and Jeanne Anderson dated as of the date hereof.

11.	Incentive Unit Agreement by and between the Company and Dennis Bailey dated as of the date hereof.

12.	Incentive Unit Agreement by and between the Company and James Moore dated as of the date hereof.

13.	Amended and Restated Promissory Note Secured by Deed of Trust by and between Language Line and Dennis Dracup dated as of the date hereof.

14.	Amended and Restated Deed of Trust and Assignment of Rents by and between Language Line and Dennis Dracup dated as of the date hereof.

15.	Amended and Restated Promissory Note Secured by Unit Pledge Agreement by and between Language Line and Matthew Gibbs dated as of the date hereof.

16.	Amended and Restated Unit Pledge Agreement by and between Language Line and Matthew Gibbs dated as of the date hereof.

Schedule 8V(2)

Organizational Chart

Language Line

Post-Closing Legal Structure

Schedule 8W

Existing Indebtedness

1.	UCC Financing Statement from OnLine Interpreters, Inc., as debtor, to CIT Communications Finance Corporation, covering a capital lease in the amount of $127,000, filed February 21, 2001 as No. 4341676.

EXHIBIT A

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LANGUAGE LINE HOLDINGS, LLC

A Delaware Limited Liability Company

Dated as of June 11, 2004

ARTICLE I Definitions		1
1.1	Definitions	1
1.2	Other Definitional Provisions	16

ARTICLE II Organization of the Company		16
2.1	Formation	16
2.2	Name	16
2.3	Principal Place of Business	17
2.4	Registered Office and Registered Agent	17
2.5	Term	17
2.6	Purposes and Powers	17

ARTICLE III Management of the Company		17
3.1	Board of Directors	17
3.2	Committees of the Board	20
3.3	Officers	20
3.4	Performance of Duties; Liability of Directors and Officers	22
3.5	Indemnification	22

ARTICLE IV Members; Voting Rights		23
4.1	Meetings of Members	23
4.2	Voting Rights	24
4.3	Registered Members	24
4.4	Limitation of Liability	24
4.5	Withdrawal; Resignation	24
4.6	Death of a Member	24
4.7	Authority	24
4.8	Outside Activities	25

ARTICLE V Units; Membership		25
5.1	Units Generally	25
5.2	Authorization and Issuance of Units	25
5.3	Unit Certificates	26
5.4	Issuance of Units	26
5.5	New Members from the Issuance of Units	26
5.6	Treatment of Repurchased Class C Common Units	26
5.7	Effect on Dilution Factor of Certain Events	27
5.8	Determination of Class D Common Redemption Price	28

ARTICLE VI Capital Contributions and Capital Accounts		29
6.1	Capital Contributions	29
6.2	Capital Accounts	29
6.3	Negative Capital Accounts	31
6.4	No Withdrawal	31

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6.5	Loans From Unitholders	31
6.6	Status of Capital Contributions	31

ARTICLE VII Distributions		31
7.1	Generally	31
7.2	Order of Priority	31
7.3	No Right to Receive Certain Distributions	33
7.4	Tax Advances	34
7.5	Indemnification and Reimbursement for Payments on Behalf of a Unitholder	34
7.6	Non-Cash Distributions	35
7.7	Redemption of Series A Preferred Units	35

ARTICLE VIII Allocations		35
8.1	Regular Allocations	35
8.2	Regulatory and Special Allocations	37
8.3	Curative Allocations	38
8.4	Tax Allocations	38
8.5	Certain General Provisions	39

ARTICLE IX Elections and Reports		39
9.1	Generally	39
9.2	Tax Status	39
9.3	Reports	39
9.4	Tax Elections	39
9.5	Tax Controversies	39
9.6	UBTI/ECI	40

ARTICLE X Dissolution and Liquidation		40
10.1	Dissolution	40
10.2	Liquidation	41

ARTICLE XI Transfer of Units		42
11.1	Restrictions	42
11.2	General Restrictions on Transfer	42
11.3	Procedures for Transfer	43
11.4	Legend	44
11.5	Limitations	44

ARTICLE XII Miscellaneous Provisions		45
12.1	Notices	45
12.2	Governing Law	45
12.3	Headings and Sections	46
12.4	Amendment and Waiver	46
12.5	Binding Effect	48
12.6	Counterparts	48
12.7	Severability	49

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12.8	Remedies	49
12.9	Waiver of Jury Trial	49
12.10	No Strict Construction	49
12.11	Entire Agreement	49
12.12	Parties in Interest	49
12.13	Inconsistent Provisions of the Members Agreement	50
12.14	Submission to Jurisdiction	50
12.15	Time of the Essence; Computation of Time	50
12.16	Certain Terms	50

EXHIBITS:

Exhibit A	Form of Joinder to Amended and Restated Limited Liability Company Agreement

Exhibit B	Distribution Examples

SCHEDULES:

Schedule A	Officers of the Company as of June 11, 2004

Schedule B	Members Schedule as of June 11, 2004

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LANGUAGE LINE HOLDINGS, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) dated as of June 11, 2004 of Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), by and among the Company and the Persons from time to time parties to this Agreement and listed on the Members Schedule attached hereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 1.1.

WHEREAS, on the date hereof, the Company will issue (i) Series A Preferred Units and Class D Common Units pursuant to the terms of the Preferred Securities Purchase Agreement, (ii) Class A Common Units pursuant to the terms of the Investors Securities Purchase Agreement, and (iii) Class C Common Units pursuant to the terms of the Incentive Unit Agreements;

WHEREAS, the Persons acquiring Units on the date hereof as described in clauses (i) through (iii) in the immediately preceding recital shall be admitted as Members of the Company; and

WHEREAS, this Agreement amends and restates in its entirety the Limited Liability Company Agreement of Language Line Holdings, LLC dated as of April 14, 2004 (the “Existing Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereto hereby amend and restate the Existing Agreement in its entirety as follows:

ARTICLE I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“ABRY Directors” has the meaning set forth in the Members Agreement.

“ABRY Partners” means ABRY Partners IV, L.P., a Delaware limited partnership.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Fiscal Year or other period, the amount (if any) by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance will be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute to the Company or is treated as being so obligated pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Adjusted Taxable Income” of a Unitholder for a Fiscal Year (or portion thereof) with respect to Units held by such Unitholder means the federal taxable income allocated by the Company to the Unitholder with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided that such taxable income (or alternative minimum taxable income, as the case may be) shall be computed (i) as if all excess taxable losses and excess taxable credits allocated with respect to such Units were carried forward (taking into account the character of any such loss carryforward as capital or ordinary), and (ii) taking into account any special basis adjustment with respect to such Unitholder resulting from an election by the Company under Code Section 754.

“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person. For the purpose of this definition, “control,” when used with reference to any specified Person, means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“AMP” means ABRY Mezzanine Partners, L.P., a Delaware limited partnership.

“Bankruptcy” means, with respect to a Member, (i) that such Member has (A) made an assignment for the benefit of creditors; (B) filed a voluntary petition in bankruptcy; (C) been adjudged bankrupt or insolvent, or had entered against such Member an order of relief in any bankruptcy or insolvency proceeding; (D) filed a petition or an answer seeking for such Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Member in any proceeding of such nature; or (E) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidation of such Member or of all or any substantial part of such Member’s properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Member’s consent or acquiescence of a trustee, receiver or liquidator of such Member or of all or any substantial part of such Member’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.

“Board” has the meaning set forth in Section 3.1(a).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) The initial Book Value of any Company asset contributed by a Unitholder to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) The Book Value of each Company asset shall be adjusted to equal its gross Fair Market Value, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Unitholder of more than a de minimis amount of Company assets (other than cash) as consideration for all or part of its Units unless the Board determines that such adjustment is not necessary to reflect the relative economic interests of the Unitholders in the Company; and (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c) The Book Value of a Company asset distributed to any Unitholder shall be the Fair Market Value of such Company asset as of the date of distribution thereof;

(d) The Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted basis of such Company asset pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section § 1.704-1(b)(2)(iv)(m); provided that Book Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) If the Book Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York, New York are authorized or required by law to close.

“Call Agreement” means the Capital Call Agreement, dated as of the date hereof, among ABRY Partners, the Company, Language Line Holdings II, Inc., Merrill, New York Life, and AMP, as amended, restated or otherwise modified from time to time.

“Capital Account” means the capital account maintained for a Member pursuant to Section 6.2.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member, whenever made.

“Catch-Up Amount” at any time means the largest aggregate amount of Distributions (on a per-Point basis) which has theretofore been paid in respect of any single Common Unit.

“CEO Director” has the meaning set forth in the Members Agreement.

“Certificate” has the meaning set forth in Section 2.1.

“Chairman” has the meaning set forth in Section 3.1(f).

“Class A Common Unit” means a Unit having the rights and obligations specified with respect to “Class A Common Units” in this Agreement.

“Class B Common Unit” means a Unit having the rights and obligations specified with respect to “Class B Common Units” in this Agreement.

“Class C Common Unit” means a Class C-1 Common Unit, a Class C-2 Common Unit, a Class C-3 Common Unit, or any other Unit of any Series of Class C Common Units established in any Class C Common Unit Designation.

“Class C Common Unit Designation” means a written designation of the rights and obligations specified for a Series of Class C Common Units (or for more than one Series of Class C Common Units), other than Class C-1 Common Units, Class C-2 Common Units or Class C-3 Common Units, that is approved by the Board and executed (including by means of a joinder) by the initial holder or holders of Class C Common Units of such Series, which written designation (as in effect from time to time) will be a part of this Agreement as if it were fully set forth in this document.

“Class C-1 Common Unit” means a Unit having the rights and obligations specified with respect to “Class C-1 Common Units” in this Agreement.

“Class C-2 Common Unit” means a Unit having the rights and obligations specified with respect to “Class C-2 Common Units” in this Agreement.

“Class C-3 Common Unit” means a Unit having the rights and obligations specified with respect to “Class C-3 Common Units” in this Agreement.

“Class D Common Unit” means a Unit having the rights and obligations specified with respect to a “Class D Common Unit” in this Agreement.

“Class D Majority” means holders of a majority of the Class D Common Units; provided that such approving holders must include at least one Continuing Class D Common Holder if at the time such action is approved there is any Continuing Class D Common Holder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Capital Value” means, for any Class A Common Unit, the sum of the amount of cash paid or the Fair Market Value of other property contributed to the Company for such Class A Common Unit. The Common Capital Value for each Class A Common Unit issued on the date of this Agreement is $1.00.

“Common Units” means, collectively, the Class A Common Units, the Class B Common Units, the Class C Common Units, and the Class D Common Units and any New Units of any Class that are stated to be Common Units in the applicable New Unit Designation.

“Company” has the meaning set forth in the preamble.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation
Section 1.704-2(d).

“Continuing Class A Common Holder” means (i) Merrill, at any time when Merrill, together with its Affiliates, holds Class A Common Units that constitute a majority of the Class A Common Units acquired by Merrill on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Class A Common Units that constitute a majority of the Class A Common Units acquired by New York Life on the date of this Agreement.

“Continuing Class D Common Holder” means (i) Merrill, at any time when Merrill, together with its Affiliates, holds Class D Common Units that constitute a majority of the Class D Common Units acquired by Merrill on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Class D Common Units that constitute a majority of the Class D Common Units acquired by New York Life on the date of this Agreement.

“Continuing Series A Preferred Holder” means (i) Merrill, at any time when Merrill, together with its Affiliates, holds Series A Preferred Units that constitute a majority of the Series A Preferred Units acquired by Merrill on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Series A Preferred Units that constitute a majority of the Series A Preferred Units acquired by New York Life on the date of this Agreement.

“Convertible Securities” means any membership interest or other debt or equity security of the Company or any of its Subsidiaries that, directly or indirectly, is convertible into or exchangeable for any membership interest of the Company having Points.

“Delaware Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board.

“Dilution Factor” shall initially be 1.00, provided that upon the occurrence of a Dilutive Event the “Dilution Factor” shall be adjusted to the number equal to the quotient determined by dividing:

(A) the sum of (i) the Fair Market Value (as determined by the Board) of all of the Units having Points and outstanding immediately prior to such Dilutive Event (on a fully-diluted basis) and (ii) the Fair Market Value of the newly issued Units or the incremental Points, as the case may be, that constitutes such Dilutive Event; by

(B) the sum of (i) the consideration, if any, received by the Company and/or its Subsidiaries as a result of such Dilutive Event, and (ii) the amount described in clause (A)(i) above;

provided that for purposes of illustration only, Exhibit B sets forth an example of the application of the provisions of Section 7.2 following a Dilutive Event and a corresponding adjustment of the Dilution Factor.

“Dilutive Event” means any event (other than a Permitted Dilutive Event) pursuant to which the aggregate number of Points represented by the outstanding Units increases (whether by reason of the issuance of Units having Points, or the making of a Capital Contribution which results in the Points represented by any previously outstanding Unit being increased), or is deemed to have increased as provided in Section 5.7, if less than Fair Market Value (as determined by the Board) is received by the Company and its Subsidiaries with respect to the such increase in Points; provided, however, that the Board’s good faith determination of the Fair Market Value of any such additional Units having Points or of such incremental Points shall be described in reasonable detail in a written notice (a “FMV Notice”) to holders of Class D Common Units given not less than 30 days prior to the effective date of any such Dilutive Event; provided, further, that if any Outside Class D Majority reasonably asserts that the aggregate Fair Market Value of such additional Units or of the incremental Points in question exceeds $2,000,000 and such Outside Class D Majority provides the Company with written notice, delivered within 15 days of their receiving the applicable FMV Notice, to the effect that they believe the Fair Market Value of such additional Units or incremental Points is greater than that described in the FMV Notice, the Company shall (unless the Company (with the approval or ratification by the Board) and any Outside Class D Majority otherwise agree in writing as to the Fair Market Value of such additional Units or incremental Points, in which case such determination will be binding upon the Company, the holders of Outside Investor Class D Common Units and all other holders of Units) engage an Independent Financial Advisor reasonably acceptable to the Company and any Outside Class D Majority to determine the Fair Market Value of such additional Units or incremental Points and such determination shall be binding upon the Company, the holders of Outside Investor Class D Common Units and all other holders of Units. The fees, costs and expenses of the Independent Financial Advisor shall be borne (i) if the Fair Market Value as determined by the Independent Financial Advisor exceeds the Fair Market Value as determined by the Board, then by the Company and (ii) if the Fair Market Value as determined by the Independent Financial Advisor is equal to or less than the Fair Market Value as determined by the Board, then by the holders of Outside Investor Class D Common Units (pro rata among such holders based upon the number of Class D Common Units held by them). The Company will use good faith efforts timely to deliver each FMV Notice; provided that the Company’s failure to timely deliver a FMV Notice will not affect the validity of the related issuance of Units or increase in Points and, if the Company does not timely deliver any FMV Notice and any Outside Class D Majority reasonably asserts that the aggregate Fair Market Value of such additional Units or of the incremental Points in question exceeds $2,000,000, then such Outside Class D Majority may dispute the Board’s determination of Fair Market Value for the issuance or increase in question at any time on or prior to the 15th day after the Company actually gives the holders of Outside Investor Class D Common Units an FMV Notice for such issuance or increase.

“Directors” has the meaning set forth in Section 3.1(a).

“Distribution” means each distribution made by the Company to a Member, whether in cash, securities of the Company or other property and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following will be a Distribution: (a) any redemption or repurchase by the Company of any Unit from any employee or former employee of the Company or any Subsidiary of the Company which is approved by the Board, (b) any recapitalization or exchange of securities of the Company that does not violate terms of the Related Agreements, and (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units that does not violate terms of the Related Agreements.

“Dracup Trusts” means the Dennis G. Dracup Declaration of Trust dated January 19, 1999 and the Christine L. Dracup Declaration of Trust dated January 19, 1999.

“Equity Securities” of a Person means, as applicable, (i) any capital stock, membership interests or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or Unit appreciation rights, phantom share or Unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of Units, recapitalization, merger, consolidation or other reorganization. Unless the context otherwise requires, the term “Equity Securities” refers to Equity Securities of the Company or any successor corporation of the Company.

“Estimated Tax Amount” of a Unitholder for a Fiscal Year means the Unitholder’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Board. In making such estimate, the Board shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Existing Agreement” has the meaning set forth in the recitals hereto.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction; provided, however, that for purposes of Section 5.7(d), the Fair Market Value of any property (other than cash or cash equivalents) contributed to the Company or any of its Subsidiaries shall be (A) in the case of securities listed on any national securities exchange or quoted on the NASDAQ Stock Exchange (the “Nasdaq”) or the over-the-counter market, the average of the closing prices of the sales of securities of the type in question, on all securities exchanges on which such securities may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such securities are not so listed, the average of the representative bid and asked prices quoted on the Nasdaq as of 4:00 P.M., New York time, or, if on any day such securities are not quoted on the Nasdaq, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, LLC or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive trading days prior to such day, and (B) in the case where the contributed property consists of (1) securities that are not listed on any securities exchange or quoted on the Nasdaq or the over-the-counter market, or (2) property other than securities, such amount as determined in good faith by a Majority of the Board that includes a majority of the Non-ABRY Directors (subject to the provisions of the term “Dilutive Event”); provided that:

(a) the “Fair Market Value” of any Unit at any time is the aggregate amount that the holder of such Unit would receive by reason of such Unit if (after giving effect to the transactions consummated in connection with the issuance of such Unit, if Fair Market Value is being determined as of the time such Unit is issued) the assets of the Company were sold, as a going concern, for their Fair Market Value in cash and the proceeds of such sale (after repayment of all indebtedness of the Company and a deduction for expenses that would reasonably be expected to be incurred by a seller in such a sale) were distributed to the holders of Units in accordance with Section 7.2; and

(b) the “Fair Market Value” of any additional or incremental Points for an outstanding Unit refers to the aggregate amount that the holder of such Unit would receive by virtue of such additional or incremental Points if, after giving effect to the transactions consummated in connection with the related increase in the Points, the assets of the Company were sold, as a going concern, for their Fair Market Value in cash and the proceeds of such sale (after repayment of all indebtedness of the Company and a deduction for expenses that would reasonably be expected to be incurred by a seller in such a sale) were distributed to the holders of Units in accordance with Section 7.2.

“Fiscal Year” means the Company’s Taxable Year.

“GCL” means the General Corporate Law of the State of Delaware, as the same may be amended from time to time.

“Incentive Unit Purchase Agreement” means each of the Incentive Unit Purchase Agreements by and between the Company and certain Persons to whom Class C Common Units may be issued from time to time either on the date hereof or in the future, as in effect from time to time.

“Indemnifying Unitholder” has the meaning set forth in Section 7.5.

“Independent Financial Advisor” shall mean a nationally recognized accounting, appraisal, investment banking firm or consultant in the United States that is, in the good faith judgment of the Board, independently qualified to perform the task for which it has been engaged.

“Investors Securities Purchase Agreement” means the Investors Securities Purchase Agreement, dated as of the date hereof, by and among the Company, ABRY Partners and the other Persons acquiring Class A Common Units thereunder, as in effect from time to time.

“Liquidator” has the meaning set forth in Section 10.2(a).

“Losses” has the meaning set forth in Section 6.2(b).

“Majority of the Board” means, at any time, a combination of the Directors having a majority of the votes (as determined pursuant to Section 3.1) of all of the Directors who are then elected.

“Majority of the Members” means, at any time, Members that hold a majority of the Voting Units that are outstanding at such time and that are held by the Members.

“Majority Redeeming Class D Holders” means, at any time when any holder(s) have elected to require that Class D Common Units be redeemed, any holder(s) of a majority of the Class D Common Units to be redeemed (provided that such holders include a Continuing Class D Common Holder if any Continuing Class D Common Holder is a holder of Class D Common Units to be redeemed).

“Member” means each Person identified on the Members and Option Holders Schedule as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Members Agreement” means the Members Agreement, dated as of the date hereof, by and among the Company and the Members named therein, as in effect from time to time.

“Members Schedule” has the meaning set forth in Section 5.1.

“Membership Interest” means the interest acquired by a Member in the Company, including such Member’s right (based on the type and class and/or series of Unit or Units held by such Member), as applicable, (a) to a distributive share of Profits, Losses, and other items of income, gain, loss, deduction and credits of the Company, (b) to a distributive share of the assets of the Company, (c) to vote on, consent to or otherwise participate in any decision of the Members, and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Merrill” means Merrill Lynch Capital Corporation.

“Net Loss” means the excess, if any, of the Company’s items of Loss over the Company’s items of Profit for the Fiscal Year or for any other accounting period for which a calculation of Net Loss is necessary.

“Net Profit” means the excess, if any, of the Company’s items of Profit over the Company’s items of Loss for the Fiscal Year or for any other accounting period for which a calculation of Net Profit is necessary.

“New Unit Designation” means a written designation of the rights and obligations specified for a Class of Units or a Series of any Class of Units (or for more than one Class or Series of any Class of such Units), other than Class A Common Units, Class B Common Units, Class C Common Units, Class D Common Units or Class E Common Units, that is approved by the Board and executed (including by means of a joinder) by the initial holder or holders of Units of such Class or Series, which written designation (as in effect from time to time) will be a part of this Agreement as if it were fully set forth in this document.

“New Units” means any Membership Interests authorized in any New Unit Designation.

“New York Life” means New York Life Capital Partners II, L.P.

“Non-ABRY Director” means any Director other than an ABRY Director.

“Non-Distribution Amount” means (i) $1.00, for each Class C-1 Common Unit, (ii) $2.00, for each Class C-2 Common Unit, (iii) $2.60, for each Class C-3 Common Unit or (iv) the “Non-Distribution Amount” specified in the related Class C Common Designation, for each Class C Common Unit of any other Series, in the case of clause (i) through (iv), as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Officers” has the meaning set forth in Section 3.3 hereof.

“Option” means any option, warrant or other right directly or indirectly exercisable for (a) any membership interest having Points, or (b) any Convertible Security, in each case, as may be issued by the Company from time to time.

“Outside Class D Majority” means any holder(s) of Outside Investor Class D Common Units that hold(s) a majority of the Outside Investor Class D Common Units (provided that such holder(s) include at least one Continuing Class D Common Holder if at such time there is any Continuing Class D Common Holder).

“Outside Investor Class D Common Units” means the Class D Common Units, other than any Class D Common Unit held by AMP or any of its Affiliates.

“Permitted Dilutive Event” shall mean any of the following events:

(i) any increase in the number of Points represented by Class D Common Units solely by reason of any recalculation of Points for Class D Common Units occurring in connection with any increase in the Dilution Factor pursuant to the definition of “Points”;

(ii) any increase in the number of Points represented by the outstanding Units by reason of any issuance or award of Units to employees, directors or consultants of the Company or its Subsidiaries in an aggregate amount not to exceed 20,888,888 Points;

(iii) any increase in the number of Points represented by the outstanding Units by reason of any issuance of Units to the seller(s) of a company or business (or any related assets) acquired by the Company or its Subsidiary as part or all of the acquisition consideration;

(iv) any increase in the number of Points represented by the outstanding Units by reason of any issuance of Units or Options containing nominal exercise prices, in each case to financing sources in connection with a loan or other indebtedness for borrowed money;

(v) any increase in the number of Points represented by the outstanding Units by reason of any issuance of Units upon the issuance of Equity Securities pursuant to an Equity Investment (as defined in the Call Agreement) under the Call Agreement or the conversion or exercise of any Options or Convertible Securities;

(vi) any increase in the number of Points represented by the outstanding Units by reason of any issuance of Units pursuant to an underwritten public offering and sale of Equity Securities of the Company or a successor corporation pursuant to an effective registration statement under the Securities Act;

(vii) any increase in the number of Points represented by the outstanding Units as a result of any split or other subdivision of any class or series of Common Units so long as adjustments in respect thereof are made in accordance with the final sentence of Section 5.1; and

(viii) any increase in the number of Points represented by the outstanding Units by reason of the issuance of Class A Common Units to repurchase or redeem or in exchange for Class C Common Units pursuant to the terms of that certain Incentive Unit Agreement among the Company and the Dracup Trusts as in effect on the date hereof (or any substantially similar agreement with any employee of the Company or its Subsidiaries or a Person that would be a Permitted Transferee of any such employees under the Members Agreement).

“Person” means any individual, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other unincorporated entity, association or group.

The number of “Points” for any Unit will be as follows:

(i) The number of “Points” for any Class A Common Unit, Class B Common Unit or Class C Common Unit shall be one (1).

(ii) The number of “Points” for any Class D Common Unit shall be:

(A) for purposes of Section 7.2(c) and Section 7.2(d), (x) 0.85492228 multiplied by (y) the Dilution Factor; and

(B) for purposes of Section 4.2, Section 7.2(e) and Section 7.2(f) (x) 1.00 multiplied by the Dilution Factor;

in each case, as equitably adjusted for any Unit split or other combination or subdivision of Units; provided that in the event that the Company issues Class A Common Units in consideration of an Equity Investment (as defined in the Call Agreement) pursuant to the Call Agreement, or if the Company issues Class A Common Units upon the conversion of ABRY Subordinated Indebtedness issued in consideration of an Equity Investment pursuant to the Call Agreement, then the number of Points for any Class D Common Unit for (i) purposes of Section 7.2(c) and Section 7.2(d) shall be increased to the number of Points specified for such Unit in clause (ii)(A) above multiplied by a fraction: (x) the numerator of which is 120,000,000 plus the aggregate number of Class A Common Units so issued, and (y) the denominator of which is 120,000,000 and (ii) for all other purposes, including for purposes of Section 7.2(e) and Section 7.2(f), shall be increased to the number of Points specified for such Unit in clause (ii)(B) above multiplied by a fraction: (x) the numerator of which is 140,363,636 plus the aggregate number of Class A Common Units issued in such Equity Investment or upon conversion of such Equity Investment, and (y) the denominator of which is 140,363,636.

“Preferred Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the purchasers of Series A Preferred Units and Class D Common Units that are parties thereto, as in effect from time to time.

“Preferred Units” means, collectively, the Series A Preferred Units and any New Units of any Class that are stated to be Preferred Units in the applicable New Unit Designation.

“Profits” has the meaning set forth in Section 6.2(b).

“Public Sale” means a sale of Equity Securities to the public (i) pursuant to an offering registered under the Securities Act or (ii) after the consummation of the initial public offering of Equity Securities, through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).

“Quarterly Estimated Tax Amount” of a Unitholder for any calendar quarter of a Fiscal Year means the excess, if any of (i) the product of (A)  1/4 in the case of the first calendar quarter of the Fiscal Year,  1/2 in the case of the second calendar quarter of the Fiscal Year,  3/4 in the case of the third calendar quarter of the Fiscal Year, and 1 in the case of the fourth calendar quarter of the Fiscal Year and (B) the Unitholder’s Estimated Tax Amount for such Fiscal Year over (ii) all Tax Advances previously made to such Unitholder with respect to such Fiscal Year.

“Redemption Value Notice” has the meaning set forth in Section 5.8.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Members named therein, as in effect from time to time.

“Regulatory Allocations” has the meaning set forth in Section 8.2(e).

“Related Agreements” means, collectively, the Preferred Securities Purchase Agreement, the Investors Securities Purchase Agreement, the Incentive Unit Purchase Agreements, the Registration Rights Agreement and the Members Agreement.

“Restricted Securities” means (a) all Units issued by the Company and (b) any securities issued with respect to, or in exchange for, the Units referred to in clause (a) above in connection with a conversion, combination of units or shares, recapitalization, merger, consolidation or other reorganization, including in connection with the consummation of any reorganization plan. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been Transferred pursuant to a Public Sale.

“Securities Act” means the Securities Act of 1933, as amended.

A “Series” of Class C Common Units means the Class C-1 Common Units, the Class C-2 Common Units, the Class C-3 Common Units or any other Class C Common Units that have the rights and preferences specified for a particular series or subseries of Class C Common Units in a Class C Common Unit Designation.

“Series A Preferred Capital Value” means, for any Series A Preferred Unit, $1.00, as equitably adjusted for any Unit split or other combination or subdivision of Units.

“Series A Preferred Unit” means a Unit having the rights and obligations specified with respect to “Series A Preferred Units” in this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company with voting securities, a majority of the total voting power of shares of stock (or units) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company without voting securities, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this Agreement, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member, or general partner of such limited liability company, partnership, association or other business entity.

“Tax Advance” means any distribution pursuant to Section 7.4.

“Tax Amount” of a Unitholder for a Fiscal Year means the product of (A) the Unitholder’s Tax Rate for such Fiscal Year and (B) the Adjusted Taxable Income of the Unitholder for such Fiscal Year with respect to its Units.

“Tax Matters Partner” has the meaning set forth in Code Section 6231 and Section 9.5.

“Tax Rate” of a Unitholder for any period means the highest marginal tax rates for an individual resident in New York City applicable to ordinary income, qualified dividend income, or capital gains, as appropriate, taking into account the deductibility of state and local income taxes as applicable at the time for United States federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code.

“Taxable Year” means the Company’s taxable year ending on or about December 31 (or part thereof in the case of the Company’s first and last taxable year), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the Board (if no year is so required by Section 706 of the Code).

“Transfer” means any direct or indirect sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition.

“Treasury Regulations” means the final or temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit representing a fractional part of the Membership Interests of all of the Unitholders and shall include all types and classes and/or series of Units; provided that any type, class or series of Units shall have the designations, preferences and/or special rights set forth in this Agreement, and the Membership Interests represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unitholder” means any holder of Units whether or not such holder has been admitted as a Member in accordance with the terms of this Agreement, but only with respect to, and to the extent such holder holds, Units.

“Unitholder Minimum Gain” with respect to each Unitholder Nonrecourse Debt, means the amount of Company Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(d)(1)) that would result if such Unitholder Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Unitholder Nonrecourse Debt” means “Unitholder Nonrecourse Debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Unitholder” for the term “partner” as the context requires.

“Unitholder Nonrecourse Deduction” means “Unitholder Nonrecourse Deduction” as defined in Treasury Regulation Section 1.704-2(i), substituting the term “Unitholder” for the term “partner” as the context requires.

“Unpaid Yield” on (i) any Class A Common Unit means, as of any date, an amount equal to the excess, if any, of (A) the aggregate Yield accrued on such Class A Common Unit prior to such date, over (B) the aggregate amount of prior Distributions made by the Company on such Class A Common Unit pursuant to Section 7.2(d), and (ii) on any Series A Preferred Unit, as of any date, an amount equal to the excess, if any, of (A) the aggregate Yield accrued on such Series A Preferred Unit prior to such date, over (B) the aggregate amount of prior Distributions made by the Company on such Series A Preferred Unit pursuant to Section 7.2(b).

“Unreturned Capital Value” means, for (i) any Class A Common Unit, the amount of the Common Capital Value for such Class A Common Unit, reduced by all Distributions made by the Company on such Class A Common Unit pursuant to Section 7.2(c), and (ii) any Series A Preferred Unit, the amount of the Series A Preferred Capital Value for such Series A Preferred Unit, reduced by all Distributions made by the Company on such Series A Preferred Unit pursuant to Section 7.2(a).

“Unvested Class C Common Unit” means any Class C Common Unit that is not a Vested Class C Common Unit.

“Vested Class C Common Unit” means any Class C Common Unit that has vested pursuant to the terms and conditions of the Incentive Unit Purchase Agreement or other document pursuant to which such Class C Common Units were acquired by the initial holder thereof or any other document governing the vesting of such Class C Common Units.

“Voting Units” means the Class A Common Units, the Class B Common Units, and the Class D Common Units.

“Yield” on (i) any Class A Common Unit means the amount accruing on a daily basis in respect of such Unit (commencing with respect to such Unit on the date the Company receives cash or other consideration in an amount equal to the purchase price of such Unit) at a rate of 15.0% per annum on (A) the Unreturned Capital Value for such Unit plus (B) the Unpaid Yield on such Unit for all prior quarterly periods (or portions thereof) ending on any March 31, June 30, September 30 or December 31, and (ii) on any Series A Preferred Unit, means the amount accruing on a daily basis in respect of such Series A Preferred Unit (commencing with respect to such Series A Preferred Unit on the date the Company receives cash in an amount equal to the purchase price of such Series A Preferred Unit) at a rate of 15.0% per annum on (A) the Unreturned Capital Value for such Series A Preferred Unit plus (B) the Unpaid Yield on such Series A Preferred Unit for all prior quarterly periods ending on any March 31, June 30, September 30 or December 31; provided that, at any time after and during the continuance of an Event of Default (as that term is defined in the Preferred Securities Purchase Agreement) such rate of accrual of Yield for any Series A Preferred Unit shall be 17.0% per annum. For the avoidance of doubt, from and after the discontinuance or waiver in accordance with the Preferred Securities Purchase Agreement of any Event of Default, so long as no other Event of Default shall have occurred and be continuing, the rate of accrual of Yield for any Series A Preferred Unit shall be 15.0% per annum, subject to subsequent increase as provided in this definition. In calculating the amount of any Distribution to be made pursuant to Section 7.2(b) during any calendar year, the portion of the Yield on any Class A Common Unit or Series A Preferred Unit for such portion of the quarterly period elapsing before such Distribution is made will be taken into account and paid first.

1.2 Other Definitional Provisions. Capitalized terms used in this Agreement which are not defined in this Article I have the meanings contained elsewhere in this Agreement. Defined terms used in this Agreement in the singular shall include the plural and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine.

ARTICLE II

Organization of the Company

2.1 Formation.

(a) The Company was formed upon the filing of the certificate of formation of the Company (as amended, supplemented or restated from time to time, the “Certificate”) with the Secretary of State of the State of Delaware on April 14, 2004, pursuant to the Delaware Act. This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Unitholders shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Unitholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

(b) Any officer of the Company, as an “authorized person” within the meaning of the Delaware Act, is hereby authorized, at any time that the Board has approved an amendment to the Certificate in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with the Delaware Act.

(c) The Company shall, to the extent permissible, elect to be treated as a partnership for federal, foreign, state and local income tax purposes, and each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Unitholder shall take any action inconsistent with such treatment. The Company shall not be deemed a partnership or joint venture for any other purpose.

2.2 Name. The name of the Company is “Language Line Holdings, LLC” or such other name or names as the Board may from time to time designate; provided that the name shall always contain the words “Limited Liability Company” or the abbreviation “LLC” or “L.L.C.”

2.3 Principal Place of Business. The principal place of business of the Company shall be at such place as the Board may determine from time to time. The Company may locate its place or places of business (including its principal place of business) and registered office at any other place or places as the Board may from time to time deem necessary or advisable.

2.4 Registered Office and Registered Agent. The Company’s registered office shall be at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of its initial registered agent at such address shall be Corporation Service Company.

2.5 Term. The term of existence of the Company shall be perpetual from the date the Certificate was filed with the Secretary of State of Delaware, unless the Company is dissolved in accordance with the provisions of this Agreement.

2.6 Purposes and Powers. The purposes and character of the business of the Company shall be to transact any or all lawful business for which limited liability companies may be organized under the Delaware Act. The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited liability companies under the Delaware Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law for a limited liability company organized under the laws of the State of Delaware.

ARTICLE III

Management of the Company

3.1 Board of Directors.

(a) Establishment. There is hereby established a committee (the “Board”) comprised of natural Persons (the “Directors”) having the authority and duties set forth in this Agreement and the Delaware Act. Each Director shall be entitled to one (1) vote. Any decisions to be made by the Board shall require the approval of a Majority of the Board. Except as provided in the immediately preceding sentence, no Director acting alone, or with any other Director or Directors, shall have the power to act for or on behalf of, or to bind the Company in his or her capacity as a Director. Each Director shall be a “manager” (as that term is defined in the Delaware Act) of the Company, but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement. Directors need not be residents of the State of Delaware.

(b) Powers. The business and affairs of the Company shall be managed by or under the direction of the Board. All actions outside of the ordinary course of business of the Company, to be taken by or on behalf of the Company, shall require the approval of the Board. Directors shall have the duties, powers and rights of directors under Delaware law applicable to directors of corporations organized under the GCL.

(c) Number of Directors; Term of Office. The authorized number of Directors shall, as of the date hereof, be five (5) Directors and hereafter the authorized number of Directors may be increased or decreased by the Board. Subject to the terms and provisions of the Members Agreement, the Directors shall, except as hereinafter otherwise provided for filling vacancies, be elected by vote of a Majority of the Members and shall hold office until their respective successors are elected or until their earlier death, resignation or removal. The initial ABRY Directors shall be Peggy Koenig, C.J. Brucato and Azra Nanji; the initial CEO Director shall be Dennis Dracup; and the remaining initial Director shall be Matthew Gibbs; and each such Person shall hold office as a Director until his or her respective successor is elected or until his or her earlier death, resignation or removal.

(i) A Majority of the Members may remove, with or without cause, any Director and fill the vacancy; provided that whenever any Director shall have been elected pursuant to the Members Agreement, such Director may be removed and the vacancy filled only as provided in the Members Agreement. Vacancies caused by any such removal by the Members and not filled by the Members at the meeting at which such removal shall have been made or pursuant to the applicable written consent of the Members, may be filled by a Majority of the Board, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal; provided that such Director can be removed with or without cause and replaced by the Member or Members, if any, which have the right to designate such Director pursuant to the Members Agreement.

(ii) A Director may resign at any time by giving written notice to that effect to the Company. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the death of any Director or for any other reason (including due to the authorization by the Board of a newly created directorship) and not filled by the Members (either by Members with the right to designate such Director pursuant to the Members Agreement or otherwise) may be filled by a Majority of the Board, although less than a quorum, and any Director so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal; provided that such Director can be removed with or without cause and replaced by the Member or Members, if any, which have the right to designate such Director pursuant to the Members Agreement.

(d) Meetings of the Board. The Board shall meet at such time and at such place (either within or without the State of Delaware) as the Board may designate; provided, however, that the Board shall meet a minimum of four times per calendar year. Meetings of the Board shall be held on at least three (3) Business Days’ (if the meeting is to be held in person) or two (2) Business Days’ (if the meeting is to be held by telephone communications) prior oral or written notice to the Directors, or upon such shorter notice as may be approved by all of the Directors. Any Director may waive such notice as to himself. A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(i) Conduct of Meetings. Any meeting of the Directors may be held, and any Director may attend and vote and be present at a meeting, in person (including by proxy given to another Director) or telephonically. If any, but not all, of the ABRY Directors is present in person or telephonically at a meeting, then the other ABRY Director(s) will be deemed to be present at such meeting by proxy and the ABRY Director(s) present in person or telephonically will be entitled to cast the votes of the other ABRY Director(s), whether or not they have been given a written proxy.

(ii) Quorum. The presence (in person, telephonically, by proxy or by operation of this Section 3.1(d)) of a Majority of the Board shall constitute a quorum of the Board for purposes of conducting business. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then Directors having a majority of the votes of the Directors present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(iii) Attendance and Waiver of Notice. Attendance by a Director at any meeting (in person, telephonically or by proxy) shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(iv) Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by a Majority of the Board.

(e) Compensation of the Directors. Directors, as such, shall not receive any stated salary for their services, but shall receive such reasonable compensation for their services as may be from time to time agreed upon by a Majority of the Members or by a Majority of the Board. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board, provided that nothing contained in this Agreement shall be construed to preclude any Director from serving the Company or any of its Subsidiaries in any other capacity and receiving reasonable compensation for such service.

(f) Chairman of the Board. A Majority of the Board may elect any one of the Directors to be the chairman of the Board (the “Chairman”), and the initial Chairman will be Dennis Dracup. At any time, the Chairman, if any, can be removed from his or her position as Chairman by a Majority of the Board; provided that Dennis Dracup shall serve as the Chairman so long as he serves as the chief executive officer of the Company . The Chairman shall preside at all meetings of the Board and at all meetings of the Members at which he or she shall be present.

3.2 Committees of the Board. The Board may, by resolution, designate from among the Directors one or more committees (including an audit committee, a nominating committee, and a compensation committee), each of which shall be comprised of one or more Directors, and may designate one or more of the Directors as alternate members of any committee, who may, subject to any limitations imposed by the Board, replace absent or disqualified Directors at any meeting of that committee. Any such committee, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board, subject to the limitations set forth in the Delaware Act or in the establishment of the committee. Any members thereof may be removed by a Majority of the Board. Unless the resolution designating a particular committee or this Agreement expressly so provides, a committee of the Board shall not have the authority to authorize or make a distribution to the Members or to authorize the issuance of Units. The provisions of this Article III relating to the Board and the Directors shall apply to each committee and its members, mutatis mutandi.

3.3 Officers.

(a) Appointment of Officers. The Board may appoint individuals as officers (“Officers”) of the Company, which may include (i) a chief executive officer, (ii) a president, (iii) a chief financial officer, (iv) a secretary, and (v) such other Officers (such as a treasurer or any number of vice presidents) as the Board deems advisable. No Officer need be a Member or a Director. An individual can be appointed to more than one office. Each Officer of the Company shall be a “manager” (as that term is used in the Delaware Act) of the Company, but, notwithstanding the foregoing, no Officer of the Company shall have any rights or powers beyond the rights and powers granted to such Officer in this Agreement or by the Board. The Officers of the Company as of the date hereof are listed on the attached Schedule A.

(b) Duties of Officers Generally. Under the direction of and, at all times, subject to the authority of the Board, the Officers shall manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, make decisions affecting the day-to-day business, operations and affairs of the Company in the ordinary course of its business and take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. In addition, the Officers shall have such other powers and duties as may be prescribed by the Board or this Agreement. The chief executive officer and the president shall have the power and authority to delegate to any agents or employees of the Company rights and powers of Officers of the Company to manage and control the day-to-day business, operations and affairs of the Company in the ordinary course of its business, as the chief executive officer or the president may deem appropriate from time to time, in each case, unless the Board shall have previously restricted (specifically or generally) such powers. Officers of the Company shall have the duties of officers under Delaware law applicable to officers of corporations organized under the GCL.

(c) Authority of Officers. Subject to Section 3.3(b) above, with respect to all matters within the ordinary course of business of the Company, any Officer of the Company shall have the right, power and authority to transact business in the name of the Company or to act for or on behalf of or to bind the Company. With respect to such matters, third parties dealing with the Company may rely conclusively upon any certificate of any Officer to the effect that such Officer is acting on behalf of the Company.

(d) Removal, Resignation and Filling of Vacancy of Officers. Subject to the terms of any applicable employment agreement to which the Company or any of its Subsidiaries is a party, the Board may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Company, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to that office.

(e) Compensation of Officers. The Officers shall be entitled to receive compensation from the Company if and as determined by the Board.

(f) Chief Executive Officer. Under the direction of and, at all times, subject to the authority of the Board and this Agreement, the chief executive officer of the Company (the “Chief Executive Officer”) shall have general supervision over the day-to-day business, operations and affairs of the Company and shall perform such duties and exercise such powers as are incident to the office of Chief Executive Officer of a corporation organized under the GCL. The Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board.

(g) President. Under the direction of and, at all times, subject to the authority of the Board and this Agreement, the president of the Company (the “President”) shall perform such duties and exercise such powers as are incident to the office of president of a corporation organized under the GCL. In the absence of the Chief Executive Officer, the president shall perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties as may from time to time be prescribed by the Board.

(h) Chief Financial Officer. The chief financial officer of the Company (the “Chief Financial Officer”) shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Units, and, in general, shall perform all the duties incident to the office of the Chief Financial Officer of a corporation organized under the GCL. The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

(i) Secretary. The secretary of the Company (the “Secretary”) shall (i) keep the minutes of the meetings of the Members and the Board in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the Company’s records; (iv) keep a register of the address of each Member which shall be furnished to the Secretary by such Member; (v) have general charge of the Members Schedule; and (vi) in general perform all duties incident to the office of the Secretary of a corporation organized under the GCL. The secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the Board, the Chief Executive Officer and/or the President.

3.4 Performance of Duties; Liability of Directors and Officers. In performing his or her duties, each of the Directors and the Officers shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid), of the following other Persons or groups: (a) one or more Officers or employees of the Company or its Subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the Company or its Subsidiaries; or (c) any other Person who has been selected with reasonable care by or on behalf of the Company or its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Delaware Act. No individual who is a Director and/or an Officer shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Director and/or an Officer.

3.5 Indemnification. The Directors and Officers shall not be liable, responsible or accountable for damages or otherwise to the Company, or to the Members, and, to the fullest extent allowed by law, each Director and each Officer shall be indemnified and held harmless by the Company, including advancement of reasonable attorneys’ fees and other expenses, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, liabilities, and expenses by reason of the fact that such Director or Officer is or was a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise; provided that (a) such Director’s or Officer’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and was reasonably believed by him to be within the scope of authority conferred on such Director or Officer pursuant to this Agreement and (b) such course of conduct did not constitute gross negligence or willful misconduct on the part of such Director or Officer and otherwise was in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, unless expressly approved by the Board, no Director or Officer shall be entitled to indemnification by the Company under this Section 3.5 with respect to any legal proceeding initiated by such Director or Officer. The rights of indemnification provided in this Section 3.5 are intended to provide indemnification of the Directors and the Officers to the fullest extent permitted by the GCL regarding a corporation’s indemnification of its directors and officers and will be in addition to any rights to which the Directors or Officers may otherwise be entitled by contract or as a matter of law and shall extend to their respective heirs, personal representatives and assigns. The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 3.5. Each

Director’s and each Officer’s right to indemnification pursuant to this Section 3.5 may be conditioned by the Board upon the delivery by such Director or such Officer of a written undertaking (with such security as the Board may require) to repay such amount if such individual is determined by the Board or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited obligation.

ARTICLE IV

Members; Voting Rights

4.1 Meetings of Members.

(a) Generally. Meetings of the Members may be called by the Board or by a Majority of the Members. All meetings of the Members shall be held telephonically or at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Board or the Member(s) calling the meeting and set forth in the respective notice or waivers of notice of such meeting. A record shall be maintained by the Secretary of the Company of each meeting of the Members.

(b) Notice of Meetings of Members. Written or printed notice stating the place, day and hour of the meeting shall be delivered not fewer than two (2) Business Days before the date of the meeting, either personally or by any written method by which it is reasonable to expect that the Members would receive such notice not later than the Business Day prior to the date of the meeting, to each holder of Units, by or at the direction of the Member(s) calling the meeting or the Board, as the case may be. Such notice may, but need not, specify the purpose or purposes of such meeting and may, but need not, limit the business to be conducted at such meeting to such purpose(s).

(c) Quorum. Except as otherwise provided herein or by applicable law, at any time, a Majority of the Members, present or represented in person, telephonically or by proxy, shall constitute a quorum of the Members for purposes of conducting business. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members having a majority of the voting power of the Members present at such meeting (in person or by proxy) shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a Majority of the Members shall be present or represented. Resolutions of the Members at any meeting of Members shall be adopted by the affirmative vote of a Majority of the Members.

(d) Actions Without a Meeting. Any action that may be taken at a meeting of the Members may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by a Majority of the Members and such consent or consents are delivered to the Secretary. A record shall be maintained by the Secretary of each such action taken by written consent of a Member or Members.

4.2 Voting Rights. Except as specifically provided herein or otherwise required by applicable law, for all purposes hereunder or under the Delaware Act with respect to which the Members are required to act, including for purposes of Article III hereof, each Member shall be entitled to one vote per Point represented by the Voting Units held by such Member. A Member who owns Units may vote or be present at a meeting either in person, telephonically or by proxy. There will be no “cumulative voting” (as that term is defined in the GCL) in the election or removal of Directors. Except as expressly required by this Agreement or the Delaware Act, neither a vote of the Members nor a separate vote by the Members who hold Units of any class or series of Units will be required for any action taken or proposed to be taken by the Company. Without limiting the preceding sentence, except as expressly required by Section 12.4, a merger or consolidation involving the Company shall require only the approval of a Majority of the Members. Unitholders who are not admitted as Members in accordance with this Agreement shall not be entitled to vote on any matters involving the Company or their Units.

4.3 Registered Members. The Company shall be entitled to treat the owner of record of any Unit as the owner in fact of such Unit for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Unit on the part of any other Person, whether or not the Company shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the Delaware Act. Notwithstanding the foregoing, the Secretary shall amend the Members Schedule to reflect a transferee of any Unit as the new owner of record of such Unit as promptly as practicable following the Company’s receipt from such transferee of a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A, as contemplated by Section 11.3(a).

4.4 Limitation of Liability. Except as otherwise provided in the Delaware Act or in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any other Member by reason of being a Member, whether arising in contract, tort or otherwise. No Member will have any responsibility to restore any negative balance in such Member’s Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by the Delaware Act or other applicable law.

4.5 Withdrawal; Resignation. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as result of any other events specified in § 18-304 of the Delaware Act. So long as a Member continues to own or hold any Units, such Member shall not have the ability to resign as a Member prior to the dissolution and winding up of the Company and any such resignation or attempted resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. When any Person who is a Member ceases to own or hold any Units, such Person shall no longer be a Member.

4.6 Death of a Member. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members.

4.7 Authority. No Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind the Company.

4.8 Outside Activities. Subject to the terms of any written agreement by any Member to the contrary, a Member may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities which compete with those of the Company and its Subsidiaries, and no Member in his capacity as a Member shall have any duty or obligation to bring any “corporate opportunity” to the Company or any of its Subsidiaries. Subject to the terms of any written agreement by any Member to the contrary, neither the Company or any of its Subsidiaries nor any other Member in his capacity as a Member shall have any rights by virtue of this Agreement in any business interests or activities of any other Member.

ARTICLE V

Units; Membership

5.1 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, classes or series, or subseries of any type, class or series, with each type, class or series, or subseries thereof, having the rights and privileges, including voting rights, if any, set forth in this Agreement. The Secretary shall maintain a schedule of all Members from time to time, their respective mailing addresses and the Units held by them and the Capital Contributions made by them with respect thereto (as the same may be amended, modified or supplemented from time to time, the “Members Schedule”), a copy of which as of the date hereof is attached hereto as Schedule B. Ownership of a Unit (or fraction thereof) shall not entitle a Unitholder to call for a partition or division of any property of the Company or for any accounting. The Company will not effect a split, reverse split or other combination or subdivision of the Common Units of any class or series unless the terms of all other classes and series (including related Points, Common Capital Values and Non-Distribution Amounts) of Common Units are equitably adjusted.

5.2 Authorization and Issuance of Units.

(a) Series A Preferred Units. The Company hereby authorizes the issuance of an unlimited number of Series A Preferred Units, 82,000,000 of which are outstanding on the date hereof, as set forth on Schedule B.

(b) Class A Common Units. The Company hereby authorizes the issuance of an unlimited number of Class A Common Units, which it may issue in one or more Series, 120,000,000 of which are outstanding on the date hereof, as set forth on Schedule B.

(c) Class B Common Units. The Company hereby authorizes the issuance of an unlimited number of Class B Common Units, none of which are outstanding on the date hereof.

(d) Class C Common Units. The Company hereby authorizes the issuance of an unlimited number of Class C Common Units, which it may issue in one or more Series, 15,636,364 of which are outstanding on the date hereof, as set forth on
Schedule B. The initial three Series of Class C Common Units are (i) Class C-1 Common Units, 5,212,121 of which are outstanding on the date hereof, (ii) Class C-2 Common Units, 5,212,122 of which are outstanding on the date hereof, and (iii) Class C-3 Common Units, 5,212,121 of which are outstanding on the date hereof.

(e) Class D Common Units. The Company hereby authorizes the issuance of an unlimited number of Class D Common Units, which it may issue in one or more Series, 5,090,909 of which are outstanding on the date hereof, as set forth on
Schedule B.

(f) Other Units. In addition to the Series A Preferred Units, the Class A Common Units, the Class B Common Units, the initial Series of Class C Common Units, and the Class D Common Units, the Company hereby authorizes the issuance of other Units. With respect to such Units, the Board is authorized to provide for the issuance of such Units in any class or series by adopting a Class C Common Unit Designation or a New Unit Designation or by amending this Agreement to reflect such issuance and to establish the number of Units to be included in each such series (which may be unlimited), and to fix the relative rights, obligations, preferences and limitations of the Units of each such Class or Series.

(g) Additional Units. The Board is authorized to increase or decrease the number of Units of any Class or Series of Units, prior or subsequent to the issue of Units of that Class or Series, but not below the number of Units of such Class or Series then outstanding.

5.3 Unit Certificates. Unless the Board otherwise directs, Units will not be represented by certificates.

5.4 Issuance of Units. Subject to the limitations contained in Section 11.5, the Company (with the approval of the Board) shall have the right to issue any authorized but unissued Units; provided that the Company shall not issue any Units to any Person unless such Person has executed and delivered to the Secretary the documents described in Section 5.5. Upon the issuance of Units, the Company shall adjust the Capital Accounts of the Unitholders as necessary in accordance with Section 6.2.

5.5 New Members from the Issuance of Units. In order for a Person to be admitted as a Member of the Company by reason of the issuance of Units to such Person by the Company, such Person shall have executed and delivered to the Secretary a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A. Upon the amendment of the Members Schedule by the Secretary and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company.

5.6 Treatment of Repurchased Class C Common Units. Any Class C Common Unit that is repurchased by the Company pursuant to Section 6 of any Incentive Share Purchase Agreement or otherwise shall no longer be deemed to be outstanding for any purpose under this Agreement.

5.7 Effect on Dilution Factor of Certain Events. For purposes of determining the Dilution Factor, the following shall be applicable:

(a) Issuance of Options. If the Company in any manner grants or sells any Option and the price per Unit for which membership interests having Points are issuable upon the exercise of such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of such Option, is less than the Fair Market Value of such Units immediately prior to such grant or sale, then for purposes of the definitions of the terms “Dilution Factor” and “Dilutive Event” the total number of Units issuable upon the exercise of such Option or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per Unit. For purposes of this Section 5.7(a), the “price per Unit for which membership interests having Points are issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Option, plus the aggregate amount of additional consideration payable to the Company upon exercise of such Option, plus in the case of an Option which relates to Convertible Securities, the aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total number of Units so issuable upon the exercise of such Option or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Option. No adjustment of the Dilution Factor shall be made when Convertible Securities are actually issued upon the exercise of any such Option or when Units having Points are actually issued upon the exercise of such Option or the conversion or exchange of such Convertible Securities.

(b) Issuance of Convertible Securities. If the Company or any Subsidiary in any manner issues or sells any Convertible Securities and the price per Unit for which membership interests having Points are issuable upon conversion or exchange thereof is less than the Fair Market Value of such Units immediately prior to such issuance or sale, then for purposes of the definitions of the terms “Dilution Factor” and “Dilutive Event” the total number of Units issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per Unit. For the purposes of this Section 5.7(b), the “price per Unit for which membership interests having Points are issuable” shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total number of Units represented by the membership interests issuable upon the conversion or exchange of all such Convertible Securities. No adjustment of the Dilution Factor shall be made when membership interests are actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Option, then no adjustment of the Dilution Factor shall be made by reason of such issue or sale.

(c) Change in Option Price; Conversion Rate or Units Issuable. If the purchase price provided for in any Option, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Security, the rate at which any Convertible Security is convertible into or exchangeable for membership interests having Points, and/or the quantity of such membership interests issuable upon the conversion, exercise or exchange of any such

Option or Convertible Security, changes at any time, then the Dilution Factor shall be immediately adjusted to the Dilution Factor which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration, conversion rate or quantity, as the case may be, at the time initially granted, issued or sold; provided that no such change shall at any time cause the Dilution Factor to be less than 1.00.

(d) Calculation of Consideration Received. If any membership interest, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, for purposes of the definitions of the terms “Dilution Factor” and “Dilutive Event” the consideration received therefor shall be deemed to be the amount received by the Company and its Subsidiaries therefor. If any membership interest, Option or Convertible Security is issued or sold for a consideration other than cash, for purposes of the definitions of the terms “Dilution Factor” and “Dilutive Event” the amount of the consideration other than cash received by the Company shall be the Fair Market Value thereof.

(e) Recomputation. Upon the expiration or the termination of the right to exercise, convert or exchange any Convertible Security or Option the issuance of which resulted in an increase in the Dilution Factor pursuant to this Section 5.7, the Dilution Factor shall be recomputed to reflect the issuance of only the number of membership interests having Points (and Convertible Securities which remain convertible into such membership interests) actually issued upon the exercise, conversion or exchange of such Options or Convertible Securities.

(f) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5.7 but not expressly provided for by such provisions (including the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board in good faith will make an appropriate adjustment in the Dilution Factor so as to protect the rights of the holders of Class D Common Units.

5.8 Determination of Class D Common Redemption Price. After one or more holders of Class D Common Units elect(s) to require the Company to redeem Class D Common Units in accordance with Section 4D of the Preferred Securities Purchase Agreement, the Company will deliver written notice of the Board’s determination of the Fair Market Value of such Units (the “Redemption Value Notice”) to the holder(s) of the Class D Common Units to be redeemed. Such determination will be binding upon the Company and the holders of the Class D Common Units for purposes of such redemption unless any Majority Redeeming Class D Holders provide the Company with written notice, delivered within 15 days of their receiving the applicable Redemption Value Notice, to the effect that they believe the Fair Market Value of such Class D Common Units is greater than that described in the Redemption Value Notice. If any Majority Redeeming Class D Holders deliver such a notice, then the Company shall (unless the Company (with the approval or ratification by the Board) and any Majority Redeeming Class D Holders otherwise agree in writing as to the Fair Market Value of the Class D Common Units to be redeemed, in which case such determination shall be binding on the Company and the holders of the Class D Common Units to be redeemed) engage an Independent Financial Advisor reasonably acceptable to the Company and any Majority Redeeming Class D Holders to determine the Fair Market Value of the Class D Common Units to be redeemed, and such determination shall be binding upon the Company and the holders of the Class D Common Units to be redeemed. The fees, costs and expenses of the Independent Financial Advisor shall be borne by the Company.

ARTICLE VI

Capital Contributions and Capital Accounts

6.1 Capital Contributions.

(a) Each Person who is a Member as of the date hereof has made, or is deemed to have made, the Capital Contributions giving rise to such Member’s Capital Account as of the date hereof and is deemed to own the number, type and class, series or subseries of Units, in each case, in the amounts set forth opposite such Member’s name on the Members Schedule as in effect on the date hereof.

(b) No Member shall make or be required to make any additional contributions to the Company with respect to such Member’s Units. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any cash or any other property of the Company.

6.2 Capital Accounts.

(a) Maintenance Rules. The Company shall maintain for each Unitholder a separate capital account (a “Capital Account”) in accordance with this Section 6.2(a). Each Capital Account shall be maintained in accordance with the following provisions:

(i) Such Capital Account shall be increased by the cash amount or Book Value of any property contributed by such Unitholder to the Company pursuant to this Agreement, such Unitholder’s allocable share of Profits and any items in the nature of income or gains which are specially allocated to such Unitholder pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of the Company assumed by such Unitholder or which are secured by any property distributed to such Unitholder.

(ii) Such Capital Account shall be decreased by the cash amount or Book Value of any property distributed to such Unitholder pursuant to this Agreement, such Unitholder’s allocable share of Losses and any items in the nature of deductions or losses which are specially allocated to such Unitholder pursuant to Section 8.2 or Section 8.3, and the amount of any liabilities of such Unitholder assumed by the Company or which are secured by any property contributed by such Unitholder to the Company.

(iii) If all or any portion of a Unit is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit (or, in each case, portion thereof).

(iv) If the Book Value of the Company assets is adjusted pursuant to clause (b) of the definition of “Book Value,” the Capital Accounts of the Unitholders shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f).

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

(b) Definition of Profits and Losses. “Profits” and “Losses” mean, for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss, respectively, for such Taxable Year or other period, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) The computation of all items of income, gain, loss and deduction shall include tax-exempt income and those items described in Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includible in gross income or are not deductible for federal income tax purposes.

(ii) If the Book Value of any Company property is adjusted pursuant to the definition of “Book Value” or Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property (provided that if the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i), the allocation of gain or loss shall be made immediately prior to the related acquisition of the interest in the Company).

(iii) Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv) Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(v) To the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi) All items of income, gain, loss or deduction which are specially allocated pursuant to Section 8.2 or Section 8.3 shall not be taken into account in computing such taxable income or loss.

6.3 Negative Capital Accounts. If any Unitholder has a deficit balance in its Capital Account, such Unitholder shall have no obligation to restore such negative balance or to make any Capital Contributions to the Company by reason thereof, and such negative balance shall not be considered an asset of the Company or of any Unitholder.

6.4 No Withdrawal. No Unitholder will be entitled to withdraw any part of his or its Capital Contribution or Capital Account or to receive any distribution from the Company, except as expressly provided in this Agreement.

6.5 Loans From Unitholders. Loans by Unitholders to the Company shall not be considered Capital Contributions.

6.6 Status of Capital Contributions.

(a) No Unitholder shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement.

(b) Except as otherwise provided by applicable law, no Unitholder shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company. No Unitholder shall have any personal liability for the repayment of any Capital Contribution of any other Unitholder.

ARTICLE VII

Distributions

7.1 Generally. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Unitholders if such Distribution would violate Section 18-607 of the Delaware Act or other applicable law.

7.2 Order of Priority. Subject to Sections 7.4 and 10.2(b), available cash or other assets (taking such other assets into account at their Fair Market Value at the time of distributions) shall be distributed, at such times and in such amounts as the Board determines in its discretion, subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Company, in the following order and priority (subject to Sections 7.3 and 7.8 and any Class C Common Unit Designation or New Unit Designation then in effect, provided, that the Company shall not issue or create any Unit which ranks pari passu with or has priority over the Series A Preferred Unit as to Distributions at any time when any Series A Preferred Unit is outstanding, except as permitted by the Preferred Securities Purchase Agreement):

(a) First, to the holders of Series A Preferred Units, collectively, until the entire amount of the Unreturned Capital Value of all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash. Amounts to be distributed to the holders of Series A Preferred Units pursuant to the first sentence of this Section 7.2(a) will be distributed among such holders in proportion to and to the extent of the Unreturned Capital Value in respect of the Series A Preferred Units owned by each such holder as of the time of the applicable Distribution. Except as provided in Section 7.8, no Distribution or any portion thereof may be made pursuant to Section 7.2(b) through Section 7.2(f) until the entire amount of Unreturned Capital Value of all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.

(b) Second, to the holders of Series A Preferred Units, collectively, until the entire amount of Unpaid Yield on all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash. Amounts to be distributed to the holders of Series A Preferred Units pursuant to the first sentence of this Section 7.2(b) will be distributed among such holders in proportion to and to the extent of the Unpaid Yield on the Series A Preferred Units owned by each such holder as of the time of the applicable Distribution. Except as provided in Section 7.8, no Distribution or any portion thereof may be made pursuant to Section 7.2(c) through Section 7.2(f) until the entire amount of the Unpaid Yield on all outstanding Series A Preferred Units as of the time of such Distribution has been paid in full in cash.

(c) Third, to the holders of Class A Common Units, collectively, and to the holders of the Class D Common Units, collectively, pro rata between such groups of holders based on the aggregate number of Points represented by the Class A Common Units and Class D Common Units, respectively, until the entire amount of the Unreturned Capital Value of all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units. Amounts to be distributed to the holders of Class A Common Units pursuant to the first sentence of this Section 7.2(c) will be distributed among such holders in proportion to and to the extent of the Unreturned Capital Value in respect of the Class A Common Units owned by each such holder as of the time of the applicable Distribution. Amounts to be distributed to the holders of Class D Common Units pursuant to the first sentence of this Section 7.2(c) will be distributed pro rata among such holders on the basis of the number of Class D Common Units owned by each of them. No Distribution or any portion thereof may be made pursuant to Section 7.2(d) through Section 7.2(f) until the entire amount of Unreturned Capital Value of all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.

(d) Fourth, to the holders of Class A Common Units, collectively, and to the holders of the Class D Common Units, collectively, pro rata between such groups of holders based on the aggregate number of Points represented by the Class A Common Units and Class D Common Units, respectively, until the entire amount of Unpaid Yield on all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units. Amounts to be distributed to the holders of Class A Common Units pursuant to the first sentence of this Section 7.2(d) will be distributed among such holders in proportion to and to the extent of the Unpaid Yield on the Class A Common Units owned by each such holder as of the time of the applicable Distribution. Amounts to be distributed to the holders of Class D Common Units pursuant to the first sentence of this Section 7.2(d) will be distributed pro rata among such holders on the basis of the number of Class D Common Units owned by each of them. No Distribution or any portion thereof may be made pursuant to Section 7.2(e) or Section 7.2(f) until the entire amount of the Unpaid Yield on all outstanding Class A Common Units as of the time of such Distribution has been paid in full to the holders of Class A Common Units.

(e) Fifth, subject to Section 7.3, to the holders of Class A Common Units, Class B Common Units, Class C Common Units, and Class D Common Units (the “Common-Equivalent Units”) upon which less than the Catch-Up Amount has been paid, until an aggregate amount equal to the Catch-Up Amount has been paid with respect to each Common-Equivalent Unit (on a per-Point basis). Distributions pursuant to this Section 7.2(e) will be first be made only to holders of those Common-Equivalent Units upon which the least amount of Distributions have theretofore been paid (on a per-Point basis), until Distributions have been paid in respect of such Common Equivalent Units in an aggregate amount per Point equal to the aggregate amount of Distributions per Point paid on the Common-Equivalent Units which have theretofore been paid the second-least amount on a per-Point basis. Distributions pursuant to this Section 7.2(e) will then be made only to the holders of such former Common-Equivalent Units and such latter Common-Equivalent Units until Distributions have been paid in respect of all such Common-Equivalent Units in an aggregate amount per Point equal to the aggregate amount of Distributions per Point theretofore paid on the Common-Equivalent Units which have theretofore been paid the third-least amount on a per-Unit basis, and so on until the same aggregate amount has been paid in respect of all Common-Equivalent Units on a per-Point basis. Amounts to be distributed to holders of any particular Common-Equivalent Units as described in the second or third sentence of this Section 7.2(e) will be distributed pro rata among the holders of such Units on the basis of the Points represented by such Units. No Distribution or any portion thereof may be made pursuant to Section 7.2(f) until the aggregate amount of all Distributions made in respect of each Common-Equivalent Unit is equal to the Catch-Up Amount.

(f) Sixth, subject to Section 7.3, to the holders of Common Units pro rata among such holders on the basis of the number of Points represented by the Common Units owned by each of them.

Attached hereto as Exhibit B are examples that demonstrate how Distributions are intended to be made to holders of Units pursuant to this Section 7.2.

7.3 No Right to Receive Certain Distributions. Notwithstanding Section 7.2:

(a) If at the time any Distribution is made in respect of any Class C Common Unit pursuant to Section 7.2 such Class C Common Unit is an Unvested Class C Common Unit, then the amount of such Distribution (after giving effect to Section 7.3(b)) shall be withheld from the holder of such Unvested Class C Common Unit until the earlier to occur of (i) the time at which such Unvested Class C Common Unit becomes a Vested Class C Common Unit, whereupon the amount so withheld shall be promptly paid by the Company to such holder without interest and (ii) the time at which such Unvested Class C Common Unit is no longer eligible for vesting, whereupon the amount so withheld shall be distributed to the other Members pursuant to Section 7.2 or retained by the Company and held or used for any purpose, as a Majority of the Board may direct. Distributions withheld from a holder pursuant to this Section 7.3(a) will nonetheless be deemed to have been received by such holder for purposes of Section 7.2(e).

(b) Any holder of any Class C Common Unit will forego distributions that would otherwise be made in respect of such Class C Common Unit from time to time pursuant to Section 7.2 (including by reason of Section 7.3(c)) in such amount(s) as may be required so that the aggregate amount of Distributions foregone with respect to such Class C Common Unit by reason of this Section 7.3(b) is equal to the Non-Distribution Amount for such Class C Common

Unit. No holder of any Class C Common Unit will later have the right to receive any Distribution which is foregone pursuant to this Section 7.3(b), except to the extent that any portion of such foregone Distribution may be reallocated to such holder in accordance with Section 7.3(c). Distributions foregone by a holder pursuant to this Section 7.3(b) will nonetheless be deemed to have been received by such holder for purposes of Section 7.2(e).

(c) All Distributions foregone in respect of Class C Common Units pursuant to Section 7.3(b) will be reallocated and paid instead to the Unitholders in accordance with Section 7.2(e) or Section 7.2(f), as applicable (subject again to being withheld or foregone pursuant to Section 7.3(a) or 7.3(b)); provided that the holders of Class D Common Units shall not be eligible to have any Distribution foregone in respect of Class C Common Units pursuant to Section 7.3(b) reallocated and paid to such holders pursuant to this Section 7.3(c) and:

(i) for purposes of reallocating and paying any such Distribution so foregone pursuant to this Section 7.3(c), the provisions of Sections 7.2(e) and 7.2(f) shall be given effect as if no Class D Common Units exist, and

(ii) for purposes of determining amounts payable to holders of Class D Common Units pursuant to Section 7.2(e), amounts paid to holders of other Common-Equivalent Units pursuant to Sections 7.2(e) and 7.2(f) will be excluded from the Catch-Up Amount.

7.4 Tax Advances. Subject to the restrictions of any of the Company’s and/or its Subsidiaries’ then applicable debt financing agreements, the Board may cause the Company to distribute to each Unitholder cash in proportion to and to the extent of such Unitholder’s Quarterly Estimated Tax Amount for the applicable calendar quarter. Any distributions described in this Section 7.4 will be made without regard for the relative priorities and amounts set forth in Section 7.2. Distributions made pursuant to this Section 7.4 shall be taken into account as advances on distributions made pursuant to Section 7.2, and shall (to the extent not previously taken into account pursuant to this sentence) reduce the distributions to be made to any Unitholder under Section 7.2, when and as paid by the Company. No Unitholder shall be liable to the Company for any amount distributed to it pursuant to this Section 7.4, or for any interest on such amount.

7.5 Indemnification and Reimbursement for Payments on Behalf of a Unitholder. Except as otherwise provided in this Agreement, if the Company is required by law (as determined by the Tax Matters Partner based on the advice of legal or tax counsel to the Company) to make any payment on behalf of a Unitholder in its capacity as such (including in respect of withholding taxes, personal property taxes, and unincorporated business taxes, etc.), then such Unitholder (the “Indemnifying Unitholder”) will indemnify the Company in full for the entire amount paid, including interest, penalties and expenses associated with such payment. At the option of the Board, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Unitholder will make a cash payment to the Company in an amount equal to the full amount to be indemnified (and the amount paid will not be added to the Indemnifying Unitholder’s Capital Account or otherwise deemed to be a Capital Contribution), or

(b) the Company will reduce the Distribution giving rise to such payment and/or any subsequent Distributions which would otherwise be made to the Indemnifying Unitholder until the Company has recovered the amount to be indemnified (and the amount of such reduction will be deemed to have been distributed for all purposes, and such deemed distribution will reduce the Indemnifying Unitholder’s Capital Account).

A Unitholder’s obligation to make contributions to the Company under this Section 7.5 will survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 7.5, the Company will be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 7.5, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Company’s and its Subsidiaries’ effective cost of borrowed funds.

7.6 Non-Cash Distributions. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any Distribution in the form of non-cash property with respect to any class of Common Units unless all holders of such class of Common Units entitled to receive such Distribution in accordance with Section 7.2 receive the identical form of non-cash consideration.

7.7 Redemption of Series A Preferred Units. With respect to any Series A Preferred Unit, such Series A Preferred Unit shall cease to be issued and outstanding and shall be deemed to have been redeemed upon the payment in full in cash of each of (i) the Unreturned Capital Value of such Series A Preferred Unit, (ii) the Unpaid Yield on such Series A Preferred Unit as of the time the Unreturned Capital Value of such Series A Preferred Unit was paid in full in cash, and (iii) the Redemption Amount (as that term is defined in the Preferred Securities Purchase Agreement), if any, that is payable pursuant to the Preferred Securities Purchase Agreement upon the redemption of such Series A Preferred Unit, whereupon (A) the holder of such Series A Preferred Unit shall cease to have any right or obligation hereunder with respect to such Series A Preferred Unit and (B) the Secretary shall amend the Members Schedule to reflect the redemption in full of such Series A Preferred Unit.

7.8 Distributions Upon Compliance with Certain Covenants.

Notwithstanding the provisions of Sections 7.2(a) and 7.2(b) and the fact that any Series A Preferred Units are then outstanding, the Company shall be permitted to make Distributions to the holders of Common Units in accordance with the priorities set forth in Sections 7.2(c), 7.2(d), 7.2(e) and 7.2(f) so long as the Company is in compliance with the covenants set forth in Paragraph 6B of the Preferred Securities Purchase Agreement.

ARTICLE VIII

Allocations

8.1 Regular Allocations.

(a) Generally. Except as otherwise provided in Section 8.2, Net Profits and Net Losses (if any) for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Member,

(ii) such Member’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, which would be distributed to such Member or for which such Member would be liable to the Company under the Delaware Act, determined as if the Company were to (x) liquidate the assets of the Company for an amount equal to their Book Value and (y) distribute the proceeds of liquidation pursuant to Section 10.2; provided that clauses (x) and (y) above only apply to this Section 8.1.

(b) Allocation for Net Profit Year. For purposes of this Section 8.1, subject to Section 8.1(d), if the Company has Profits for a Fiscal Year or other period, then (i) Losses will first be allocated to Members whose Capital Accounts are to be reduced as a result of the allocations under Section 8.1(a), in amounts equal to the respective amounts by which such Capital Accounts are to be so reduced, and (ii) Profits and any remaining Losses will be allocated to Members whose Capital Accounts are to be increased as a result of the allocations under Section 8.1(a), in the proportion that the amounts of the increases to be so effected in such Members’ respective Capital Accounts bears to the aggregate amount of the increase to be effected in all such Members’ Capital Accounts as a result of the allocations under Section 8.1(a).

(c) Allocation for Net Loss Year. For purposes of this Section 8.1, subject to Section 8.1(d), if the Company has Losses for a Fiscal Year or other period, then (i) Profits will first be allocated to Members whose Capital Accounts are to be increased as a result of the allocations under Section 8.1(a), in amounts equal to the respective amounts by which such Capital Accounts are to be so increased, and (ii) Losses and any remaining Profits will be allocated to Members whose Capital Accounts are to be reduced as a result of the allocations under Section 8.1(a), in the proportion that the amounts of the reductions to be effected in such Members’ respective Capital Accounts bears to the aggregate amount of the reduction to be so effected in all such Members’ Capital Accounts as a result of the allocations under Section 8.1(a).

(d) Negative Capital Account Balances. If all items of Profit for a Fiscal Year or other period have been allocated in accordance with Section 8.1(a) and there remain items of Loss to be allocated, then such items of Loss will be allocated to the Members pro rata according to the number of Units held by each of them. If, prior to making any allocation of items of Profit or Loss for any Fiscal Year or other period, any Member has a negative Capital Account balance, then items of Profit will be allocated to all such Members, pro rata according to the amounts by which their respective Capital Account balances are less then zero, until no Member has a negative Capital Account balance.

(e) General. Nothing herein is intended to give rise to any guaranteed payments that would be required to be allocated to any Member. The Unitholders intend that allocations hereunder affecting Capital Accounts shall be made such that liquidation distributions made under Section 10.2(b)(iii) shall be the same as if made in accordance with positive Capital Account balances.

8.2 Regulatory and Special Allocations. Notwithstanding the provisions of Section 8.1:

(a) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated, as provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), as an item of Profits (if the adjustment increases the basis of the asset) or Losses (if the adjustment decreases such basis) and such Profits or Losses shall be specially allocated to the Unitholders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(b) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Taxable Year, each Unitholder shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to such Unitholder’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Unitholder Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Unitholder Minimum Gain during any Taxable Year, each Unitholder that has a share of such Unitholder Minimum Gain shall be specially allocated Profits for such Taxable Year (and, if necessary, subsequent Taxable Years) in an amount equal to that Unitholder’s share of the net decrease in Unitholder Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 8.2(c) is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) In the event any Unitholder unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Profits shall be specially allocated to such Unitholder in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 8.2(d) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VIII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Profits and Losses among Unitholders so that, to the extent possible, the net amount of such allocations of Profits and Losses and other items and the Regulatory Allocations to each Unitholder shall be equal to the net amount that would have been allocated to such Unitholder if the Regulatory Allocations had not occurred.

8.3 Curative Allocations. If the Tax Matters Partner determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain, loss, deduction or credit is not specified in this Article VIII (an “unallocated item”), or that the allocation of any item of Company income, gain, loss, deduction or credit hereunder is clearly inconsistent with the Unitholders’ economic interests in the Company (determined by reference to the general principles of Treasury Regulation Section 1.704-1(b) and the factors set forth in Treasury Regulation Section 1.704-1(b)(3)(ii)) (a “misallocated item”), then the Board may allocate such unallocated items, or reallocate such misallocated items, to reflect such economic interests; provided that no such allocation will be made without the prior consent of each Unitholder that would be affected thereby (which consent no such Unitholder may unreasonably withhold) and provided further that no such allocation shall have any material effect on the amounts distributable to any Unitholder, including the amounts to be distributed upon the complete liquidation of the Company.

8.4 Tax Allocations.

(a) All income, gains, losses, deductions and credits of the Company shall be allocated, for federal, state and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions and credits among the Unitholders for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits shall be allocated among the Unitholders for tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) and the traditional method of Treasury Regulation Section 1.704-3(b), or such other method elected by the Tax Matters Partner, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company property is adjusted pursuant to clause (b) of the definition of “Book Value”, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 8.4 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder’s Capital Account or share of Profits, Losses, distributions or other items pursuant to any provisions of this Agreement.

8.5 Certain General Provisions. Anything herein to the contrary notwithstanding, allocations affecting Capital Accounts shall be made such that liquidation distributions made under Section 10.2(b)(iii) shall be the same as if made in accordance with positive Capital Account balances.

ARTICLE IX

Elections and Reports

9.1 Generally. The Company will keep appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.3 or pursuant to applicable laws. The Unitholders (subject to reasonable confidentiality requirements that the Board may impose) shall have such right to request and receive such information concerning the Company and its affairs as the Company is required by the Delaware Act to provide.

9.2 Tax Status. The Unitholders intend that the Company be treated as a partnership for federal, state and local income tax purposes, and the Company and each Unitholder shall file all tax returns on the basis consistent therewith.

9.3 Reports. The Company will use reasonable efforts to deliver or cause to be delivered, by March 1 (and, in any event, will deliver not later than May 31) of each year, to each Person who was a Unitholder at any time during the previous Taxable Year, all information necessary for the preparation of such Person’s United States federal income tax returns and any state, local and foreign income tax returns which such Person is required to file as a result of the Company being engaged in a trade or business within such state, local or foreign jurisdiction, including a statement showing such Person’s share of income, gains, losses, deductions and credits for such year for United States federal income tax purposes (and, if applicable, state, local or foreign income tax purposes) and the amount of any distributions made to or for the account of such Person. Upon the written request of any such Person, the Company will use reasonable efforts to deliver or cause to be delivered any additional information necessary for the preparation of any state, local and foreign income tax returns which must be filed by such Person.

9.4 Tax Elections. The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code. Each Unitholder will upon request supply the information necessary to give proper effect to any such election.

9.5 Tax Controversies. ABRY Partners is designated the “Tax Matters Partner” (as defined in Code Section 6231) for the Company, and is authorized to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith; provided that the Tax Matters Partner may be replaced by action of a Majority of the Members. Each Unitholder agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. Subject to the foregoing proviso, the Tax Matters Partner will have sole discretion to determine whether the Company (either in its own behalf or on behalf of the Unitholders) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Unitholder (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Unitholder, and if required to be paid (and actually paid) by the Company, will be recoverable from such Unitholder as provided in Section 7.5. The Company shall reimburse the Tax Matters Partner for any and all reasonable expenses (including legal and accounting fees) incurred by the Tax Matters Partner in connection with the fulfillment of its duties under this Section 9.5. This provision is not intended to authorize the Tax Matters Partner to take any action left to the determination of a partner under Sections 6222 through 6231 of the Code.

9.6 UBTI/ECI. The Company shall use its best efforts not to engage, directly (or indirectly through any entity owned by the Company that is treated as a pass-through entity for United States federal income tax purposes), in any activity that would cause a Unitholder to recognize, solely as a result of its status as a Unitholder in the Company, either (a) unrelated business taxable income within the meaning of Section 512 of the Code (including by reason of Section 514 of the Code); or (b) income that is effectively connected with the conduct of a trade or business in the United States, within the meaning of Section 871(b) or Section 882(a)(1) of the Code (including income described in Section 897 of the Code which is treated as income within the meaning of Section 871(b) or 882(a)(1) of the Code). The parties anticipate that any acquisition of all or a portion of the business of, or all or a substantial portion of the assets of, any Person will be made in or through “C” corporations.

ARTICLE X

Dissolution and Liquidation

10.1 Dissolution. The Company shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a) The sale or other disposition by the Company of all or substantially all of the assets it then owns;

(b) The election to dissolve the Company by action of a Majority of the Members; or

(c) The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act; provided that, notwithstanding anything contained herein to the contrary, no Member shall make an application for the dissolution of the Company pursuant to § 18-802 of the Delaware Act without the approval of a Majority of the Members.

Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 10.2 and the Certificate shall have been canceled.

10.2 Liquidation.

(a) Liquidator. Upon dissolution of the Company, the Board will appoint a Person to act as the “Liquidator,” and such Person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2. The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the Board. Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2. The Liquidator will receive as compensation for its services as follows: (1) no additional compensation, if the Liquidator is an employee of the Company or any of its Subsidiaries, or (2) if the Liquidator is not such an employee, such compensation as the Board may approve, plus, in either case, reimbursement of the Liquidator’s out-of-pocket expenses in performing its duties.

(b) Liquidating Actions. The Liquidator will liquidate the assets of the Company and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(i) First, to the payment of the Company’s debts and obligations to its creditors (including any Unitholders who are creditors), including sales commissions and other expenses incident to any sale of the assets of the Company, in order of the priority provided by law.

(ii) Second, to the establishment of and additions to such reserves as the Board deems reasonably necessary or appropriate.

(iii) Third, to the Unitholders, in accordance with Section 7.2.

The reserves established pursuant to clause (ii) above will be deposited by the Liquidator with a bank or other financial institution, to be used for the purpose of paying any such contingent or unforeseen liabilities or obligations and, as the Board deems advisable, such reserves will be distributed to the Unitholders in accordance with Section 7.2. The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Unitholder immediately prior to the distribution of the Company’s assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Unitholder pursuant to this Section 10.2(b). The Company is authorized to make appropriate adjustments in the allocation of Profits and Losses as necessary to cause the amount of each Unitholder’s Capital Account immediately prior to the distribution of the Company’s assets pursuant to this Section 10.2(b) to equal the amount distributable to such Unitholder pursuant to this Section 10.2(b).

(c) Distribution in Kind. Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 10.2(b), if upon dissolution of the Company the Board determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Unitholders, the Board may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, distribute to the Unitholders, in lieu of cash, as tenants in common or otherwise, as the Board may elect, and in accordance with the provisions of Section 10.2(b), such Company assets as the Liquidator deems not suitable for liquidation or undivided interests therein. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, the Board will determine the Fair Market Value of any property to be distributed in accordance with any valuation procedure which the Board reasonably deems appropriate.

(d) Reasonable Time for Winding Up. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Company (or any Unitholder’s interest in the Company) and related adjustments will be made by the end of the Taxable Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).

(e) Termination. Upon completion of the distribution of the assets of the Company as provided in Section 10.2(b) or 10.2(c), the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

ARTICLE XI

Transfer of Units

11.1 Restrictions. Each Member acknowledges and agrees that such Member shall not Transfer any Unit except in accordance with the provisions of this Article XI, the Members Agreement, and any applicable Incentive Unit Purchase Agreement. Any attempted Transfer in violation of the preceding sentence shall be deemed null and void for all purposes, and the Company will not record any such Transfer on its books or treat any purported transferee as the owner of such Unit for any purpose.

11.2 General Restrictions on Transfer.

(a) Notwithstanding anything to the contrary in this Agreement, no transferee of any Unit received pursuant to a Transfer (but excluding any transferee that is a Member immediately prior to such a Transfer, who shall automatically become a Member with respect to any additional Units he, she or it so acquires) shall become a Member in respect of or be deemed to have any ownership rights in the Unit so Transferred unless the purported transferee is admitted as a Member as set forth in Section 11.3(i).

(b) Following a Transfer of any Unit that is permitted under this Article XI, the Members Agreement, and any applicable Incentive Unit Purchase Agreement, the transferee of such Unit shall succeed to the Capital Account associated with such Unit and shall receive allocations and distributions under Articles VI, VII, VIII and X in respect of such Unit(s). Notwithstanding the foregoing, Profits, Losses and other items will be allocated between the transferor and the transferee according to Code Section 706.

(c) Any Member who Transfers all of his, her or its Units in accordance with this Agreement, the Members Agreement, and any applicable Incentive Unit Purchase Agreement (i) shall cease to be a Member upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Member of the Company.

11.3 Procedures for Transfer. Subject in all events to the general restrictions on Transfers contained in Sections 11.1, 11.2 and 11.5 and any applicable restrictions in the Members Agreement, a Member may Transfer all or any part of his or its Units in accordance with this Section 11.3.

(i) No transferee of any Unit may be admitted as a Member of the Company until such time as such transferee has executed and delivered to the Secretary a written undertaken to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A. Upon the amendment of the Members Schedule by the Secretary and the satisfaction of any other applicable conditions set forth in Section 11.3(ii) below, such prospective transferee shall be admitted as a Member and deemed listed as such on the books and records of the Company and thereupon the Company shall reissue the applicable Units in the name of such prospective transferee. The provisions of this Section 11.3(i) shall not apply with respect to the Transfer of any Unit to a transferee that is a Member immediately prior to such Transfer.

(ii) Unless such delivery is waived by the Company, no Member may Transfer any Restricted Securities (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company (which counsel will be reasonably acceptable to the Company) that registration under the Securities Act is not required in connection with such Transfer. If such opinion of counsel states that no subsequent Transfer of such Restricted Securities will require registration under the Securities Act, the Company will promptly upon such Transfer deliver new certificates for such securities which do not bear the Securities Act legend set forth in Section 11.4(b).

11.4 Legend.

(a) The certificates, if any, representing the Units will bear the following legends:

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE ISSUER (THE ‘COMPANY’), AS IN EFFECT FROM TIME TO TIME. A COPY OF SUCH LIMITED LIABILITY COMPANY AGREEMENT AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A MEMBERS AGREEMENT, DATED AS OF JUNE 11, 2004, (AS IN EFFECT FROM TIME TO TIME), AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S MEMBERS, AS IN EFFECT FROM TIME TO TIME. A COPY OF SUCH MEMBERS AGREEMENT AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

(b) Each certificate or instrument evidencing Restricted Securities and each certificate or instrument issued in exchange for or upon the Transfer of any Restricted Securities (if such securities remain Restricted Securities after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ‘ACT’), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

Upon the request of any holder of Restricted Securities, the Company shall remove the Securities Act legend set forth above from the certificates for such Restricted Securities if such Restricted Securities are eligible for sale pursuant to Rule 144(k) (or any similar rule or rules then in effect) under the Securities Act.

11.5 Limitations.

(a) Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred or issued by the Company if such Transfer or issuance would require the Company to register under the Investment Company Act of 1940, as amended from time to time.

(b) In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit shall be permitted or recognized by the Company (within the meaning of Treasury Regulation Section 1.7704-1(d)), and the Company shall not issue any Units, if and to the extent that such Transfer or issuance would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(c) Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred and the Company may not issue any Unit unless (i) such Transfer or issuance, as the case may be, shall not affect the Company’s existence or qualification as a limited liability company under the Delaware Act, (ii) such Transfer or issuance, as the case may be, shall not cause the Company to be classified as other than a partnership for United States federal income tax purposes, (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Company under Code Section 708, unless the Board determines that any such termination will not have a material adverse impact on the Members and (iv) such Transfer or issuance, as the case may be, shall not cause the application of the tax-exempt use property rules of Code Sections 168(g)(l)(B) and 168(h) to the Company or its Members.

ARTICLE XII

Miscellaneous Provisions

12.1 Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or on the third (3rd) Business Day after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications shall be sent to each Member at the address set forth for such Member in the Members Agreement (including any joinder thereto) as then in effect and to the Company at the address set forth below:

Language Line Holdings, LLC

c/o ABRY Partners IV, L.P.

111 Huntington Avenue

30th Floor

Boston, MA 02199

Facsimile: 617-859-8797

Attention: Peggy Koenig

A copy of notices to the Company (which will not constitute notice to the Company) shall be sent to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile: 212-446-4900

Attention: John L. Kuehn, Esq.

or to such other address or to the attention of such Person as the recipient party has specified by prior written notice to the sending party.

12.2 Governing Law. To the extent required by the Delaware Act, all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the Delaware Act, without giving to effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of any other law. In all other respects, all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

12.3 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

12.4 Amendment and Waiver.

(a) Subject to Sections 12.4(b) through 12.4(g), no modification, amendment or waiver of any provision of the Certificate or this Agreement, whether by merger, consolidation or otherwise, shall be effective against any party hereto unless such modification, amendment or waiver is approved in writing by a Majority of the Members; provided that: (i) no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely affected parties, (ii) no such modification, amendment or waiver will adversely affect the rights hereunder of any holder of Series A Preferred Units without the prior written approval of the holders of a majority of the Series A Preferred Units (provided that such approving holders must include at least one Continuing Series A Preferred Holder if at the time such action is approved there is any Continuing Series A Preferred Holder), and (iii) no such modification, amendment or waiver will adversely affect the rights hereunder of any holder of Class D Common Units without the prior written approval of the holders of the Class D Majority. For purposes of this Section 12.4, any merger or consolidation that would have the effect of amending this Agreement pursuant to Section 18-209(f) of the Delaware Act shall be deemed to be an amendment of this Agreement subject to the provisions of this Section 12.4. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) Notwithstanding anything in Section 12.4(a) to the contrary, neither the Certificate nor this Agreement may be modified, amended or waived (whether by merger, consolidation or otherwise) without the unanimous written consent of the holders of Series A Preferred Units if the effect of such modification, amendment or waiver would (A) modify the definition of “Yield,” “Unpaid Yield” or “Unreturned Capital Value,” as such defined terms apply to the Series A Preferred Units, (B) repeal or modify Section 7.2 as it specifically relates to the Series A Preferred Units, or (C) repeal or modify the terms of this Section 12.4(b).

(c) Notwithstanding anything in Section 12.4(a) to the contrary, neither the Certificate nor this Agreement may be modified, amended or waived (whether by merger, consolidation or otherwise) without the unanimous written consent of the holders of Outside Investor Class D Units if the effect of such modification, amendment or waiver would (A) modify the definition of “Points” (as it specifically relates to Class D Common Units) or “Dilution Factor” or (B) repeal or modify the terms of this Section 12.4(c) or the definition of “Outside Investor Class D Common Units.”

(d) Notwithstanding anything in Section 12.4(a) to the contrary, neither the Certificate nor this Agreement may be modified, amended or waived (whether by merger, consolidation or otherwise) without the prior written approval of at least one Continuing Class A Common Holder if at the time of approval of such action there is any Continuing Class A Common Holder if the effect of such modification, amendment or waiver would (i) modify or repeal the definition of “Points,” “Yield,” “Unpaid Yield” or “Unreturned Capital Value” as such terms specifically relate to the Class A Common Units, (ii) repeal or modify Section 7.2 as it specifically relates to the Class A Common Units, (iii) otherwise reduce the rights granted to any Member under the first sentence of Section 4.2 or Article VI, VIII or IX, (iv) conflict with the terms of the last sentence of Section 3.1(b) or Section 3.3(b) or (v) repeal or modify the terms of this Section 12.4(d).

(e) Notwithstanding anything in Section 12.4(a) to the contrary, no modification, amendment or waiver (whether by merger, consolidation or otherwise) of: (i) any requirement in this Agreement that any action be approved or joined in by a Continuing Class A Common Holder or the definition of the term “Continuing Class A Common Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time of approval of such action neither New York Life nor any of its Affiliates is a Continuing Class A Common Holder, (ii) any requirement in this Agreement that any action be approved or joined in by a Continuing Class D Common Holder or the definition of the term “Continuing Class D Common Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time of approval of such action neither New York Life nor any of its Affiliates is a Continuing Class D Common Holder, (iii) any requirement in this Agreement that any action be approved or joined in by a Continuing Series A Preferred Holder or the definition of the term “Continuing Series A Preferred Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time of approval of such action neither New York Life nor any of its Affiliates is a Continuing Series A Preferred Holder, or (iv) this Section 12.4(e) will be effective as against New York Life or any of its Affiliates unless either such action is approved by New York Life or at the time of approval of such action neither New York Life nor any of its Affiliates is a Continuing Class A Common Holder, a Continuing Class D Common Holder or a Continuing Series A Preferred Holder.

(f) Notwithstanding anything in Section 12.4(a) to the contrary, no modification, amendment or approval (whether by merger, consolidation or otherwise) of: (i) any requirement in this Agreement that any action be approved or joined in by a Continuing Class A Common Holder or the definition of the term “Continuing Class A Common Holder” will be effective as against Merrill or any of its Affiliates unless either such action is approved in writing by Merrill or at the time of approval of such action neither Merrill nor any of its Affiliates is a Continuing Class A Common Holder, (ii) any requirement in this Agreement that any action be approved or joined in by a Continuing Class D Common Holder or the definition of the term “Continuing D Common Holder” will be effective as against Merrill or any of its Affiliates unless either such action is approved in writing by Merrill or at the time of approval of such action neither Merrill nor any of its Affiliates is a Continuing Class D Common Holder, (iii) any requirement in this Agreement that any action be approved or joined in by a Continuing Series A Preferred Holder or the definition of the term “Continuing Series A Preferred Holder” will be effective as against Merrill or any of its Affiliates unless either such action is approved in writing by Merrill or at the time of approval of such action neither Merrill nor any of its Affiliates is a Continuing Series A Preferred Holder, or (iv) this Section 12.4(f) will be effective against Merrill or any of its Affiliates unless either such action is approved by Merrill or at the time of approval of such action neither Merrill nor any of its Affiliates is a Continuing Class A Common Holder, a Continuing Class D Common Holder or a Continuing Series A Preferred Holder.

(g) Notwithstanding anything in this Section 12 to the contrary, a modification, amendment or waiver (whether by merger, consolidation or otherwise) made to reflect (A) the terms and conditions of any new class or series of Equity Securities (with respect to such Equity Securities) and any restrictions, rights, preferences and privileges associated therewith or (B)the restrictions on or rights of any Person who purchases any Equity Securities of the Company after the date hereof (with respect to such Equity Securities) shall, in each case, require only the approval of a Majority of the Members; provided that no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely affected parties.

12.5 Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Members and their respective distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns; provided that none of (a) the rights of New York Life (or any of its Affiliates), in its capacity as a Continuing Class A Common Holder, Continuing Class D Common Holder and/or Continuing Series A Preferred Holder, pursuant to the definition of the terms “Class D Majority,” “Outside Class D Majority” or “Majority Redeeming Class D Holders,” Section 5.7 or Section 12.4 may be assigned (other than to an Affiliate of New York Life), nor (b) the rights of Merrill (or any of its Affiliates), in its capacity as a Continuing Class A Common Holder, Continuing Class D Common Holder and/or Continuing Series A Preferred Holder, pursuant to the definition of the terms “Class D Majority,” “Outside Class D Majority” or “Majority Redeeming Class D Holders,” Section 5.7 or Section 12.4 may be assigned (other than to an Affiliate of Merrill) in each case without both the prior written consent of the Company and approval of a Majority of the Board.

12.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Company and the Member who executed the same, but all of such counterparts shall constitute the same agreement.

12.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

12.8 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Members agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

12.9 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.10 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11 Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement (including the Related Agreements) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way (including the Existing Agreement). This Agreement shall be deemed effective on the date hereof upon the execution hereof.

12.12 Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any Person that is not a party hereto including any creditor of the Company.

12.13 Inconsistent Provisions of the Members Agreement. In the event that, at any time, any provision of this Agreement is inconsistent with the requirements of any provision of the Members Agreement, the terms of the Members Agreement shall supersede and prevail over the provisions of this Agreement, and the Members shall take such action as may be necessary to amend any such provision in this Agreement to conform with such requirements of the Members Agreement.

12.14 Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH MEMBER HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH MEMBER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.15 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

12.16 Certain Terms. The use of the word “including” herein shall mean “including without limitation.” Any definitions used herein defined in the plural shall be deemed to include the singular as the context may require and any definitions used herein defined in the singular shall be deemed to include the plural as the context may require. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

* * * * *

IN WITNESS WHEREOF, the undersigned, have executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

LANGUAGE LINE HOLDINGS, LLC

By:
Name:
Title:

ABRY PARTNERS IV, L.P.

By:	ABRY Capital Partners, L.P., Its General Partner

By:	ABRY Capital Partners, LLC, Its General Partner

By:
Name:
Title:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC

By:
Name:
Title:

[more signatures follow on next page]

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P., its general partner

By:	ABRY MEZZANINE HOLDINGS LLC its general partner

By:
Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Manager LLC, its investment manager

By:
Name:
Title:

[more signatures follow on next page]

DENNIS G. DRACUP DECLARATION OF TRUST DATED 01.19.1999.

By:
Name: Dennis G. Dracup, Trustee

CHRISTINE L. DRACUP DECLARATION OF TRUST DTED 01.19.1999.

By:
Name: Christine L. Dracup, Trustee

MATTHEW GIBBS

JAMES MOORE

JEANNE ANDERSON

DENNIS BAILEY

PHIL SPECIALE

YUNG-CHUNG HEH

Exhibit A

FORM OF JOINDER TO AMENDED

AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS JOINDER to the Amended and Restated Limited Liability Company Agreement of Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), dated as of June [        ], 2004, as amended or restated from time to time, by and among the Company and the Members of the Company (the “Agreement”), is made and entered into as of [                    ] by and between the Company and [                    ] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired [                ] [Class/Series] [        ] Units from [                    ] and the Agreement and the Company require Holder, as a holder of such [Class/Series] [        ] Units, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties of this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto.

2. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

3. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

4. Counterparts. This Joinder may be executed in counterparts each of which, taken together, shall constitute one and the same original.

* * * * *

A - 1

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first written above.

LANGUAGE LINE HOLDINGS, LLC

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

A - 2

Exhibit B

DISTRIBUTION EXAMPLES

B - 1

SCHEDULE A

Officers of Language Line Holdings, LLC

(as of June 11, 2004)

Name	Title
Dennis Dracup	President and Chief Executive Officer
Matthew Gibbs	Vice President and Chief Financial Officer
Secretary
Assistant Secretary
James L. Moore, Jr.	Chief Information Officer
Jeanne Anderson	Vice President of Operations
Dennis Bailey	Vice President of Sales
Phil Speciale	Vice President of Marketing
Peggy Koenig	Vice President
C.J. Brucato	Vice President

Schedule A, Page 1

SCHEDULE B

MEMBERS SCHEDULE

(as of June 11, 2004)

Members

Name	Units			Capital Contribution
ABRY Partners IV, L.P.	Class A Common Units	99,596,745			$99,596,745
ABRY Investment Partnership, L.P.	Class A Common Units	52,000			$52,000
ABRY Mezzanine Partners, L.P.	Series A Preferred Units Class A Common Units Class D Common Units	47,000,000 4,872,085 2,917,960		$ $	47,000,000 4,872,085	* **
New York Life Capital Partners II, L.P.	Series A Preferred Units Class A Common Units Class D Common Units	20,000,000 4,872,085 1,241,685		$ $	20,000,000 4,872,085	* **
Merrill Lynch Capital Corporation	Series A Preferred Units Class A Common Units Class D Common Units	15,000,000 4,872,085 931,264		$ $	15,000,000 4,872,085	* **
Dennis G. Dracup Declaration of Trust dated 01.19.1999	Class A Common Units Class C Common Units	1,000,000 5,818,182		$ $	1,000,000 0
Christine L. Dracup Declaration of Trust dated 01.19.1999	Class A Common Units Class C Common Units	1,000,000 5,818,182		$ $	1,000,000 0
Matthew Gibbs	Class A Common Units Class C Common Units	1,500,000 4,000,000		$ $	1,500,000 0
James Moore	Class A Common Units Class C Common Units***	650,000 781,149	***	$ $	650,000 0
Jeanne Anderson	Class A Common Units Class C Common Units***	650,000 781,149	***	$ $	650,000 0
Dennis Bailey	Class A Common Units Class C Common Units***	135,000 781,149	***	$ $	135,000 0
Phil Speciale	Class A Common Units Class C Common Units***	700,000 781,149	***	$ $	700,000 0
Yung-Chung Heh	Class A Common Units	100,000			$100,000

*	Includes Capital Contribution for Class D Common Units.
**	Included in amount specified above for Series A Preferred Units.
***	To be issued after the date of this Agreement.

Schedule B, Page 1

EXHIBIT B

MEMBERS AGREEMENT

This MEMBERS AGREEMENT (this “Agreement”) is made as of June 11, 2004 by and among Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), ABRY Partners IV, L.P., a Delaware limited partnership (“ABRY”), the other Members (as defined herein) signatories hereto as of the date hereof and the Members who are from time to time joined hereto after the date hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 1.

WHEREAS, each Member holds the number and type of Member Interests set forth opposite such Member’s name on Schedule I attached hereto; and

WHEREAS, the parties hereto desire to enter into this Agreement for the purposes, among others, of (i) assuring continuity in the management and ownership of the Company and (ii) limiting the manner and terms by which the Member Interests may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

“ABRY Member” means any Member who holds ABRY Member Interests but only with respect to, and to the extent that such Member holds, ABRY Member Interests.

“ABRY Member Interests” means those Member Interests initially issued to ABRY or its Affiliates (including, except for the purposes of Section 2(a)(i), AMP).

“ABRY Subordinated Debt” means Indebtedness of Language Line Holdings II, Inc. that has subordination provisions substantially in the form of Exhibit P attached to the Credit Agreement and automatically converts into Equity Securities (which Equity Securities are neither senior to nor pari passu with the Series A Preferred Units in right of liquidation and are not redeemable upon demand by the holder thereof) upon the occurrence of an Event of Default under subsection 9(f) of the Credit Agreement.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“AMP” means ABRY Mezzanine Partners, L.P., a Delaware limited partnership.

2

“Approved Sale” means the sale of the Company, in a single bona fide arm’s length transaction or a series of related bona fide arm’s length transactions, to a Person (which Person is not (x) an Affiliate of the Company or of the Approving Members, (y) a Person that qualifies as a Permitted Transferee of any Affiliate of the Company or any Approving Member or (z) a group consisting of any of the foregoing), (i) pursuant to which such Person proposes to acquire Common Units representing a majority of the outstanding Points on a fully diluted basis (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Common Units or otherwise), or all or substantially all of the consolidated assets of the Company, (ii) which has been approved by the Board and the holders of Voting Units (as defined in the Operating Agreement) representing a majority of the Points represented by Voting Units (the “Approving Members”), and (iii) pursuant to which, upon the consummation of the Approved Sale, subject to the proviso set forth in clause (y) of Section 6(a), each holder of Equity Securities shall receive the same form of consideration and the same portion of the aggregate net consideration (following the payment of the reasonable expenses incurred by holders of Equity Securities in connection with such Approved Sale to the extent such expenses are approved by the Approving Members and are not otherwise paid by the Company or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Approved Sale (and, if less than all of the outstanding Equity Securities are being sold in the Approved Sale, then the form and portions of aggregate consideration shall be determined as if the Equity Securities included in the Approved Sale were all of the outstanding Equity Securities then outstanding), or, if any holders of any type of Equity Securities are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such type are given the same option.

“Board” means the Company’s board of managers and any committee or subcommittee thereof.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York, New York are authorized or required by law to close.

“Call Agreement” means the Capital Call Agreement, dated as of the date hereof, among ABRY, the Company, Language Line Holdings II, Inc., Merrill, New York Life, and AMP, as amended, restated or otherwise modified from time to time.

“Class A Common Unit” means the Company’s Class A Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class A Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class A Common Units of the Company hereafter issued.

“Class B Common Unit” means the Company’s Class B Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class B Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class B Common Units of the Company hereafter issued.

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“Class C Common Unit” means the Company’s Class C Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class C Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class C Common of the Company hereafter issued.

“Class D Common Unit” means the Company’s Class D Common Units (as defined in the Operating Agreement), as adjusted for any Unit split, Unit dividend or other combination, exchange, conversion, recapitalization, merger, consolidation or reorganization, or, if the Class D Common Units are hereafter changed or exchanged for different Units, interests or securities of the Company, such other Units, interests or securities, and any other Class D Common Units of the Company hereafter issued.

“Common Capital Value” has the meaning set forth in the Operating Agreement.

“Common Member” means any Member who holds Common Units but only with respect to, and to the extent that such Member holds, Common Units.

“Common Units” has the meaning set forth in the Operating Agreement. For purposes of this Agreement, a Person will be deemed to be a holder of Common Units whenever such Person has the right to acquire directly or indirectly such Common Units (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. The Series A Preferred Units are not Common Units.

“Confidential Information” means all information (whether technical, marketing, business, financial or otherwise), in whatever form (whether tangible, orally communicated, physically communicated or disclosed in writing, electronically or otherwise, including information disclosed by samples or demonstrations of processes, techniques or equipment) which is disclosed to any Member prior to or subsequent to the date of this Agreement and which relates in any way to the Company or any of its Subsidiaries, their respective technology and their respective businesses, including any information received by any Member in connection with any Board observer rights to which such Member is entitled pursuant to Section 3 or any other Transaction Document; provided that Confidential Information shall not include, as to any particular Member, information that (a) was publicly known or otherwise known to such Member at the time it was disclosed to such Member, (b) subsequently becomes publicly known through no act or omission by such Member or any Person acting on its behalf, (c) otherwise becomes known to such Member (other than through disclosure by the Company or any Subsidiary) from a source that to the knowledge of such Member is not subject to a requirement of confidentiality with respect to the Company or any Subsidiary or such information or (d) constitutes financial statements delivered to such Member that are otherwise publicly available.

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“Continuing Class A Common Holder” means (i) Merrill, at any time when Merrill, together with its Affiliates, holds Class A Common Units that constitute a majority of the Class A Common Units acquired by Merrill on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Class A Common Units that constitute a majority of the Class A Common Units acquired by New York Life on the date of this Agreement.

“Continuing Class D Common Holder” means (i) Merrill, at any time when Merrill, together with its Affiliates, holds Class D Common Units that constitute a majority of the Class D Common Units acquired by Merrill on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Class D Common Units that constitute a majority of the Class D Common Units acquired by New York Life on the date of this Agreement.

“Continuing Series A Preferred Holder” means (i) Merrill, at any time when Merrill, together with its Affiliates, holds Series A Preferred Units that constitute a majority of the Series A Preferred Units acquired by Merrill on the date of this Agreement, or (ii) New York Life, at any time when New York Life, together with its Affiliates, holds Series A Preferred Units that constitute a majority of the Series A Preferred Units acquired by New York Life on the date of this Agreement.

“Convertible Security” has the meaning set forth in the Operating Agreement.

“Credit Agreement” means the Credit Agreement, dated as of the date hereof, by and among Language Line, as Borrower, Language Line Holdings, Inc., the Subsidiary Guarantors named therein, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC, as Joint Lead Arrangers and Joint Book-Runners, Banc of America Securities LLC, as Syndication Agent, Merrill, as Administrative Agent, and the Lenders named therein, as such agreement may be amended or modified from time to time.

“Delaware Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Dracup Trusts” means the Dennis G. Dracup Declaration of Trust dated January 19, 1999 and the Christine L. Dracup Declaration of Trust dated January 19, 1999.

“Equity Securities” of a Person means, as applicable, (i) any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or

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indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share or Unit appreciation rights, phantom share or Unit rights, contingent interest or other similar rights relating to such Person, or (v) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of Units, recapitalization, exchange, merger, consolidation or other reorganization. Unless the context otherwise requires, the term “Equity Securities” refers to Equity Securities of the Company or any successor corporation of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as determined by the unanimous resolution of the Board.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States at such time and which are consistently applied.

“Governmental Authority” means any Federal, state, local or foreign government, or other entity (including any governmental or quasi-governmental agency or authority) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Independent Director” has the meaning set forth in Section 2(a)(iv).

“Independent Financial Adviser” means a nationally recognized accounting, appraisal, investment banking firm or consultant in the United States that is, in the good faith judgment of the Board, independently qualified to perform the task for which it has been engaged.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Language Line” means Language Line, Inc., a Delaware corporation.

“Majority of the Board” means, at any time, a combination of the directors on the Board having a majority of the votes (as determined in accordance with the Operating Agreement) of all of such directors who are then elected.

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“Management Member” means the Members listed on Schedule 2 attached hereto that hold Class A Common Units but only with respect to, and to the extent that such Member holds, the Class A Common Units listed on Schedule 2 and any Member that holds Class C Common Units but only with respect to, and to the extent that such Member holds, Class C Common Units.

“Marketable Securities” means securities listed on a national securities exchange or quoted in the NASDAQ Stock Market System.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (ii) material impairment of the Company’s ability to perform any of its obligations under this Agreement or any of the other Transaction Documents or (iii) a material impairment of the validity or enforceability of the rights of, or the benefits available to, the holders of any of the Member Interests under this Agreement or the other Transaction Documents.

“Members” means each holder of Member Interests identified as a Member on Schedule I attached hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who hereafter acquires Member Interests and becomes a party to this Agreement pursuant to a joinder substantially in the form of Exhibit A attached hereto.

“Member Interests” means (i) any Unit and (ii) any Equity Securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of distribution or of a combination, exchange, conversion or division of such securities or in connection with a recapitalization, merger, consolidation or other reorganization. As to any particular Units or other Equity Securities constituting Member Interests, such Units or other Equity Securities will cease to be Member Interests when they have been sold in a Public Sale or an Approved Sale, or upon the consummation of a Qualified Public Offering. For purposes of this Agreement, a Person will be deemed to be a holder of Member Interests whenever such Person has the right to acquire directly or indirectly such Member Interests (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 14, 2004, among Language Line, an indirect Subsidiary of the Company, Language Line Acquisition Co., a Delaware corporation and the parent corporation of Language Line, and Language Line Holdings, Inc. pursuant to which Language Line shall merge with and into Language Line Holdings, Inc.

“Merrill” means Merrill Lynch Capital Corporation.

“New York Life” means New York Life Capital Partners II, L.P.

“Non-Management Member” means any Member that is not a Management Member.

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“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, by and among the Company and the Members party thereto, as amended, restated or otherwise modified from time to time.

“Option” has the meaning set forth in the Operating Agreement.

“Other Members” means, with respect to any Member, all Members other than such Member.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Points” has the meaning set forth in the Operating Agreement. Except as otherwise provided in this Agreement, the number or percentage of Points with respect to any Unit for purposes of this Agreement will be the number or percentage of the Points that such Unit has for purposes of Section 7.2(f) of the Operating Agreement.

“Preferred Securities Purchase Agreement” means the Preferred Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the purchasers parties thereto, as in effect from time to time.

“Public Sale” means any sale of Member Interests to the public pursuant to an offering registered under the Securities Act or to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 under the Securities Act.

“Qualified Member” means any Member that either holds any Series A Preferred Unit, holds any Class D Common Unit, or is a Continuing Class A Common Holder.

“Qualified Public Offering” means any sale, in an underwritten public offering registered under the Securities Act, of Equity Securities having an aggregate value of at least $50.0 million.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Members party thereto, as in effect from time to time.

“Requirements of Law” means, as to any Person, the articles or certificate of incorporation and bylaws or other organizational, constitutive or governing documents of such Person, and any law, treaty, rule or regulation, order or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series A Preferred Units” has the meaning set forth in the Operating Agreement.

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“Significant Subsidiaries” means (1) any Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the date of this Agreement and (2) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Paragraph 7A(vi) or 7A(vii) of the Preferred Securities Purchase Agreement has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Sub Board” means the board of directors or similar governing body of any Subsidiary of the Company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control or have the right to appoint, as the case may be, the managing director, manager, board of advisors, a general partner or other governing body of such partnership, limited liability company, association or other business entity by means of ownership interest, agreement or otherwise.

“Transaction Documents” means, collectively, (i) this Agreement, (ii) the Operating Agreement, (iii) the Registration Rights Agreement, (iv) the Preferred Securities Purchase Agreement, (v) the Incentive Unit Purchase Agreements, dated as of the date hereof, by and between the Company and the respective Management Members that are parties thereto, and (vi) the Investors Securities Purchase Agreement, dated as of the date hereof, by and among the Company and the Members that are parties thereto, in each case, as in effect from time to time.

“Unit” has the meaning set forth in the Operating Agreement.

“Unitholder” has the meaning set forth in the Operating Agreement.

“Unpaid Yield” has the meaning set forth in the Operating Agreement.

“Wholly Owned Subsidiary” shall mean any Subsidiary of the Company all of the outstanding Capital Stock of every class of which is owned by the Company or another Wholly Owned Subsidiary of the Company.

“Vested Incentive Units” means Class C Common Units that have vested pursuant to the terms and conditions of the incentive unit purchase agreement or other document pursuant to which such Units were issued or any other document governing the vesting of such Units.

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2. Board of Managers.

(a) Until the provisions of this Section 2 cease to be effective, each Member shall vote all of his or its Member Interests which are entitled to vote and over which such Member has voting control and shall take all other necessary or desirable actions within his or its control (whether in his or its capacity as a member, manager, director, member of a committee of the Board, or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including calling special Board and member meetings), so that:

(i) not fewer than three (and, in any event, a majority) of the members of the Board (the “ABRY Directors”) are designated by Persons owning a majority of the ABRY Member Interests (“ABRY Majority Members”);

(ii) the then current chief executive officer of the Company (the “CEO Director”) shall be elected to the Board;

(iii) Matthew Gibbs shall be elected to the Board for so long as he serves as the chief financial officer of the Company;

(iv) one independent director (the “Independent Director”) may be elected to the Board by a Majority of the Board; provided that, for purposes of this clause (iv), a director shall be “independent” if such director (A) is not an Affiliate of the Company or any of its Affiliates, (B) is not otherwise an employee of the Company or any of its Subsidiaries or Affiliates and (C) does not accept any consulting, advisory or other compensatory fee from the Company or any of its Subsidiaries other than in his or her capacity as the Independent Director;

(v) (A) any ABRY Director may be removed as a director at the written request of ABRY Majority Members, provided that no ABRY Director will be removed from such position except as provided in this clause (v)(A); (B) the CEO Director shall be removed as a director automatically and without further action of the Members if such CEO Director ceases to be the chief executive officer of the Company; (C) Matthew Gibbs shall be removed as a director automatically and without further action of the Members if Matthew Gibbs ceases to be the chief financial officer of the Company; and (D) any Independent Director may be removed as a director at the written request of a Majority of the Board; and

(vi) if (A) any ABRY Director ceases to serve as a director during his or her term of office, the resulting vacancy on the Board shall be filled by a representative designated as provided in Section 2(a)(i), (B) the CEO Director ceases to serve as a director during his or her term of office, the resulting vacancy on the Board shall be filled by the next individual appointed chief executive officer of the Company, and (C) Matthew Gibbs or the Independent Director ceases to serve as a director during his term of office, the resulting vacancy on the Board may be filled by a person designated by a Majority of the Board.

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(b) The Company shall pay or reimburse the reasonable out-of-pocket expenses incurred by each member of the Board in connection with attending the meetings of the Board or any Sub Board and each committee thereof.

(c) At the first meeting of the Board after the date of this Agreement, the Board shall adopt a set of standards of business conduct which shall establish reasonable and prudent policies and guidelines for the Company, its Subsidiaries and their employees, including with respect to the following matters: conflicts of interest, ethical practices, trade regulation, payment and procurement policies, legal compliance, employment discrimination, sexual harassment and environmental management.

(d) The provisions of this Section 2 shall terminate automatically and be of no further force and effect upon a Qualified Public Offering or an Approved Sale.

3. Observer Rights. Each Qualified Member shall have the right to designate one (1) natural Person (each, a “Board Observer”) to attend (in person or telephonically, at such Person’s option) each meeting of the Board and the board of directors of each of the Company’s Significant Subsidiaries and any committee of any such board of directors; provided that such Qualified Member will notify the Company from time to time of the identity of such Qualified Member’s Board Observer and such Board Observer’s address (including facsimile number) for notice and other communications; provided, further, that any Board Observer may be excluded from any such meeting to the extent that the Board or Sub Board (or such committee) determines in good faith that such exclusion is required to preserve any evidentiary privilege or any portion of any such meeting during which the respective interests of the Company and its Subsidiaries and those of the Qualified Member in question, as to the matter(s) to be discussed or actions to be taken during such portion of such meeting, conflict (in the good faith judgment of the Board or such Sub Board). The Company will send, or cause to be sent, to each Qualified Member the notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the members of the Board, such Sub Board or such committee, as the case may be. The Company shall also provide, or cause to be provided, to each Qualified Member copies of all notices, reports, minutes and other documents and materials at the same time and in the same manner as they are provided to the members of each the Board, such Sub Board or such committee; provided that the failure to deliver or make available one or more of the items described in this sentence or the preceding sentence will have no impact on the validity of any action taken by the Board, such Sub Board or such committee. If the Company or any of its Significant Subsidiaries proposes to take any action by written consent in lieu of a meeting of its board of directors or any committee thereof, the Company or such Significant Subsidiary shall give a copy thereof to each Qualified Member within five (5) Business Days following the effective date of such consent; provided that the failure to deliver or make available one or more of the items described in this sentence will have no impact on the validity of any action taken by the Board, such Sub Board or committee. The Board shall meet at least four (4) times per calendar year. The Company shall reimburse, or cause one of its Subsidiaries to reimburse, each Board Observer for all reasonable, documented out-of-pocket costs incurred by him or her in connection with traveling to and from and attending such meetings of the Board, each such Sub Board or any committees thereof.

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4. Conflicting Agreements. Each Member represents that such Member has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement or the Operating Agreement, and no Member shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement or the Operating Agreement.

5. Restrictions on Transfer of Member Interests.

(a) Subject to the following sentence, a holder of Member Interests may Transfer (as defined below) any Member Interest or interest therein to any Person, subject to compliance with the terms and conditions of Section 11 and, to the extent applicable, Section 5(b), and in accordance with the applicable terms and conditions of the Operating Agreement. Except for any Transfer made pursuant to Section 5(b), Section 5(c) or Section 6, no Management Member may Transfer any Class A Common Units and/or Class C Common Units or interest therein unless such Transfer is approved in writing by a Majority of the Board and otherwise complies with the terms and conditions of this Section 5, Section 11 and the Operating Agreement.

(b) Tag Along Rights. Subject to Section 5(c), at least 30 days prior to any sale, transfer, assignment, pledge or other transfer or disposal (a “Transfer”) of Units by any ABRY Member to a Person other than a Permitted Transferee of such ABRY Member, the ABRY Member (the “Transferring Member”) proposing to transfer such Units shall deliver a written notice (the “Sale Notice”) to the Company and to each Other Member, specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer. Each Other Member may elect to participate in the contemplated Transfer, on the same terms as those set forth in the Sale Notice except as set forth in this Section 5(b), by delivering written notice to the Transferring Member within 10 days following delivery of the Sale Notice; provided that a Management Member shall have the right to so participate only with respect to Class A Common Units and Vested Incentive Units held by such Management Member at the time of delivery of such Sale Notice. If one or more Other Members have elected to participate in such Transfer, each of the Transferring Member and such Other Member shall be entitled to sell in the contemplated Transfer a number of (i) Common Units (if Common Units are being Transferred by the Transferring Member) of any class (subject, in the case of a sale by any Management Member, to the proviso in the immediately preceding sentence) representing a number of Points equal to the product of (A) the quotient determined by dividing (x) the percentage of Points represented by the Common Units owned by such Member by (y) the aggregate percentage of Points represented by the Common Units owned by the Members participating in such Transfer, multiplied by (B) the aggregate number of Points represented by the Common Units to be sold in the contemplated Transfer and (ii) Series A Preferred Units (if Series A Preferred Units are being transferred by the Transferring Member) representing a number of Series A Preferred Units equal to the product of (A) the quotient determined by dividing (x) the number of Series A Preferred Units owned by such Member by (y) the total number of Series A Preferred Units represented by the Series A Preferred Units owned by the Members participating in such Transfer, multiplied by (B) the aggregate number of Series A Preferred Units to be sold in the contemplated Transfer; provided, in each case, that each Member participating in such Transfer shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments following the

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payment of the reasonable expenses incurred by the Members in connection with such Transfer to the extent such expenses are approved by the Transferring Member and are not otherwise paid by the Company or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Transfer (assuming that the Units included in the Transfer were all of the Equity Securities then outstanding); provided, further, that if the Transferring Member is AMP, then an Other Member may elect to participate in such Transfer only if such Other Member is able to and does elect to include in such Transfer Units of each class or series of Units that AMP has proposed to include in such Transfer, in the same proportions among such classes or series (if more than one) as AMP has proposed to include in such Transfer (treating Class A Common Units as a separate “class” for purposes of this Section 5(b), and treating Class D Common Units as a separate “class” for purposes of this Section 5(b)), and AMP shall not be required to give a Sale Notice to any Other Holder who does not hold Units of the classes and/or series that would permit such Other Holder to participate in such Transfer in compliance with this proviso. Each Member transferring Units pursuant to this Section 5(b) shall be obligated to make customary representations and warranties as to such Member and the Units such Member is transferring and join in any indemnification or other obligations that the Transferring Member agrees to provide in connection with such Transfer; provided that each such joining Member’s liability arising under any such indemnification or other obligation with respect to such Transfer (i) shall be several and not joint and limited to its pro rata share (based on the percentage of net cash proceeds received by such Member pursuant to such Transfer) of such liability and (ii) shall in no event exceed the aggregate net cash proceeds actually received by such holder in connection with such Transfer. This Section 5(b) shall not apply to any Transfer pursuant to Section 6.

The Transferring Member shall use its commercially reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Other Members in any contemplated Transfer as provided in this Section 5(b), and the Transferring Member shall not Transfer any of its Units to the prospective Transferee(s) if the prospective Transferee(s) declines to allow the participation of the Other Members as contemplated by this Section 5(b).

(c) Permitted Transfers. Subject to the succeeding three sentences of this Section 5(c), the restrictions contained in this Section 5 shall not apply with respect to any Transfer of Units by any Member (i) in the case of an individual Member, pursuant to applicable laws of descent and distribution or to such Member’s parent, spouse, descendants or a trust, partnership or other entity formed exclusively for the benefit of one or more of the foregoing, (ii) with regard to either Dracup Trust, to Dracup or to Dracup’s parent, spouse, descendants or a trust, partnership or other entity formed exclusively for the benefit of one or more of the foregoing, or (iii) in the case of any other Member that is an entity, any Transfer (including by way of distribution) to its members, partners or shareholders in respect of and in direct proportion to such member’s, partner’s or shareholder’s ownership of other interest in such entity, or any Transfer to its Affiliates, employees, directors, advisors, consultants or employees, directors, advisors or consultants of its Affiliates. All transferees of Transfers permitted under this Section 5(c) are collectively referred to herein as “Permitted Transferees” and such transferred Member Interests shall remain subject to the terms of this Agreement and any restrictions on Transfer set forth in the Operating Agreement. A Permitted Transferee of Units may Transfer such Units pursuant to this Section 5(c) only to the transferor Member or to a

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Person that is a Permitted Transferee of such transferor Member. No Member shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio.

(d) Termination of Restrictions. The restrictions on transfer with respect to any Member Interest shall terminate at the time such Member Interest is sold in a Public Sale or an Approved Sale, or upon a Qualified Public Offering.

6. Sale of the Company.

(a) In the event of an Approved Sale, each Member shall (i) consent to the Approved Sale, (ii) waive and agree not to pursue any dissenter’s rights and other similar rights, and (iii) if the Approved Sale is structured as a sale of securities, agree to sell its Member Interests (or the applicable portion thereof) on the terms and conditions of the Approved Sale; provided that: (x) each Member participating in such Approved Sale shall receive the same form of consideration and the same portion of the aggregate net consideration (net of any post-closing adjustments and following the payment of the reasonable expenses that are approved by Approving Members and are not otherwise paid by the Company or the acquiring party) as such holder would have received if such aggregate net consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Member Interests included in the Transfer were all of the Equity Securities then outstanding), (y) notwithstanding the preceding clause (x), the holders of Series A Preferred Units will be entitled to receive cash consideration even if the consideration to be paid to the holders of Common Units consists in part or in whole of non-cash consideration, so long as all holders of Common Units receive the same form(s) of non-cash consideration and the amount of the total net consideration described in the preceding clause (x); and (z) that, if any non-cash consideration (other than Marketable Securities) is received by any Member in connection with an Approved Sale, (A) such Member shall be given the right to participate pro rata in any subsequent Transfer by any ABRY Member of any such non-cash consideration on a basis equivalent to that provided in Section 5(b) and (B) ABRY shall use its commercially reasonable efforts to ensure that all Other Members receive the benefit of any preemptive or other rights (including registration rights) that any ABRY Member receives regarding the subsequent Transfer of such non-cash consideration or future issuances of Equity Securities by the issuer of such non-cash consideration. Each Member will take all necessary and desirable lawful actions as reasonably directed by the Board and the Approving Members in connection with the consummation of any Approved Sale, including executing the applicable purchase agreement pursuant to which each holder of Member Interests will severally (but not jointly) make representations and warranties concerning solely (i) the beneficial ownership of the Member Interests (if any) to be sold by such holder, and (ii) such holder’s ability to execute such sale contract and necessary ancillary documents and perform the obligations thereunder, and will provide indemnities solely in respect of such representations and warranties made by such holder.

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(b) If the Approving Members enter into any negotiation or transaction for which Rule 506 promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a sale of assets, merger, consolidation or other reorganization), each holder of Member Interests who is not an “accredited investor,” as that term is defined in Regulation D promulgated under the Securities Act, will, at the request of the Company, appoint either a purchaser representative (as such term is defined in Rule 501) designated by the Company, in which event the Company will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the Company), in which event such holder will be responsible for the fees of the purchaser representative so appointed.

(c) Each holder of Member Interests agrees that, if the Approving Members so request, the agreements relating to the Approved Sale may provide for indemnity by each holder of Member Interests in respect of representations and warranties regarding the Company, its Subsidiaries and their respective assets, properties, liabilities, operations and businesses (collectively, the “Company Reps”) not made by such holder of Member Interests, so long as the sole source for payment of any such indemnity (a “Company Loss”) will be funds (the amount of which for each holder shall not exceed the aggregate net cash proceeds that otherwise would have been received by such holder in connection with such Approved Sale) deposited in escrow for such purpose or otherwise segregated and withheld from the proceeds otherwise distributed to the selling persons, as Approving Members may determine, and any Company Losses will be borne by the selling persons as described in the first sentence of Section 6(a) above as if they were post-closing adjustments.

(d) No consideration or fee shall be paid or provided to the Approving Members or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the Approving Members in any manner (including, without limitation, in connection with a non-compete agreement, consulting agreement or any other agreement, arrangement or understanding) in connection with an Approved Sale, which would cause the Approving Members or any their Affiliates or any Persons that would qualify as Permitted Transferees of the Approving Members to receive consideration or fees (of any kind, in any form and/or at any time) not available to all Members in a manner other than the manner in which such benefit would have been received by such Member had such benefit, together with the net consideration of the Approved Sale and any like consideration or fees received by any other Member or Affiliate thereof, been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Operating Agreement as in effect immediately prior to the consummation of the Approved Sale (assuming that the Member Interests included in the Transfer were all of the Equity Securities then outstanding).

(e) Each definitive agreement, whether written or oral, between the Approving Members or any of their Affiliates or any Persons that would qualify as Permitted Transferees of the Approving Members, on the one hand, and the third party purchaser or any of its Affiliates, on the other hand, governing or relating to, or otherwise in connection with an Approved Sale shall be disclosed in writing to the Board prior to any such party entering into such definitive agreement.

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7. Public Offering. In the event that a Majority of the Board approves a recapitalization of, or a transaction which contemplates the recapitalization of, the Company and/or its Subsidiaries, including a public offering and sale of Equity Securities pursuant to an effective registration statement under the Securities Act (a “Public Offering”), including pursuant to the Registration Rights Agreement, then the Company and all holders of Member Interests shall take all necessary or desirable actions in connection with the consummation of such recapitalization as a Majority of the Board may reasonably request (i) to convert the Company to a corporate form or otherwise combine its Subsidiaries with, and/or cause them to be owned (directly or indirectly) by, a single corporation, in each case, in a tax-free transaction (except to the extent of taxable income or gain required to be recognized by a Person in an amount that does not exceed the amount of cash received by such Person upon the consummation of such recapitalization and/or any concurrent transaction), including the approval of a merger of the Company and/or one or more of its Subsidiaries with and into a newly formed “shell” corporation or one of the Company’s Subsidiaries, with the result that each Person shall hold capital stock of such surviving corporation (the “Successor Corporation”) with rights, preferences and privileges that are equivalent to the Member Interests held by such Person (provided that concurrently with and contingent upon the consummation of such conversion, merger or other form of recapitalization, business combination or merger, at the request of any holder of Class A Common Units and Class D Common Units, such holder’s Class A Common Units and/or Class D Common Units, as the case may be, will instead be converted into common stock having the same rights and preferences (i.e., containing voting rights) as Class A Common Units and Class D Common Units, respectively), and (ii) to cause the Successor Corporation to assume all of the obligations of the Company under the Transaction Documents. Notwithstanding the foregoing, it is the intent of the parties hereto that any such Public Offering will result in the parties hereto obtaining common stock of the company whose Equity Securities are so offered in exchange for, and in proportion to, their interests in the Company that are Common Units immediately prior to such recapitalization (calculated as if all outstanding Options had been fully exercised as of such time), as if such common stock (valued at the price at which shares of common stock are sold to the public in such offering) were distributed in liquidation of the Company pursuant to the Operating Agreement.

8. Preemptive Rights.

(a) Subject to Section 8(b) below, if the Company proposes to issue any Common Units, any Option or any Convertible Security, the Company will offer to sell to each Member a number of such securities (“Offered Units”) equal to the product of (i) the quotient determined by dividing (A) the percentage of Points (on a fully-diluted basis) represented by the Member Interests owned by such Member by (B) the aggregate percentage of all Points outstanding immediately prior to the proposed issuance (on a fully-diluted basis), and (ii) the number of Offered Units; provided that for the purpose of calculating Offered Units with respect to any Management Member, the “Member Interests owned by such Member” shall mean such Member’s Class A Common Units and all Vested Incentive Units held by such Member at the time of such calculation. The Company shall give each Member at least thirty (30) days prior written notice of any proposed issuance to other Persons, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the “Issuance Notice”). Each Member will be entitled to elect to purchase such securities at the same price and on the same terms (including, if more than one type of security is issued, the same proportionate mix of

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such securities) as the securities are issued, by delivery of irrevocable written notice (the “Election Notice”) to the Company of such election within thirty (30) days after delivery of the Issuance Notice (the “Preemptive Period”). If any Member has elected to purchase any Offered Units, the sale of such units shall be consummated as soon as practical (but in any event within twenty (20) days) after the delivery of the Election Notice. To the extent the Members do not elect to, or are not entitled to, purchase all of the Offered Units, then the Company may issue the remaining Offered Units, at a price and on terms no more favorable to the transferee(s) thereof than are specified in the Issuance Notice, during the 120-day period following the Preemptive Period. Notwithstanding anything in this Section 8 to the contrary, the Company shall not be deemed to have breached this Section 8 if, within 30 days following the issuance of any Units, Option or Convertible Securities in contravention of this Section 8, the Company or the Transferee of such Units, Options or Convertible Securities offers to sell a portion of such Units, Options or Convertible Securities or additional Units, Options or Convertible Securities to each Member so that, taking into account such previously-issued securities and any such additional securities, each Member will have had the right to purchase or subscribe for securities in a manner consistent with the allocation provided in the initial sentence of this Section 8(a).

(b) The rights contained in this Section 8 shall not apply to (i) the issuance of Common Units (including any Option or Convertible Security) as a dividend or upon any subdivision or Unit split of outstanding Common Units; (ii) the issuance of Equity Securities upon conversion of any Convertible Securities or the exercise of any Option; (iii) the issuance of Common Units or the grant of Options to subscribe for Common Units, to officers, directors and other employees or independent contractors of the Company, approved by, or pursuant to arrangements approved by, a Majority of the Board, (iv) the issuance of Options containing nominal exercise prices or other Units, in each case to financing sources in connection with a loan or other indebtedness for borrowed money, (v) the issuance of Common Units pursuant to any underwritten public offering, (vi) the issuance of any Common Unit (including any Option or Convertible Security) as consideration for the acquisition of any Person or business or unit or division thereof or any other asset or other property to be used in the operations of the Company or any of its Subsidiaries, (vii) the issuance of Class A Common Units to repurchase or redeem or in exchange for Class C Common Units pursuant to the terms of that certain Incentive Unit Agreement among the Company and the Dracup Trusts as in effect on the date hereof (or any substantially similar agreement with any employee of the Company or its Subsidiaries or a Person that would be a Permitted Transferee of any such employee) or (viii) the issuance of Equity Securities pursuant to an Equity Investment (as defined in the Call Agreement) under the Call Agreement.

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9. Legend. Each certificate or instrument evidencing Member Interests and each certificate or instrument, if any, issued in exchange for or upon the Transfer of any Member Interests (if such Member Interests remain subject to this Agreement following such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON JUNE 11, 2004, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A MEMBERS AGREEMENT, DATED AS OF JUNE 11, 2004 (AS IN EFFECT FROM TIME TO TIME), AMONG THE COMPANY AND CERTAIN OF THE COMPANY’S MEMBERS. A COPY OF SUCH MEMBERS AGREEMENT AS IN EFFECT FROM TIME TO TIME SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

The legend set forth above shall be removed from the certificates and instruments evidencing any Member Interests which cease to be subject to this Agreement.

10. Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Member Interests in violation of any provision of this Agreement or of the Operating Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Member Interests as the owner of such units for any purpose.

11. Transfer of Member Interests.

(a) In connection with the Transfer of any Member Interests other than a Transfer pursuant to a Public Sale, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Company (which such opinion requirement may be waived by the Company in its sole discretion) to the effect that such Transfer of Member Interests may be effected without registration of such Member Interests under the Securities Act. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Member shall Transfer any Option or Common Unit if, as a result of and after giving effect to such Transfer, an obligation would arise under the Exchange Act to register any Common Units.

(b) No Transfer or issuance of any Member Interests (other than pursuant to a Public Sale) shall be permitted unless and until the prospective transferee agrees to become a party to this Agreement and be bound by all the terms and conditions hereof to the same extent as the transferring party by executing and delivering to the Company a joinder to this Agreement in substantially the form attached hereto as Exhibit A.

12. Information Rights. So long as any Non-Management Member continues to hold any Class A Common Units or Class D Common Units, the Company shall deliver, or cause to be delivered to such Non-Management Member:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of

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operations, cash flow and stockholder’s equity for such fiscal year, setting forth in comparative form the figures (if any) for the previous year and accompanied by a report thereon, without a “going concern” or like qualification or exception (unless such exception arises solely as a result of characterizing Indebtedness that has not yet matured as a current liability due to its scheduled maturity), or qualification arising out of the scope of the audit, or qualification which would affect the computation of financial covenants;

(b) as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries as and at the end of such fiscal quarter, and the related unaudited consolidated statements of operations and cash flows for such quarterly period, setting forth in comparative form such figures as at the end of and for such quarter and corresponding period (i) of the prior fiscal year and (ii) set forth in the consolidated annual operating budget;

all such financial statements described in subsections (a) and (b) above to be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments with the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP.

13. Other Covenants.

(a) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect its limited liability company or corporate existence and take all reasonable action to maintain all material rights, material privileges, franchises, copyrights, patents, trademarks and trade names necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, copyrights, patents, trademarks and trade names the loss of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and comply with all applicable Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. This Section 13(a) shall not be deemed to restrict the Company or any of its Subsidiaries from abandoning or failing to pursue or enforce any Intellectual Property or registrations or applications therefor, which actions or inactions are taken in the Company’s or its Subsidiary’s commercially reasonable discretion and would not, in the aggregate, have a Material Adverse Effect.

(b) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 13(b) shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such discontinuance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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(c) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts as are usual for similarly situated companies engaged in similarly situated industries.

(d) For so long as any Member holds any Common Units, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e) The Company will, upon the request of any Non-Management Member, provide such Member and any qualified institutional buyer designated by such Member such financial and other information as such Member may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of a Membership Interest, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. For the purpose of this Section 13(e), the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

(f) For so long as any Non-Management Member holds any Common Units, the Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all applicable laws; and permit representatives of any Non-Management Member holding Common Units representing 10% of the Company’s Common Units on a fully diluted basis upon reasonable notice (no more frequently than annually) to visit and inspect any of its properties or assets and examine and make abstracts from any of its books and records (including insurance policies) at any reasonable time and upon reasonable notice, and to discuss the business, operations, assets and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants with prior reasonable notice to, and coordination with, the Company, in each case at such Member’s expense.

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(g) For so long as any Non-Management Member holds any Common Units, the Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, conduct any business or enter into, renew, amend or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any assets or the rendering of any service) with or for the benefit of any of their respective Affiliates (each an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction, taken as a whole, is on terms which are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction on an arm’s-length basis with an unaffiliated third party;

(2) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $5,000,000, such Affiliate Transaction is in writing and a majority of the disinterested members of the Board shall have approved such Affiliate Transaction and determined that such Affiliate Transaction complies with the foregoing provisions, or, in the event that there are no disinterested directors, the Members have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be; and

(3) if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate payments or other consideration having a Fair Market Value in excess of $15,000,000, such Affiliate Transaction is in writing and the Members have received a written opinion from an Independent Financial Advisor stating that the terms of such Affiliate Transaction are fair, from a financial point of view, to the Company or the Subsidiary involved in such Affiliate Transaction, as the case may be.

Notwithstanding the foregoing, the restrictions set forth in Section 13(g)(1) above shall not apply to clauses (i), (iii), (iv), (v), or (viii) below and Section 13(g)(2) and (3) above shall not apply to clauses (i) through (viii), inclusive, below:

(i) transactions with or among the Company and any Wholly Owned Subsidiary or between or among Wholly Owned Subsidiaries;

(ii) any Permitted Investment and any Restricted Payment (as such terms are defined in the Preferred Securities Purchase Agreement) or other payment or Investment (as such term is defined in the Preferred Securities Purchase Agreement) permitted to be made pursuant to Paragraph 6B of the Preferred Securities Purchase Agreement;

(iii) any issuance of Capital Stock (as such term is defined in the Preferred Securities Purchase Agreement) of the Company, or other payments, awards or grants in cash, in each case pursuant to employment arrangements or stock option plans for the benefit of employees, officers, directors, and consultants who are not otherwise Affiliates of the Company and made, in each case, in the ordinary course of business (so long as such Capital Stock is Qualified Capital Stock (as such term is defined in the Preferred Securities Purchase Agreement) if such issuance or sale occurs at any time when any Preferred Unit (as such term is defined in the Preferred Securities Purchase Agreement) is outstanding);

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(iv) advances to officers, directors, employees and consultants who are not otherwise Affiliates of the Company, in each case, made in the ordinary course of business and in an aggregate outstanding amount not to exceed $1,000,000 in any calendar year;

(v) the payment of reasonable directors’ fees, indemnification and similar arrangements, expense reimbursements, consulting fees (paid to consultants who are not otherwise Affiliates of the Company), employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Subsidiary, in each case, entered into in the ordinary course of business (including reasonable benefits thereunder);

(vi) issuances and sales of Capital Stock of the Company to which the rights described in Section 8 of this Agreement are applicable or that are described in clauses (i), (ii), (iii), (vii) or (viii) of Section 8(b) of this Agreement (so long as such Capital Stock is Qualified Capital Stock (as such term is defined in the Preferred Securities Purchase Agreement) if such issuance or sale occurs at any time when any Preferred Unit (as such term is defined in the Preferred Securities Purchase Agreement) is outstanding);

(vii) provision or purchase of goods or services in the ordinary course of business; and

(viii) any transactions undertaken pursuant to any contractual obligations in existence on the date hereof (or on the Closing Date and entered into in connection with the Transactions (as defined in the Preferred Securities Purchase Agreement)) which are described in reasonable detail on Schedule 6D(h) of the Preferred Securities Purchase Agreement, as the same may be amended, modified or replaced from time to time so long as such amendment, modification or replacement is no less favorable to the Company and its Subsidiaries in any material respect.

14. Confidentiality. Each Member agrees (as to itself) that it will, and will cause each Board Observer that it designates to, maintain the confidentiality of all Confidential Information in accordance with procedures adopted by such Member in good faith to protect confidential information of third parties delivered to it and will not use (and will cause each Board Observer that it designates not to use) any Confidential Information other than for a purpose reasonably related to such Member’s investment in the Company; provided that each Member and each Board Observer that it designates may deliver or disclose Confidential Information to (i) such Member’s directors, officers, employees, agents, attorneys, affiliates and financial and professional advisors (in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by the Member Interests held by such Member) who agree to hold confidential and refrain from using the Confidential Information substantially in accordance with the terms of this Section 14, (ii) any other holder of any Membership Interest that is bound by this Section 14 to the same extent as such Member, (iii) any Person to which such Member may sell or offer to sell any Membership Interest or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14 to the same extent as such Member), (iv) any Person from which such Member may offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14 to the same extent as

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such Member), (v) any federal or state regulatory authority having jurisdiction over the Member, (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about such Member’s investment portfolio or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any applicable law, rule, regulation or order, (x) in response to any subpoena or other legal process, (y) in connection with any litigation or (z) in the case of any holder of a Series A Preferred Unit, if an Event of Default (as defined in the Preferred Securities Purchase Agreement) has occurred and is continuing, to the extent it may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement and the Preferred Securities Purchase Agreement.

15. Amendment and Waiver.

(a) Subject to Sections 15(b) through Section 15(g) below, no modification, amendment or waiver of any provision of this Agreement (whether by merger, consolidation or otherwise) shall be effective against the Company and the Members unless such modification, amendment or waiver is approved in writing by, respectively, the Company and the holders of a majority of the Common Units on a fully diluted basis; provided that: (i) no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties, (ii) no such modification, amendment or waiver will adversely affect the rights hereunder of any holder of Series A Preferred Units without the prior written approval of the holders of a majority of the Series A Preferred Units (provided that such approving holders must include at least one Continuing Series A Preferred Holder if at the time such action is approved there is any Continuing Series A Preferred Holder), and (iii) no such modification, amendment or waiver will adversely affect the rights hereunder of any holder of Class D Common Units without the prior written approval of the holders of a majority of the Class D Common Units (provided that such approving holders must include at least one Continuing Class D Common Holder if at the time such action is approved there is any Continuing Class D Common Holder). A joinder to this Agreement by any other Person as a “Member” hereunder shall not be deemed to adversely affect the rights of any other Member hereunder or to be a modification, amendment or waiver of this Agreement for purposes of this Section 15. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) Notwithstanding anything in Section 15(a) to the contrary, this Agreement may not be modified, amended or waived (whether by merger, consolidation or otherwise) without the prior written approval of at least one Continuing Class A Common Holder if at such time there is any Continuing Class A Common Holder, if the effect of such modification, amendment or waiver would (i) adversely affect the rights of the Members other than the ABRY Members pursuant to Section 5, (ii) adversely affect the rights of the Members (other than the ABRY Members) pursuant to Section 6, (iii) adversely affect the rights of the Members pursuant to Section 7, Section 8 or Section 12, or (iv) result in an amendment, modification or waiver of Section 13 or this Section 15(b).

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(c) Notwithstanding anything in Section 15(a) to the contrary, neither Section 3 nor this Section 15(c) may be modified, amended or waived (whether by merger, consolidation or otherwise) without the prior written approval of holders of a majority of the Class D Common Units then outstanding (or, if no Class D Common Units are then outstanding, then holders of a majority of the Class A Common Units acquired on the date hereof by the Qualified Members), provided that such approving holders must include at least one Continuing Series A Preferred Holder, Continuing Class A Common Holder or Continuing Class D Common Holder if at such time there is any Continuing Series A Preferred Holder, Continuing Class A Common Holder or Continuing Class D Common Holder.

(d) Notwithstanding anything in Section 15(a) to the contrary, no modification, amendment or waiver (whether by merger, consolidation or otherwise) of: (i) any requirement in this Agreement that any action be approved or joined in by a Continuing Class A Common Holder or the definition of the term “Continuing Class A Common Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time such action is approved none of New York Life or any of its Affiliates is a Continuing Class A Common Holder, (ii) any requirement in this Agreement that any action be approved or joined in by a Continuing Class D Common Holder or the definition of the term “Continuing Class D Common Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time such action is approved none of New York Life or any of its Affiliates is a Continuing Class D Common Holder, (iii) any requirement in this Agreement that any action be approved or joined in by a Continuing Series A Preferred Holder or the definition of the term “Continuing Series A Preferred Holder” will be effective as against New York Life or any of its Affiliates unless either such action is approved in writing by New York Life or at the time of such action none of New York Life or any of its Affiliates is a Continuing Series A Preferred Holder, or (iv) this Section 15(d) will be effective as against New York Life or any of its Affiliates unless either such action is approved by New York Life or at the time such action is approved none of New York Life or any of its Affiliates is a Continuing Class A Common Holder, a Continuing Class D Common Holder nor a Continuing Series A Preferred Holder.

(e) Notwithstanding anything in Section 15(a) to the contrary, no modification, amendment or waiver (whether by merger, consolidation or otherwise) of: (i) any requirement in this Agreement that any action be approved or joined in by a Continuing Class A Common Holder or the definition of the term “Continuing Class A Common Holder” will be effective as against Merrill or any of its Affiliates unless either such action is approved in writing by Merrill or at the time such action is approved none of Merrill or any of its Affiliates is a Continuing Class A Common Holder, (ii) any requirement in this Agreement that any action be approved or joined in by a Continuing Class D Common Holder or the definition of the term “Continuing Class D Common Holder” will be effective as against Merrill or any of its Affiliates unless either such action is approved in writing by Northwestern or at the time such action is approved none of Merrill or any of its Affiliates is a Continuing Class D Common Holder, (iii) any requirement in this Agreement that any action be approved or joined in by a Continuing Series A Preferred Holder or the definition of the term “Continuing Series A Preferred Holder” will be effective as against Merrill or any of its Affiliates unless either such action is approved in writing by Merrill or at the time of such action none of Merrill or any of its Affiliates is a Continuing Series A Preferred Holder, or (iv) this Section 15(e) will be effective as against

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Merrill or any of its Affiliates unless either such action is approved by Merrill or at the time such action is approved none of Merrill or any of its Affiliates is a Continuing Class A Common Holder, a Continuing Class D Common Holder nor a Continuing Series A Preferred Holder.

(f) Notwithstanding anything in this Section 15 to the contrary, a modification, amendment or waiver made to reflect (A) the terms and conditions of any new class or series of Equity Securities (with respect to such Equity Securities) and any restrictions, rights, preferences and privileges associated therewith or (B) the restrictions on or rights of any Person who purchases Equity Securities after the date hereof (with respect to such Equity Securities) shall, in each case, require only the approval of the Company and a Majority of the Members and not the approval of any Member; provided that no such modification, amendment or waiver will adversely affect the rights hereunder of any of the parties hereto when compared with its effect on the other similarly situated parties hereto without the prior written approval of a majority-in-interest of such adversely-affected parties.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

17. Entire Agreement. This Agreement and the other Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

18. Termination. This Agreement will automatically terminate and be of no further force or effect immediately after the earlier of the consummation of (i) an Approved Sale or (ii) a Qualified Public Offering.

19. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Members and any subsequent holders of their respective Member Interests and the respective successors and assigns of each of them, so long as they hold Member Interests; provided that none of (a) the rights of New York Life (or any of its Affiliates), in its capacity as a Continuing Class A Common Holder, Continuing Class D Common Holder and/or Continuing Series A Preferred Holder pursuant to Section 3 or Section 15 may be assigned (other than to an Affiliate of New York Life), and (b) the rights of Merrill (or any of its Affiliates), in its capacity as a Continuing Class A Common Holder, Continuing Class D Common Holder and/or Continuing Series A Preferred Holder pursuant to Section 3 or Section 15 may be assigned (other than to an Affiliate of Merrill) in each case, without both the prior written consent of the Company and the approval of the Board.

20. Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

25

21. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Member may in his, hers, or its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

22. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

23. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three business days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications shall be sent to each Member at the address set forth for such Member on Schedule II attached hereto and to the Company at the address set forth below:

Language Line Holdings, LLC

c/o ABRY Partners IV, L.P.

111 Huntington Avenue

30th Floor

Boston, MA 02199

Facsimile:          617-859-8797

Attention:         Peggy Koenig

26

with a copy (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Facsimile:          212-446-4900

Attention:         John L. Kuehn, Esq.

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

24. Governing Law. To the extent required by the Delaware Act, all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with, the Delaware Act, without giving to effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of any other law. In all other respects, all issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules to this Agreement shall be governed by, and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

25. No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

26. Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any Person that is not a party hereto including any creditor of the Company.

27. Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH MEMBER HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH MEMBER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

27

28. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

29. Certain Terms. The use of the word “including” herein shall mean “including without limitation.” Any definitions used herein defined in the plural shall be deemed to include the singular as the context may require and any definitions used herein defined in the singular shall be deemed to include the plural as the context may require. Wherever reference is made herein to the male, female or neuter genders, such reference shall be deemed to include any of the other genders as the context may require.

* * * * *

28

IN WITNESS WHEREOF, the undersigned, have executed this Members’ Agreement as of the date first written above.

LANGUAGE LINE HOLDINGS, LLC

By:
Name: Title:

ABRY PARTNERS IV, L.P.

By:	ABRY Capital Partners, L.P., Its General Partner

By:	ABRY Capital Partners, LLC, Its General Partner

By:
Name: Title:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC

By:
Name: Title:

[more signatures follow on next page]

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P., its general partner

By:	ABRY MEZZANINE HOLDINGS LLC its general partner

By:
Name: Title:

MERRILL LYNCH CAPITAL CORPORATION

By:
Name: Title:

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP MANAGER LLC its investment manager

By:
Name: Title:

[more signatures follow on next page]

DENNIS G. DRACUP DECLARATION OF TRUST DATED 01.19.1999.

By:
Name: Dennis G. Dracup, Trustee

CHRISTINE L. DRACUP DECLARATION OF TRUST DTED 01.19.1999.

By:
Name: Christine L. Dracup, Trustee

MATTHEW GIBBS

JAMES MOORE

JEANNE ANDERSON

DENNIS BAILEY

PHIL SPECIALE

YUNG-CHUNG HEH

SCHEDULE I

Member Interests

	Class A Common Units	Class B Common Units	Class C-1 Common Units		Class C-2 Common Units		Class C-3 Common Units		Class D Common Units	Series A Preferred Units
Members
ABRY Partners IV, L.P.	99,596,745	0	0		0		0		0	0
ABRY Investment Partnership, L.P.	52,000	0	0		0		0		0	0
ABRY Mezzanine Partners, L.P.	4,872,085	0	0		0		0		2,917,960	47,000,000
New York Life Capital Partners II, L.P.	4,872,085	0	0		0		0		1,241,685	20,000,000
Merrill Lynch Capital Corporation	4,872,085	0	0		0		0		931,264	15,000,000
Dennis G. Dracup Declaration of Trust dated 01.19.1999	1,000,000	0	0		1,939,394		3,878,788		0	0
Christine L. Dracup Declaration of Trust dated 01.19.1999	1,000,000	0	3,878,788		1,939,394		0		0	0
Matthew Gibbs	1,500,000	0	1,333,333		1,333,334		1,333,333		0	0
James Moore	650,000	0	260,383	*	260,383	*	260,383	*	0	0
Jeanne Anderson	650,000	0	260,383	*	260,383	*	260,383	*	0	0
Phil Speciale	700,000	0	260,383	*	260,383	*	260,383	*	0	0
Dennis Bailey	135,000	0	260,383	*	260,383	*	260,383	*	0	0
Yung-Chung Heh	100,000	0	0		0		0		0	0

Total	120,000,000	0	6,253,653	**	6,253,654	**	6,253,653	**	5,090,909	82,000,000

*	To be issued after the date of this Agreement.
**	Includes units to be issued after the Closing.

SCHEDULE II

Notices

If to the Company, to:

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Avenue

Boston, MA 02199

Attention:        Peggy Koenig

Facsimile:         (617) 859-7205

With a copy, which shall not constitute notice to the Company, to:

Kirkland & Ellis LLP

Citicorp Center

153 East 53rd Street

New York, NY 10022

Attention:        John L. Kuehn, Esq.

Facsimile:         (212) 446-4900

If to ABRY or ABRY Investment Partnership, L.P., to:

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Avenue

Boston, MA 02199

Attention:        Peggy Koenig

Facsimile:         (617) 859-7205

With a copy, which shall not constitute notice to ABRY, to:

Kirkland & Ellis LLP

Citicorp Center

153 East 53rd Street

New York, NY 10022-4611

Attention:        John L. Kuehn, Esq.

Facsimile:         (212) 446-4900

If to ABRY Mezzanine, to:

c/o ABRY Partners, LLC

111 Huntington Avenue

30th Avenue

Boston, MA 02199

Attention:        Peni Garber

Facsimile:         (617) 859-7205

With a copy, which shall not constitute notice to ABRY Mezzanine, to:

Kirkland & Ellis LLP

Citicorp Center

153 East 53rd Street

New York, NY 10022-4611

Attention:        John L. Kuehn, Esq.

Facsimile:         (212) 446-4900

If to New York Life Capital Partners II, L.P., to:

51 Madison Avenue

New York, New York 10010

Attention:        Kevin A. Smith

Facsimile:         (212) 576-5591

With a copy, which shall not constitute notice to New York Life Capital Partners II, L.P., to:

Schiff Hardin LLP

6600 Sears Tower

Chicago, Illinois 60606

Attention:        Drew Kling, Esq.

Facsimile:         (312) 258-5700

If to Merrill, to:

Merrill Lynch Capital Corporation

4 World Financial Center

250 Vesey Street

New York, NY 10080

Attention:        Cecile Baker, Vice President

Facsimile:         (212) 738-1957

With a copy, which shall not constitute notice to Merrill, to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention:        Jonathan Schaffzin, Esq.

Facsimile:         (212) 269-5420

If to any Management Member, to:

c/o Language Line Holdings, LLC

One Lower Ragsdale Drive

Monterey, CA 93940

Facsimile:         (831) 648-5801

EXHIBIT A

FORM OF JOINDER

TO MEMBERS AGREEMENT

THIS JOINDER to the Members Agreement, dated as of March 1, 2004 by and among Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), and the Members parties thereto (“Agreement”), is made and entered into as of [            ] by and between the Company and [                    ] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain Member Interests, and the Agreement and the Company requires Holder, as a holder of such interests, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution of this Joinder, he, she or it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Member for all purposes thereof. In addition, Holder hereby agrees that all Common Units and Preferred Units held by Holder shall be deemed [Add for transferees of ABRY Interests: [ABRY]] Member Interests for all purposes of the Agreement.

2. Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of his, her or its Member Interests and the respective successors and assigns of each of them, so long as they hold any Member Interests.

3. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4. Notices. For purposes of Section 20 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Address]

[Facsimile Number]

5. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of New York, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

LANGUAGE LINE HOLDINGS, LLC

By:
Name: Title:

[HOLDER]

By:
Name: Title:

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of June 11, 2004, by and among Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), and the members of the Company signatory hereto or signatory to a joinder in the form attached hereto as Exhibit A (collectively, the “Investors”). Capitalized terms used herein but not otherwise defined in this Agreement are defined in Section 9.

The parties hereto agree as follows:

1. Demand Registrations.

(a) Requests for Registration. Subject to Sections 1(b) through (g), (i) at any time and from time to time, the holders of a majority of the Investor Registrable Securities may request registration, whether underwritten or not, under the Securities Act of all or any portion of their respective Investor Registrable Securities (A) on Form S-1 or any similar long-form registration statement, (B) on Form S-2 or S-3 or any similar short-form registration statement, if available, or (C) on any applicable “short form” pursuant to Rule 415 under the Securities Act, if available, and (ii) at any time and from time to time following the Initial Public Offering, (A) the holders of a majority of the Outside Preferred Investor Registrable Securities may request registration, whether underwritten or not, under the Securities Act of all or any portion of their respective Outside Preferred Investor Registrable Securities on Form S-1 or any similar long-form registration statement (together with the long-form registrations contemplated by clause (i)(A) above, the “Long-Form Registrations”) and (B) any holder of Preferred Investor Registrable Securities may request registration, whether underwritten or not, under the Securities Act of all or any portion of such holder’s Preferred Investor Registrable Securities (1) on Form S-2 or S-3 or any similar short-form registration statement (together with the short-form registrations contemplated by clause (i)(B) above, the “Short-Form Registrations”), if available, or (2) on any applicable “short form” pursuant to Rule 415 under the Securities Act (together with any shelf registration contemplated by clause (i)(C) above, “415 Registrations”), if available. All registrations requested as described in this Section 1 are referred to herein as “Demand Registrations.” Each such request for a Demand Registration (a “Demand Notice”) will specify the approximate number of Registrable Securities requested to be registered, the anticipated per share price range for such offering (which range may be revised from time to time by the Persons initiating such Demand Registration by written notice to the Company to that effect), and whether the Demand Registration will be underwritten. Each request for a Demand Registration and, subject to the provisions of Section 7, each request for inclusion in such Demand Registration also will specify the manner and disposition of the shares of Registrable Securities to be included therein. Within 10 days after receipt of any such Demand Notice, the Company will give written notice of such request for registration to all other holders of Registrable Securities and, subject to Section 1(e), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice.

(b) Long-Form Registrations. (i) The holders of a majority of the Investor Registrable Securities and (ii) the holders of a majority of the Outside Preferred Investor Registrable Securities will each be entitled to request two Long-Form Registrations in which the Company will pay all Registration Expenses; provided that the Company will have no obligation to grant any request for a Long-Form Registration unless the aggregate value of the Registrable Securities to be sold through such registration equals at least $3.0 million. The Company will pay all Registration Expenses in connection with any Demand Registration initiated as a Long-Form Registration whether or not it has become effective. The Company will use commercially reasonable efforts to cause any Long-Form Registration to be declared effective under the Securities Act as soon as practicable after filing such Long-Form Registration. A registration will not count as a permitted Long-Form Registration until it has become effective. A registration will not count as a Long-Form Registration unless the holders that delivered the related Demand Notice are able to register and sell at least 90% of the Registrable Securities that such holders have requested to be included in such registration.

(c) Short-Form Registrations. (i) The holders of a majority of the Investor Registrable Securities and (ii) the holders of Preferred Investor Registrable Securities will each be entitled to request an unlimited number of Short-Form Registrations in which the Company will pay all Registration Expenses; provided that the Company will have no obligation to grant any request for a Short-Form Registration unless the aggregate value of the Registrable Securities to be sold through such registration equals at least $1.0 million. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. After the Company has become subject to the reporting requirements of the Securities Exchange Act, the Company will use commercially reasonable efforts to make Short-Form Registrations on Form S-3 or any other short form available for the sale of Registrable Securities. The Company will use its commercially reasonable efforts to cause any Short-Form Registration to be declared effective under the Securities Act as soon as practicable after filing of such Short-Form Registration. A registration will not count as a permitted Short-Form Registration until it has become effective.

(d) 415 Registrations.

(i) (A) The holders of a majority of the Investor Registrable Securities will be entitled to request two, and (B) the holders of Preferred Investor Registrable Securities will be entitled to request three, 415 Registrations in which the Company will pay all Registration Expenses; provided that the Company will have no obligation to grant any request for a 415 Registration unless such registration is on Form S-2 or S-3 or any similar short-form; and provided, further, that the Company will have no obligation to grant any request for a 415 Registration unless the aggregate value of the Registrable Securities to be sold through such registration equals at least $1.0 million; and provided, further, that the holders of Outside Preferred Registrable Securities (in the aggregate) will not be entitled to request more than two such 415 Registrations. Subject to the availability of required financial information, within 45 days after the Company receives written notice of a request for a 415 Registration, the Company will file with the Securities and Exchange Commission a registration statement under the Securities Act for the 415 Registration. The Company will use its commercially reasonable efforts to cause the 415 Registration to be declared effective under the Securities Act as soon as practicable after filing and, once effective, the Company will (subject to the provisions of Section 1(d)(ii)) cause such 415 Registration to remain effective for such time period as is specified in such request, but for no time period longer than the period ending on the earlier of

(A) the second anniversary of the date of filing of the 415 Registration, (B) the date on which all Registrable Securities covered by such 415 Registration have been sold pursuant to the 415 Registration and (C) the date as of which there are no shares covered by such 415 Registration that are Registrable Securities.

(ii) If the holders of a majority of the Investor Registrable Securities notify the Company in writing that they intend to effect the sale of all or substantially all of the Investor Registrable Securities held by such holders pursuant to a single integrated offering pursuant to a then effective registration statement for a 415 Registration (a “Takedown”), then so long as the aggregate value of the Investor Registrable Securities to be sold through such Takedown equals at least $1.0 million, the Company and each holder of Registrable Securities will not effect any public sale or distribution of its Equity Securities during the 90-day period beginning on the date such notice of a Takedown is received, except pursuant to such Takedown. Notwithstanding anything contained herein to the contrary, all holders of Registrable Securities and holders of other Common Stock who have a contractual right to participate in such Takedown may participate in such Takedown, pro rata based on the number of Registrable Securities and shares of such other Common Stock requested by such holders to be included in such Takedown.

(e) Priority on Demand Registrations. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other shares of Common Stock requested to be included in such offering pursuant to contractual registration rights exceeds the number of Registrable Securities and shares of such other Common Stock, if any, which can be sold in such offering without adversely affecting the Company or the marketability of the offering, the Company will include in such registration (i) first, the number of Company Registrable Securities (if any) that holders of a majority of the Investor Registrable Securities held by the Person(s) that delivered the related Demand Notice have requested to be included in such offering pursuant to Section 4(c), and (ii) second, the number of Registrable Securities or shares of such other Common Stock requested to be included in such registration by the holders of such Registrable Securities or shares of such other Common Stock under this Agreement or pursuant to any other agreement with the Company, pro rata among the respective holders thereof on the basis of the number of Registrable Securities or shares of such other Common Stock owned by each such holder, in each case, up to the aggregate number of shares of Common Stock which in the opinion of such managing underwriters can be sold without adversely affecting the Company or the marketability of such offering.

(f) Restrictions on Demand Registrations.

(i) Notwithstanding any other provision of this Agreement, the Company will not be obligated to effect any Demand Registration within 180 days after the effective date of a previous Demand Registration or a previous registration in which the holders of Registrable Securities were given piggyback rights to have such holder’s Registrable Securities included pursuant to Section 2, whether or not Section 1(e), Section 2(c) or Section 2(d) applied to such offering.

(ii) If the Company’s board of directors in good faith determines that the filing or effectiveness of a registration statement in connection with any requested Demand Registration would be reasonably likely to materially and adversely affect any material contemplated acquisition, divestiture, registered primary offering or other action as to which the Company or any of its Subsidiaries has then taken substantial steps, or would require disclosure of facts or circumstances which disclosure would be reasonably likely to materially and adversely affect any material contemplated acquisition, divestiture, registered primary offering or other action as to which the Company or any of its Subsidiaries has then taken substantial steps, then the Company may delay such registration for a period of up to 120 days so long as the Company is still pursuing the action that allowed such delay (it being agreed that the Company may not delay requested registrations pursuant to this Section 1(f)(ii) more than once during any period of 360 consecutive days). If the Company postpones the filing or effectiveness of a registration statement pursuant to this Section 1(f)(ii), it will promptly notify in writing the holders of Registrable Securities requesting such registration when the events or circumstances permitting such postponement have ended.

(g) Selection of Underwriters. (i) In the case of a Demand Notice delivered by the holders of a majority of the Investor Registrable Securities, the holders of a majority of the Investor Registrable Securities held by the holders that delivered such Demand Notice shall, (ii) in the case of a Demand Notice delivered by the holders of a majority of the Outside Preferred Investor Registrable Securities pursuant to Section 1(a)(ii)(A), the holders of a majority of the Outside Preferred Investor Registrable Securities held by the holders that delivered such Demand Notice shall, and (iii) in the case of a Demand Registration delivered by any holder of Preferred Investor Registrable Securities pursuant to Section 1(a)(ii)(B), such holder, shall have the right to select the investment banker(s) and manager(s) to administer the offering in the related Demand Registration, in each case, subject to the Company’s approval which will not be unreasonably withheld or delayed.

2. Piggyback Registrations.

(a) Right to Piggyback. Whenever the Company proposes to register any of its Common Stock under the Securities Act (other than pursuant to a Demand Registration) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion in such registration within 20 days after the receipt of the Company’s notice.

(b) Piggyback Expenses. The Registration Expenses of the Company and of the holders of Registrable Securities will be paid by the Company in all Piggyback Registrations.

(c) Priority on Primary Registrations. If a Piggyback Registration is in part an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the number of shares of Common Stock the Company proposes to sell in such registration; and (ii) second, the number of Registrable Securities and other shares of Common Stock requested to be included in such registration pursuant to contractual obligations of the Company, pro rata among the respective holders of such Registrable Securities or such other Common Stock on the basis of the number of Registrable Securities or shares of such other Common Stock owned by each such holder, in each case, up to the aggregate number of shares of Common Stock which in the opinion of such managing underwriters can be sold without adversely affecting the Company or the marketability of such offering.

(d) Priority on Secondary Registrations. If a Piggyback Registration is solely an underwritten secondary registration on behalf of holders of Common Stock (other than Registrable Securities) who have the contractual right to initiate such a registration, and the managing underwriters advise the Company in writing that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the Company or the marketability of the offering, the Company will include in such registration (i) first, the number of shares of Common Stock (other than Registrable Securities) requested to be included in such offering by the holders initially requesting such registration pursuant to such contractual rights; (ii) second, the number of shares of Common Stock the Company proposes to sell in such registration; and (iii) third, the number of Registrable Securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of Registrable Securities requested by them to be included in such registration, in each case, up to the aggregate number of shares of Common Stock which in the opinion of such managing underwriters can be sold without adversely affecting the Company or the marketability of such offering.

(e) Selection of Underwriters. If any Piggyback Registration is an underwritten offering, the Company’s selection of investment banker(s) and manager(s) for the offering must be approved by the holders of a majority of the Registrable Securities requested to be included in such offering. Such approval will not be unreasonably withheld or delayed.

(f) Other Registrations. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its Equity Securities or securities convertible or exchangeable into or exercisable for its Equity Securities under the Securities Act (except on Form S-4 or Form S-8 or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 180 days has elapsed from the date such previous registration became effective.

3. Holdback Agreements. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any holder of Registrable Securities will effect any public sale or distribution of the Company’s Equity Securities during the seven days prior to or during the 180-day period beginning on the effective date of the Initial Public Offering, any underwritten Demand Registration or any underwritten Piggyback Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriter(s) managing such underwritten registration otherwise agree. Notwithstanding anything in this Section 3 to the contrary, no holder of Registrable Securities shall be released by from the restrictions on public sale and distributions contained in this Section 3 unless all holders of Registrable Securities are so released.

4. Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will, subject to the provisions of Section 7, use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(a) prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective;

(b) notify each holder of Registrable Securities included in such registration of the effectiveness of such registration statement and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for the earlier of (i) a period of not less than two years and (ii) the date as of which there are no longer any shares covered by such registration statements that are Registrable Securities, in each case in order to comply with the provisions of the Securities Act with respect to the disposition of all shares of Common Stock covered by such registration statement;

(c) in the case of a Demand Registration that is the Initial Public Offering only, if requested by the holders of a majority of the Registrable Securities held by the Person(s) that delivered the related Demand Notice, use its commercially reasonable efforts to cause to be included in such registration Equity Securities (“Company Registrable Securities”) to be offered in a primary offering of Common Stock contemporaneously with or as part of such offering;

(d) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), exhibits, and such other documents as such seller and underwriter, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller in accordance with the procedures described therein;

(e) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller and underwriter reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller and underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(e), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(f) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements in such prospectus not misleading and, at the request of any such seller, promptly prepare and file a supplement or amendment to such prospectus and/or registration statement so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements in such prospectus not misleading;

(g) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the National Association of Securities Dealers (“NASD”) automated quotation system or any other securities exchange on which any Common Stock is listed;

(h) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of the first registration statement relating to Registrable Securities;

(i) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities requested to be included in such offering or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities requested to be included in such offering (including effecting a stock split or a combination of shares);

(j) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the applicable registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(l) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, use its commercially reasonable efforts to obtain promptly the withdrawal of such order;

(m) use its commercially reasonable efforts to cause its management to participate fully in the sale process relating to such offering, including the preparation of the applicable registration statement and the preparation and presentation of any “road shows,” whether domestic or international;

(n) use its commercially reasonable efforts to cause all Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with the procedures set forth in such registration statement;

(o) furnish to each seller of Registrable Securities a signed counterpart addressed to such seller and the underwriters, if any, of:

(i) an opinion of counsel for the Company (in customary form), dated the effective date of such registration statement (and, if such registration relates to an underwritten public offering, an opinion dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to such seller, and

(ii) a “comfort” letter, dated the effective date of such registration statement (and, if such registration relates to an underwritten public offering, a letter dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company’s financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included in such registration statement) and, in the case of the accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities;

(p) notify the holders of Registrable Securities and the managing underwriter or underwriters, if any, promptly and confirm such advice in writing promptly thereafter:

(i) when the registration statement, the prospectus or any prospectus supplement related to such registration statement or any post-effective amendment to such registration statement has been filed, and, with respect to such registration statement or any post-effective amendment to such registration statement, when the same has become effective;

(ii) of any request by the Securities and Exchange Commission for amendments or supplements to the registration statement or the prospectus or for additional information;

(iii) of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the registration or the initiation of any proceedings by any Person for that purpose; and

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(q) at least five days before filing a registration statement or prospectus and as promptly as practicable prior to filing any amendments or supplements thereto, furnish to legal counsel representing the holders of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed;

(r) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement filed in connection herewith, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

(s) cooperate with each holder of Registrable Securities covered by the applicable registration statement and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates will not bear any restrictive legends and will be in a form eligible for deposit with the transfer agent for the Common Stock, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or holders may request at least two business days prior to any sale of Registrable Securities;

(t) make available for inspection by a representative selected by the holders of a majority of the Registrable Securities to be included in such offering, any underwriter participating in any disposition pursuant to such registration and any attorney or accountant retained by such selling holder or underwriter (each, an “Inspector”), all financial and other records, pertinent corporate documents and properties of the Company (the “Records”), and cause the Company’s officers, directors and employees to supply, all information reasonably requested by any such Inspector in connection with such registration; provided that the Company will not be required to comply with this Section 4(t) if there is a reasonable likelihood, in the judgment of the Company exercised in good faith, that such delivery could result in the loss of any evidentiary privilege related thereto; and provided further that Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential will not be disclosed by the Inspectors (other than to any holder of Registrable Securities participating in such offering) unless (x) such Records have become generally available to the public or (y) the disclosure of such Records is necessary or appropriate (A) to comply with any law, rule, regulation or order applicable to any such Inspector or holder of Registrable Securities, (B) in response to any subpoena or other legal process or (C) in connection with any litigation to which such Inspector or any holder of Registrable Securities is a party (provided that Company is provided with reasonable notice of such proposed disclosure and a reasonable opportunity to seek a protective order or other appropriate remedy with respect to such Records); and

(u) use its commercially reasonable efforts to provide a CUSIP number for the Registrable Securities, not later than the effective date of such registration.

Each holder of Registrable Securities who is an officer or employee of the Company agrees that if and for so long as such holder serves as an officer of the Company or is employed by the Company, such holder will participate fully in the sale process relating to such offering, including the preparation of the related registration statement and the preparation and presentation of any related road shows. Any holder of Registrable Securities requested to be included in such offering may withdraw any or all of such Registrable Securities from such offering by written notice to the Company to that effect (whereupon such withdrawn Registrable Securities will no longer be considered to have been requested to be included in such offering), and no such withdrawal will adversely affect the rights of any holder of Registrable Securities requested to be included in such offering.

5. Registration Expenses.

(a) All expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company, and the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the NASD automated quotation system.

(b) In connection with each Demand Registration and each Piggyback Registration, the Company will reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one law firm chosen by the holders of a majority of the Registrable Securities requested to be included in such registration.

6. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, such holder’s officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment of such registration statement or supplement to such registration statement or any omission or alleged omission of a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use in such registration statement or by such holder’s failure to deliver to the purchaser a copy of the related registration statement or prospectus or any amendments or supplements to such registration statement after the Company has furnished such holder with copies of the same, in each case to the extent that such document was required to be delivered and the damages, liabilities or expenses are caused by a failure to deliver such document. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b) In connection with any registration in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any related registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in any such registration statement, prospectus or preliminary prospectus or any amendment of such registration statement or supplement to such registration statement or any omission or alleged omission of a material fact required to be stated in such registration statement or necessary to make the statements in such registration statement not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder or on such holder’s behalf, in such holder’s capacity as a holder of Registrable Securities and not in such holder’s capacity as a director or officer of the Company, if applicable, expressly for use therein; provided that the obligation to indemnify will be individual, not joint and several, for each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to the registration statement, prospectus or amendment upon which the claim for indemnification is based.

(c) Any Person entitled to indemnification under this Section 6 will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice will not impair any Person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one law firm for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of any indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term of such settlement a requirement that the claimant or plaintiff give to such indemnified party a release from all liability in respect to such claim or litigation.

(e) If the indemnification provided for in this Section 6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to in this Agreement, each indemnifying party, in lieu of indemnifying such indemnified party thereunder, will, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the omissions or violations (or alleged omissions or violations) which resulted in such loss, claim, damage or liability. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event will any contribution by a holder hereunder exceed the net proceeds from the offering received by such holder less any amounts paid pursuant to Section 6(b). The Company and each holder of Registrable Securities agrees that it would not be just and equitable if contribution pursuant to this Section 6(e) were determined by any method of allocation which does not take into account the equitable considerations referred to in this Section 6(e). No Person guilty of fraudulent misrepresentation (within the meaning of subsection 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7. Participation in Underwritten Registrations. No Person may participate in any registration pursuant to this Agreement which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements reasonably approved by the Person or Persons entitled pursuant to this Agreement to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents that are standard and customary and are required under the terms of such underwriting arrangements.

8. Rule 144; Rule 144A.

(a) If the Company files a registration statement pursuant to Section 12 of the Securities Exchange Act or a registration statement pursuant to the Securities Act, the Company will file the reports required to be filed by it under the Securities Act and the Securities Exchange Act with respect to Common Stock and the rules and regulations adopted by the Securities and Exchange Commission thereunder and will use its commercially reasonable efforts to take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 or (b) any similar rule or regulation hereafter adopted by the Securities and Exchange Commission. Upon the request of any holder of Registrable Securities, the Company will deliver to such holder a written statement as to whether it has complied with such requirements.

(b) The Company represents and warrants that the Registrable Securities are not, and are not of the same class as any other securities, listed on a national securities exchange registered under Section 6 of the Securities Exchange Act or quoted in an automated inter-dealer quotation system. For so long as the representations and warranties contained in the immediately preceding sentence remain accurate and any shares of Registrable Securities are restricted securities within the meaning of Rule 144(a)(3) under the Securities Act, the Company covenants and agrees that it will, during any period in which it is not subject to Section 13 or 15(d) of the Securities Exchange Act, make available to any holder of Registrable Securities in connection with the sale of such holder’s Registrable Securities and any prospective purchaser of Registrable Securities from such, in each case upon request, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act.

9. Definitions.

“415 Registration” has the meaning set forth in Section 1(a).

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“AMP” means ABRY Mezzanine Partners, L.P., a Delaware limited partnership, and its Affiliates.

“Class A Common Units,” “Class B Common Units,” “Class C Common Units” and “Class D Common Units” have the meanings set forth in the Operating Agreement, provided that such terms shall include any Equity Securities issued or issuable with respect to any Class A Common Units, Class B Common Units, Class C Common Units and Class D Common Units by way of a distribution, unit dividend, unit split, conversion or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.

“Common Stock” means the Common Stock of the Successor Corporation formed pursuant to Section 7 of the Members Agreement.

“Common Units” means Class A Common Units, Class B Common Units, Class C Common Units and Class D Common Units.

“Company” has the meaning set forth in the first paragraph of this Agreement, which meaning will include any Successor Corporation.

“Company Registrable Securities” has the meaning set forth in Section 4(c).

“Continuing Holder” means (i) New York Life, at any time when New York Life, together with its Affiliates, holds either (A) Class A Common Units that constitute a majority of the Class A Common Units, or Class D Common Units that constitute a majority of the Class D Common Units, acquired by New York Life on the date of this Agreement, (B) Registrable Securities that constitute a majority of the Common Stock issued pursuant to Section 7 of the Members Agreement in respect of the Class A Common Units acquired by New York Life on the date of this Agreement or (C) Registrable Securities that constitute a majority of the Common

Stock issued pursuant to Section 7 of the Members Agreement in respect of the Class D Common Units acquired by New York Life on the date of this Agreement or (ii) Merrill, at any time when Merrill, together with its affiliates, holds either (A) Class A Common Units that constitute a majority of the Class A Common Units, or Class D Common Units that constitute a majority of the Class D Common Units, acquired by Merrill on the date of this Agreement, (B) Registrable Securities that constitute a majority of the Common Stock issued pursuant to Section 7 of the Members Agreement in respect of the Class A Common Units acquired by Merrill on the date of this Agreement or (C) Registrable Securities that constitute a majority of the Common Stock issued pursuant to Section 7 of the Members Agreement in respect of the Class D Common Units acquired by Merrill on the date of this Agreement.

“Demand Registrations” has the meaning set forth in Section 1(a).

“Equity Securities” of any Person means (i) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities in or of such Person (whether voting or non-voting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (ii) any option, warrant, security or other right (including debt securities) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any stock, interest, participation or security described in clause (i) above.

“Initial Public Offering” means the sale of shares of Common Stock in an underwritten initial public offering registered under the Securities Act (other than on Form S-8 or Form S-4 or any comparable forms) that has been filed under the Securities Act and declared effective by the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act, other than a sale of Common Stock issued together with preferred stock or indebtedness of the Company or any of its Subsidiaries.

“Inspector” has the meaning set forth in Section 4(t).

“Investor Registrable Securities” means irrespective of which Person actually holds such securities, (i) any shares of Common Stock acquired by an Investor on or after the date of this Agreement in respect of such Investor’s Class A Common Units, Class C Common Units or Class D Common Units pursuant to Section 7 of the Members Agreement, and (ii) any shares of Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of a distribution, stock dividend, stock split, conversion or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided that no such share of Common Stock will constitute an Investor Registrable Security at any time when such share is or would be subject to repurchase by the Company at cost or the equivalent following the cessation of employment of any individual for a reason other than cause. As to any particular Investor Registrable Securities: (x) such Investor Registrable Securities will cease to be Investor Registrable Securities for all purposes when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 (or any similar rule then in force) and (y) such Investor Registrable Securities will cease to be Investor Registrable Securities for purposes of the first sentence of each of Section 1(a), Section 1(b), Section 1(c) and Section 1(d), and the holder of such Investor Registrable Securities will have no right to demand registration of all or any portion of such Investor Registrable Securities pursuant to any such first sentence (A) on the date when the holder of such Investor Registrable Securities is able to sell all such securities in any three-month period without registration pursuant to Rule 144 (or when such holder would otherwise be able to sell all such securities as of such date without registration pursuant to Rule 144 but for such holder being or having the right to designate a director of the Company or being part of a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act) with a Person who is such a director or who has such a right); provided that any security that ceases to be an Investor Registrable Security by operation of this clause (y)(A) will again be deemed to be an Investor Registrable Security if a subsequent decrease in trading volume results in the holder thereof not being able to sell such securities during such period without registration pursuant to Rule 144, or (B) on the date when the holder of such Investor Registrable Securities is able to sell all such securities without registration pursuant to Rule 144(k) under the Securities Act (or when such holder would otherwise be able to sell all such securities as of such date without registration pursuant to Rule 144(k) under the Securities Act but for such holder being or having the right to designate a director of the Company or being part of a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act) with a Person who is such a director or who has such a right). For purposes of this Agreement, a Person will be deemed to be a holder of Investor Registrable Securities whenever such Person has the right to acquire such Investor Registrable Securities (upon conversion or exercise or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Investors” has the meaning set forth in the first paragraph of this Agreement.

“Long-Form Registrations” has the meaning set forth in Section 1(a).

“Members Agreement” means the Members Agreement, dated as of the date of this Agreement, by and among the Company and its members, as in effect from time to time.

“Merrill” means Merrill Lynch Capital Corporation.

“NASD” has the meaning set forth in Section 4(g).

“New York Life” means New York Life Capital Partners II, L.P.

“Operating Agreement” means the Company’s Amended and Restated Limited Liability Company Operating Agreement, dated as of the date hereof, by and among the Company and its members, as in effect from time to time.

“Outside Preferred Investor Registrable Securities” means the Preferred Investor Registrable Securities other than any Preferred Investor Registrable Securities owned by AMP or any of its Affiliates.

“Person” means an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization or a government or any department or agency thereof.

“Piggyback Registration” has the meaning set forth in Section 2(a).

“Preferred Investor” means AMP, New York Life, Merrill, or any of their respective Affiliates (other than ABRY Partners IV, L.P.).

“Preferred Investor Registrable Securities” means irrespective of which Person actually holds such securities, (i) any shares of Common Stock acquired by an Investor on or after the date of this Agreement pursuant to Section 7 of the Members Agreement in respect of Class A Common Units or Class D Common Units issued to a Preferred Investor on the date hereof, and (ii) any shares of Common Stock issued or issuable with respect to the securities referred to in clause (i) above by way of a distribution, stock dividend, stock split, conversion or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Preferred Investor Registrable Securities: (x) such Preferred Investor Registrable Securities will cease to be Preferred Investor Registrable Securities for all purposes when they have been distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 (or any similar rule then in force), and (y) such Preferred Investor Registrable Securities will cease to be Preferred Investor Registrable Securities for purposes of the first sentence of each of Section 1(a), Section 1(b), Section 1(c) and Section 1(d) and the holder of such Preferred Investor Registrable Securities will have no right to demand any registration of all or any portion of such Preferred Investor Registrable Securities pursuant to any such first sentence, (A) on the date when the holder of such Registrable Securities is able to sell all such securities in any three-month period without registration pursuant to Rule 144 (or when such holder would otherwise be able to sell all such securities as of such date without registration pursuant to Rule 144 but for such holder being or having the right to designate a director of the Company or being part of a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act) with a Person who is such a director or who has such a right); provided that any security that ceases to be a Preferred Investor Registrable Security by operation of this clause (y)(A) will again be deemed to be a Preferred Investor Registrable Security if a subsequent decrease in trading volume results in the holder thereof not being able to sell such securities during such period without registration pursuant to Rule 144, or (B) on the date when the holder of such Preferred Investor Registrable Securities is able to sell all such securities without registration pursuant to Rule 144(k) under the Securities Act (or when such holder would otherwise be able to sell all such securities as of such date without registration pursuant to Rule 144(k) under the Securities Act but for such holder being or having the right to designate a director of the Company or being part of a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act) with a Person who is such a director or who has such a right). For purposes of this Agreement, a Person will be deemed to be a holder of Preferred Investor Registrable Securities whenever such Person has the right to acquire such Preferred Investor Registrable Securities (upon conversion or exercise or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Records” has the meaning set forth in Section 4(t).

“Registrable Securities” means, collectively, the Investor Registrable Securities and the Preferred Investor Registrable Securities.

“Registration Expenses” has the meaning set forth in Section 5(a).

“Rule 144” means Rule 144 promulgated under the Securities Act, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Short-Form Registrations” has the meaning set forth in Section 1(a).

“Subsidiaries” means, with respect to any Person:

(a) any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(b) any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.

“Successor Corporation” has the meaning set forth in Section 7 of the Members Agreement.

“Takedown” has the meaning set forth in Section 1(d)(ii).

10. Miscellaneous.

(a) No Inconsistent Agreements. The Company will not after the execution of this Agreement enter into any agreement with respect to its Equity Securities which is inconsistent with or violates the rights granted to the holders of Registrable Securities in this Agreement.

(b) Adjustments Affecting Registrable Securities. The Company will not take any action, or permit any change to occur, with respect to its Equity Securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

(c) Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(d) Amendments and Waivers. Except as otherwise provided in this Agreement, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company and holders of a majority of the Registrable Securities; provided that no such amendment or waiver will adversely affect the rights hereunder of any party hereto when compared with its effect on the other similarly-situated parties to this Agreement without the prior written approval of a majority-in-interest of such adversely affected parties; provided, further, that no such amendment or waiver shall (i) increase the liability of the holders of Preferred Investor Registrable Securities or Outside Preferred Investor Registrable Securities or (ii) modify (A) Section 2, Section 3, Section 4 or Section 6 hereof or (B) the terms of this Agreement with respect to any Demand Registrations that may be initiated by the holders of Preferred Investor Registrable Securities or Outside Preferred Investor Registrable Securities (including the right to initiate any such registration), in the case of each of clauses (ii)(A) and (ii)(B) above, in a manner adverse to such holders without the prior written consent of the holders of a majority of the Outside Preferred Investor Registrable Securities affected thereby (provided that such consenting holders include at least one Continuing Holder, if either Merrill or New York Life is then a Continuing Holder).

(e) Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of any of the parties to this Agreement will bind and inure to the benefit of the respective successors and assigns of the parties to this Agreement whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of such Registrable Securities; provided that neither (a) the rights of New York Life (or any of its Affiliates), in its capacity as a Continuing Holder, pursuant to Section 10(d) may be assigned (other than to an Affiliate of New York Life), nor (b) the rights of Merrill (or any of its Affiliates), in its capacity as a Continuing Holder, pursuant to Section 10(d) may be assigned (other than to an Affiliate of Merrill), in each case, without both the prior written consent of the Company and the approval of the Board.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g) Counterparts. This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement.

(h) Descriptive Headings; Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable, of this Agreement. The use of the words “include” or “including” in this Agreement will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties agree that prior drafts of this Agreement will be deemed not to provide any evidence as to the meaning of any provision of this Agreement or the intent of the parties hereto with respect to this Agreement.

(i) GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY EXHIBITS AND SCHEDULES TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(j) Notices. All communications or notices required or permitted by this Agreement will be in writing and will be deemed to have been given (a) on the date of personal delivery to the recipient or an officer of the recipient, or (b) when sent by facsimile machine to the number shown below on the date of such confirmed facsimile transmission (provided that a confirming copy is sent via overnight mail), or (c) when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or three business days after deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested in each case, addressed as follows:

If to the Company, to:

Language Line Holdings, LLC c/o ABRY Partners, LLC 111 Huntington Avenue, 30 th Floor Boston, MA 02199 Attention: Peggy Koenig Facsimile: (617) 859-2959

with copies (which will not constitute notice to the Company), to:

Kirkland & Ellis LLP Citigroup Center 153 E. 53rd Street New York, NY 10022 Attention: John Kuehn, Esq. Facsimile: (212) 446-4900

if to any Investor:

to the address specified for such Investor in the books and records of the Company or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(k) Waiver of Jury Trial. Each party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action will be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(l) SUBMISSION TO JURISDICTION. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND EACH PARTY TO THIS AGREEMENT HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY TO THIS AGREEMENT WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUCH CUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(m) Transfer. Prior to transferring any shares of Common Stock (other than in a transfer pursuant to which such shares of Common Stock cease to be Registrable Securities) to any Person, the Person transferring such shares will cause the prospective transferee to execute and deliver to the Company (for itself and as the agent of the other Investors), a counterpart to this Agreement pursuant to which the prospective transferee agrees to be bound by this Agreement to the same extent as the Person transferring such shares of Common Stock with respect to the shares of Common Stock so transferred. Any purported transfer of Registrable Securities that is not effected in accordance with the preceding sentence will be null and void and will not be binding upon the Company or any Investor or create any right in favor of the purported transferee.

(n) Entire Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

LANGUAGE LINE HOLDINGS, LLC

By:

By:

By:
Name:
Title:

INVESTORS:

ABRY PARTNERS IV, L.P.

By:	ABRY Capital Partners, L.P., its general partner

By:	ABRY Capital Partners, L.L.C., its general partner

By:
Name:
Title:

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P., its general partner

By:	ABRY MEZZANINE HOLDINGS LLC, its general partner

By:
Name:
Title:

ABRY INVESTMENT PARTNERSHIP, L.P.

By:	ABRY Investment GP, LLC

By:
Name:
Title:

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MERRILL LYNCH CAPITAL CORPORATION

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP MANAGER LLC, its investment manager

By:
Name:
Title:

DENNIS G. DRACUP DECLARATION OF TRUST DATED 01.19.1999.

By:
Name: Dennis G. Dracup, Trustee

CHRISTINE L. DRACUP DECLARATION OF TRUST DATED 01.19.1999.

By:
Name: Christine L. Dracup, Trustee

MATTHEW GIBBS

JAMES MOORE

JEANNE ANDERSON

DENNIS BAILEY

PHIL SPECIALE

YUNG-CHUNG HEH

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Exhibit A

JOINDER TO THE

REGISTRATION RIGHTS AGREEMENT

THIS JOINDER (this “Joinder”) is made and entered into as of [            ], by and between Language Line Holdings, LLC, a Delaware limited liability company (the “Company”), and [            ] (“Holder”). This Joinder joins Holder to the Registration Rights Agreement (the “Agreement”), dated as of June [            ], 2004, by and among the Company and each of the Investors (as defined in the Agreement). Capitalized terms used in this Joinder but not otherwise defined will have the meanings set forth in the Agreement.

WHEREAS, (i) Holder has acquired certain shares of Common Stock (or Equity Securities convertible, directly or indirectly, into shares of Common Stock), (ii) the Company desires to grant to Holder certain registration rights in accordance with the terms of the Agreement and each of the Investors consents to the granting of such registration rights, and (iii) it is a condition to the transfer or issuance to the Holder that Holder agrees to be bound by the terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Joinder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder agrees that upon execution of this Joinder, Holder will become a party to the Agreement and will be fully bound by, and subject to all of the covenants, terms and conditions of the Agreement as though an original party to the Agreement and the shares of Common Stock held by Holder will be deemed [Investor/Preferred Investor/Outside Preferred Investor] Registrable Securities for all purposes of the Agreement, subject to the terms and conditions contained in the Agreement. The Company and each of the Investors agree that upon execution of this Agreement, the Common Stock held by Holder will be deemed [Investor/Preferred Investor/Outside Preferred] Registrable Securities for all purposes of the Agreement, subject to the terms and conditions of the Agreement.

2. Successors and Assigns. Except as otherwise provided in this Joinder, this Joinder will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of the shares of Common Stock initially held by Holder and the respective successors and assigns of each of them, so long as they hold such shares.

3. Counterparts. This Joinder may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

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4. Governing Law. All questions concerning the construction, validity and interpretation of this Joinder will be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

5. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties to this Joinder have executed this Joinder as of the date first above written.

LANGUAGE LINE HOLDINGS, LLC

By:
Name:
Title:

Holder Signature Page:

Name:

By:
Name:
Title:

Address:

Facsimile:

EXHIBIT D

STANDSTILL AND SUBORDINATION AGREEMENT

THIS STANDSTILL AND SUBORDINATION AGREEMENT, dated as of June 11, 2004 (this “Agreement”), is entered into by and among Language Line Holdings II, Inc., a Delaware corporation (“Borrower”), Merrill Lynch Capital Corporation, a national banking association (the “Agent”), in its capacity as administrative agent for the Senior Lenders (as defined below) under the Senior Loan Agreement (as defined below), Citicorp USA Inc., a Delaware corporation (the “Junior Lender”), and each of the entities set forth on the signature page hereof as a “Preferred Stockholder” (together with their respective successors, assignees and transferees, the “Preferred Stockholders” and together with the Agent, the “Senior Entities”).

W I T N E S S E T H

WHEREAS, the Agent, the Senior Lenders and a wholly-owned subsidiary of the Borrower are parties to that certain Loan Agreement, dated as of June 11, 2004, by and among Language Line Holdings, Inc., a Delaware corporation that is a wholly-owned subsidiary of the Borrower (“Holdings”), Language Line, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Language Line”), various financial institutions that are (or may become) parties thereto as lenders (the “Senior Lenders”), the Agent, Merrill Lynch & Co, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC, as joint lead arrangers and joint book-runners, Bank of America, N.A., as syndication agent and National City Bank, as documentation agent (as amended from time to time or as replaced, refinanced or refunded as contemplated by Section 15(b), the “Senior Loan Agreement”), pursuant to which, among other things, (i) the Senior Lenders have agreed to make certain senior secured loans to Language Line, (ii) Holdings has guaranteed the obligations of Language Line under the Senior Loan Agreement and the other Loan Documents referred to therein pursuant to the Holdings Guaranty dated as of June 11, 2004 between Holdings and the Agent (as amended from time to time the “Senior Guaranty”) and has pledged its shares of Language Line to the Agent pursuant to the Security Agreement dated as of June 11, 2004 among Holdings, certain of its Subsidiaries and the Agent (as amended from time to time, the “Senior Pledge Agreement”) and (iii) the Agent may, from time to time, take certain actions on behalf of the Senior Lenders to enforce the obligations of Language Line and Holdings;

WHEREAS, each of the Preferred Stockholders has purchased units of Series A Preferred Units of Language Line Holdings, LLC, a Delaware limited liability company and the parent of the Borrower (“LLC”) (the “Preferred Stock”) pursuant to a Securities Purchase Agreement, dated as of June 11, 2004 (as amended from time to time, the “Purchase Agreement”);

WHEREAS, pursuant to the terms of that certain Term Loan and Revolving Line of Credit Agreement (as amended from time to time to the extent permitted by this Agreement, the “Junior Loan Agreement”), dated as of the date hereof, between the Borrower and the Junior Lender, the Junior Lender has agreed to make certain loans to Borrower; and

WHEREAS, the Senior Entities and the Junior Lender desire to enter into this Agreement to set forth the relative rights and obligations with respect to the loans and preferred stock made or purchased by them.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Subordination of Obligations under Junior Loan Agreement.

(a) All Obligations (as defined in the Junior Loan Agreement as in effect on the date hereof) of the Borrower (the “Junior Obligations”) are and shall be expressly “subordinate and junior in right of payment” (as such phrase is defined below) to the prior payment in full of all Senior Obligations (as defined below) to the extent and in the manner hereinafter set forth. So long as the Senior Obligations are outstanding or there remains any commitment to advance loan funds under the Senior Loan Agreement, the Junior Lender will not take, retain, permit to exist, demand or receive from the Borrower, and the Borrower will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, (i) any payment of the Junior Obligations (whether in respect of principal, interest or any other amount, and whether prior to, at or after the scheduled maturity thereof), other than any Permitted Repayment, (ii) any security or collateral for the whole or any part of the Junior Obligations or (iii) any guaranty of the whole or any part of the Junior Obligations. The Borrower expressly agrees that it will not make any payment in respect of the Junior Obligations, or take any other action, in contravention of the subordination provisions of this Agreement. Notwithstanding anything to the contrary contained herein, the Junior Lender may deliver notice to the Borrower that an Event of Default (as defined in the Junior Loan Agreement) exists; provided that the Junior Lender endeavors to deliver a copy of such notice promptly to the Agent and holders of Preferred Stock.

(b) “Senior Obligations” shall mean (i) Holdings’ obligations under the Senior Guaranty and Senior Pledge Agreement (the “Senior Debt Obligations”), and (ii) LLC’s obligations in respect of the Preferred Stock arising under its Amended and Restated Limited Liability Company Agreement and the Purchase Agreement (the “Preferred Obligations”).

(c) “subordinate and junior in right of payment” shall mean that the Junior Lender shall not have any claim to the assets of the Borrower on any of its Subsidiaries on a parity with or prior to the claim of any holder of any of the Senior Obligations.

(d) “Permitted Repayment” means any payment in respect of any Junior Obligation that:

(i) is made to pay any interest due and owing under the Junior Loan Agreement to the extent such payment is made with the proceeds of any advance under the Tranche B Revolving Line of Credit (as defined in the Junior Loan Agreement), or

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(ii) is made:

(A) either (x) at a time when no Senior Loan Obligations are outstanding and no commitments to advance loan funds under the Senior Loan Agreement remain or (y) in compliance with the Senior Loan Agreement (giving effect to any consent or waiver thereunder); and

(B) either (x) at a time when no Preferred Stock or Preferred Obligations are outstanding or (y) in compliance with the Purchase Agreement (giving effect to any consent or waiver thereunder).

(e) The subordination provisions in this Agreement are for the benefit of and may be enforceable directly by the holders of Senior Obligations, and each such holder shall be deemed to have acquired such Senior Obligations in reliance upon such subordination provisions.

2. Restrictions on Enforcement; Notice to Junior Lender, (a) The Junior Lender agrees that so long as any Senior Obligations are outstanding or there remains any commitment to advance loan funds under the Senior Loan Agreement, it will not exercise or seek to exercise any rights or remedies (including set-off) it may have under the Junior Loan Agreement, or to accelerate, sue for or collect the Junior Obligations, or to realize upon any assets of the Borrower or any of its Subsidiaries to attach, levy upon or execute against any assets of the Borrower or any of its Subsidiaries, or to initiate any bankruptcy or similar proceedings with respect to the Borrower or any of its Subsidiaries. In furtherance of the foregoing, Junior Lender expressly agrees and acknowledges that, but for any Permitted Repayments, so long as the Senior Obligations remain outstanding or there remains any commitment to advance loan funds under the Senior Loan Agreement its sole source of repayment of the Junior Obligations shall be the Guaranty (as defined in the Junior Loan Agreement) of the Guarantor (as defined in the Junior Loan Agreement) and the collateral securing Guarantor’s obligations thereunder.

(b) the Agent shall endeavor to deliver to the Junior Lender a copy of any default notices under the Senior Obligations and/or Preferred Obligations promptly following the delivery of same to the Borrower.

3. Subordination Relating to Repayment of Loans. Without limiting the provisions of Section 1, upon any payment or distribution of all or any of the assets or securities of the Borrower of any kind or character (other than a Permitted Repayment), whether in cash, property or securities, whether made pursuant to a bankruptcy relative to the Borrower or any of its properties, or a distribution of proceeds of or upon sale of all or any part of the Borrower or any of its Subsidiaries (as defined in the Senior Loan Agreement and the Purchase Agreement) or any of their respective assets, then in such event:

(i) the holders of Senior Obligations shall be entitled to receive payment in full, in cash, as provided herein of all amounts due or to become due on or in respect of all Senior Obligations before any payment is made on account of or applied to the Junior Obligations;

(ii) any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities (including any payment or other distribution that may be payable by reason of the payment of any other indebtedness of the Borrower being subordinated to the payment of the Junior Obligations), to which the Junior Lender would be entitled except

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for the subordination provisions of this Agreement, shall be paid or delivered by any debtor, custodian, receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the Agent, on behalf of the holders of Senior Obligations (or to a holder of Preferred Stock, on behalf of all holders of Preferred Obligations, if no Senior Obligations are then outstanding and no commitments to advance loan funds under the Senior Loan Agreement remain), for application to the payment or prepayment of all such Senior Obligations remaining unpaid to the extent necessary to pay all such Senior Obligations in full, after giving effect to any concurrent payment or distribution to such holders of Senior Obligations; and

(iii) in the event that, notwithstanding the foregoing subordination provisions of this Agreement, the Junior Lender shall have received any payment or distribution with respect to any Junior Obligation contrary to such foregoing subordination provisions, then and in such event such payment or distribution shall be held in trust for the benefit of, and shall be immediately paid or delivered by the Junior Lender to the Agent, on behalf of the holders of Senior Obligations (and to a holder of Preferred Stock, on behalf of all holders of Preferred Obligations, if no Senior Debt Obligations are then outstanding and no commitments to advance loan funds under the Senior Loan Agreement remain), for application to the payment or prepayment of all Senior Obligations remaining unpaid, to the extent necessary to pay all such Senior Obligations in full, after giving effect to any concurrent payment or distribution to such holders of Senior Obligations.

In the event of a bankruptcy, insolvency or similar proceeding, if the Junior Lender has not filed any claim, proof of claim or other instrument of similar character within 20 days before the expiration of the time to file the same, the Agent on behalf of the Junior Lender may, as an attorney-in-fact for the Junior Lender, file, any claim, proof of claim or other instrument of similar character on behalf of the Junior Lender, and the Junior Lender hereby appoints the Agent as an attorney-in-fact for the Junior Lender, to so file any claim, proof of claim or such other instrument of similar character and, if not filed by the Agent at least 5 days before the respective bar date a representative selected by the Required Holders (as defined in the Purchase Agreement) (the “Preferred Stock Representative”) may make such filing. The Junior Lender ratifies all that the Agent and the Preferred Stock Representative, as said attorney-in-fact, shall lawfully do or cause to be done by virtue hereof and not in contravention of the terms hereof. The power of attorney granted in this paragraph is a power coupled with an interest and shall be irrevocable.

4. Subrogation. So long as the Senior Obligations are outstanding or there remains any commitment to advance loan funds under the Senior Loan Agreement, the Junior Lender shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Borrower and its Subsidiaries made on account of the Senior Obligations until the Senior Obligations are paid in full, in cash, and for purposes of such subrogation, no payment or distribution to the holders of Senior Obligations of assets, whether in cash, property or securities, distributable to the holders of Senior Obligations under the provisions hereof to which the Junior Lender would be entitled except for the subordination provisions of this Agreement, and no payment pursuant to the subordination provisions of this Agreement to the holders of Senior Obligations by the Junior Lender shall, as between the Borrower, its creditors other than the

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holders of Senior Obligations and the Junior Lender, be deemed to be a payment by the Borrower to or on account of such Senior Obligations, it being understood that the subordination provisions of this Agreement are, and are intended, solely for the purpose of defining the relative rights of the Junior Lender, on the one hand, and the holders of Senior Obligations, on the other hand.

5. No Sinking Fund. So long as any Senior Obligations remain outstanding or there remains any commitment to advance loan funds under the Senior Loan Agreement, the Borrower will not establish a sinking fund for the payment or prepayment of or otherwise arrange for the defeasance of the Junior Obligations. The Junior Lender agrees that it will not challenge, object to or in any respect inhibit or otherwise interfere with the enforcement by the Agent or the holders of Preferred Stock of any of their rights or remedies in respect of the Senior Obligations.

6. Release of Senior Entities. Neither the Agent nor any holder of Senior Obligations shall have any liability whatsoever to the Junior Lender with respect to, and the Junior Lender waives any claim or defense which it may now or hereafter have against the Agent or any holder of Senior Obligations arising from (i) any and all actions which the Agent or the holders of Senior Obligations take or omit to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens upon any collateral securing any of the Senior Obligations, actions with respect to the occurrence of any default under any Senior Obligations, actions with respect to the foreclosure upon, sale, release of, depreciation of or failure to realize upon any of such collateral, and actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other person) with respect to the Senior Obligations or the valuation, use, protection or release of any collateral now or hereafter securing same; (ii) any right, now or hereafter existing, to require the Agent or the holders of Senior Obligations to proceed against or exhaust any collateral at any time securing the Senior Obligations or to marshal any assets in favor of the Junior Lender; (iii) any notice of the incurrence or increase of Senior Obligations, it being understood that the Agent or the holders of Senior Obligations may make advances now or hereafter relating to the Senior Obligations, without notice to or authorization from the Junior Lender, in reliance upon the agreements set forth in this Agreement, including but not limited to the provisions of the immediately following paragraph; or (iv) any defense based upon or arising by reason of (A) any disability or other defense of the Borrower or any other person or entity, or (B) any lack of authority of any agent or any other person or entity acting or purporting to act on behalf of the Borrower or the Junior Lender, or (C) any failure by the Agent or any holder of Senior Obligations to properly perfect any lien in any asset of any Credit Party (as defined in the Senior Loan Agreement) or other obligor.

7. Rights of Senior Entities. The Agent, the Senior Lenders and/or (as applicable) any holder of Preferred Stock may, at any time and from time to time, without the consent of or notice to the Junior Lender, without incurring responsibility to the Junior Lender, and without impairing or releasing any of their rights, or any of the obligations of the Junior Lender hereunder, do any of the following:

(i) change the amount, manner, place, or terms of payment or change or extend the time of payment of or increase, renew or alter their respective Senior Obligations, or any part thereof, or enter into or amend in any manner any agreement (including any related loan agreement, promissory notes and collateral documents) relating to their respective Senior Obligations;

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(ii) sell, exchange, release, or otherwise deal with all or any part of any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, their respective Senior Obligations, or any part thereof;

(iii) release anyone liable in any manner for the payment or collection of their respective Senior Obligations, or any part thereof or waive any rights against any person;

(iv) exercise or refrain from exercising any rights against the Borrower and its Subsidiaries; and

(v) apply any sums, by whomsoever paid or however realized, to their respective Senior Obligations.

At any time when no Senior Debt Obligations are outstanding and no commitments to advance funds under the Senior Loan Agreement remain, the Required Holders (for the benefit of the holders of the Preferred Stock) may take any action that otherwise may be taken pursuant to the terms of this Agreement by the Agent for the benefit of the Senior Lenders.

Nothing in this Section 7 or elsewhere in this Agreement shall alter in any manner the relative rights of (a) the Agent and the Senior Lenders, on the one hand, and the holders of the Preferred Stock, on the other hand, (b) the Agent and the Senior Lenders, on the one hand, and the Borrower, on the other hand, or (c) the holders of the Preferred Stock, on the one hand, and the Borrower, on the other hand.

This Agreement shall not be construed to create any obligation, responsibility or liability whatsoever on the part of the Agent or any Senior Lender to the holders of the Preferred Stock, or any of them.

8. Legend. The Junior Lender will advise any future assignee of the Junior Lender’s rights under the Junior Loan Agreement that the Junior Obligations are subordinated to the Senior Obligations in the manner and to the extent set forth herein, and will place a legend on each note issued pursuant to the Junior Loan Agreement (whether upon transfer or otherwise), indicating that such note, instrument, agreement and/or document is subject to the foregoing subordination provisions, and that by accepting or holding such other note, each holder or owner is bound by the terms of such subordination provisions to the same extent that the Junior Lender is bound.

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9. Notices. All notices, demands, requests, and communications permitted or required under this Agreement shall be in writing, may be personally served or sent by telex (confirmed by telephone), telecopier (confirmed by telephone), U.S. mail or any express mail service, and shall be effective upon receipt, such receipt being deemed to occur forty-eight (48) hours after its deposit in the U.S. mail, postage prepaid or twenty-four (24) hours after its transmission by telex, telecopier or express mail service, as the case may be, addressed to the individuals and addresses indicated below:

(a)	If to Borrower:

Language Line Holdings II, Inc.

c/o ABRY Partners IV, L.P.

111 Huntington Avenue

30th Floor

Boston, Massachusetts 02199

Attention:         C. J. Brucato and Deborah Johnson

Telecopy:         (617) 859-8797

- and -

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Attention:         John L. Kuehn, Esq.

Telecopy:         (212) 446-4900

with a copy (which will not constitute notice to the Borrower) to:

ABRY Partners IV, L.P.

111 Huntington Avenue

30th Floor

Boston, Massachusetts 02199

Attention:         Peggy Koenig and C.J. Brucato

Telecopy:         (617) 859-8797

- and -

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022

Attention:         John L. Kuehn, Esq.

Telecopy:         (212) 446-4900

(b)	If to the Junior Lender:

Citicorp USA, Inc.

c/o Citibank, N.A.

153 East 53rd Street - 18th Floor

New York, New York 10022

Attention:         Michael Robin, Director

Telecopy:         (212) 793-0022

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with a copy (which shall not constitute notice to the Junior Lender) to:

St. John & Wayne, L.L.C.

70 East 55th Street - 19th Floor

New York, New York 10022

Attention:         Peter G. Seiden, Esq.

Telecopy:         (212) 446-5055

(c)	If to the Agent:

Merrill Lynch Capital Corporation

4 World Financial Center

250 Vesey Street

New York, NY 10080

Attention:         Chantal Simon and Stephanie Vallillo

Telecopy:         (212) 738-1186

with a copy (which will not constitute notice to the Agent) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention:         Jonathan Schaffzin, Esq.

Telecopy:         (212) 269-5490

(d)	If to the Preferred Stockholders:

ABRY Mezzanine Partners, L.P.

111 Huntington Avenue

30th Floor

Boston, MA 02199

Attention:         Dan Budde

Telecopy:         (617) 859-8797

Merrill Lynch Capital Corporation

4 World Financial Center

250 Vesey Street

New York, NY 10080

Attention:         Chantal Simon and Stephanie Vallillo

Telecopy:         (212) 738-1186

New York Life Capital Partners II, L.P.

51 Madison Avenue

Suite 3009

New York, NY 10010

Attention:         Kevin A. Smith

Telecopy:         (212) 576-5591

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in each case with a copies (which shall not constitute notice to the Preferred Stockholders) to:

Schiff Hardin LLP

6600 Sears Tower

Chicago, IL 60606-6473

Attention:         Andrew Kling, Esq.

Telecopy:        (312) 258-5551

and

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention:         Jonathan Schaffzin, Esq.

Telecopy:        (212) 269-5490

Any party may, by proper written notice to the other party, change the individuals or addresses to which such notices shall thereafter be sent.

10. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts (including by facsimile transmission), each of which shall constitute an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

11. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Integration. This Agreement constitutes the entire agreement of the parties hereto concerning the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto. The parties hereto agree that the terms of this Agreement shall govern and control in the event, and to the extent, of any inconsistency between the terms of this Agreement and the Junior Loan Agreement or any other document executed in connection therewith.

13. Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

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14. Amendments in Writing; Cumulative Remedies.

(a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed and delivered by the Agent, each Preferred Stockholder, the Junior Lender and the Borrower.

(b) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law. No failure to exercise, nor any delay in exercising, on the part of the Senior Entities, any right, power or privilege hereunder or under any Senior Loan Document shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15. Successors and Assigns.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns to the same extent as if any such successor or assign was an original party hereto, provided that no transfer or assignment by any Junior Lender of any of its rights and/or interests under the Junior Loan Agreement shall be permitted or effective unless the assignee or transferee becomes a party to this Agreement as a Junior Lender and shall have expressly assumed the obligations of the Junior Lender under this Agreement on terms satisfactory to the Agent and the Required Holders.

(b) In the event the Senior Obligations are paid in full as a result of a replacement, refinancing or refunding of the Senior Obligations (or any facility included therein) as contemplated by Section 7 hereof, the lenders under any such new credit facility or facilities shall be entitled (without any action by any party hereto) to succeed to the benefits of the subordination of the Junior Obligations to the extent afforded to the Senior Entities, as set forth herein. In furtherance thereof, the Junior Lender agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third person who causes the Senior Obligations (or any facility included therein) to be paid in full, whether such successor financing, refinancing or replacement occurs by transfer, assignment, “takeout”, or any other means or vehicle. Notwithstanding the foregoing, the Senior Entities (or any of them) may transfer and/or assign any of its rights and/or obligations hereunder in conjunction with a transfer and/or assignment of all or any part of its rights and/or obligations under the Senior Loan Documents or the Purchase Agreement, as the case may be.

16. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Each party hereto agrees that all judicial proceedings brought against it arising out of or relating to this Agreement or its obligations hereunder shall be brought in any state or federal court of competent jurisdiction in the State of New York, County of New York, and accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts.

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17. NO JURY TRIAL. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

LANGUAGE LINE HOLDINGS II, INC.

By:
Name:
Title:

JUNIOR LENDER:

CITICORP USA, INC.

By:
Name:
Title:

AGENT:

MERRILL LYNCH CAPITAL CORPORATION

By:
Name:
Title:

PREFERRED STOCKHOLDERS:

ABRY MEZZANINE PARTNERS, L.P.

By:	ABRY MEZZANINE INVESTORS, L.P.,
its general partner

By:	ABRY MEZZANINE HOLDINGS LLC
its general partner

By:
Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Manager LLC,
its Investment Manager

By:
Name:
Title:

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EXHIBIT E

CAPITAL CALL AGREEMENT

THIS CAPITAL CALL AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), is made as of June 11, 2004, by ABRY PARTNERS IV, L.P., a Delaware limited partnership (“ABRY”), LANGUAGE LINE HOLDINGS II, INC., a Delaware corporation (“Language Line”), and LANGUAGE LINE HOLDINGS, LLC, a Delaware limited liability company (“Holdings”; Language Line and Holdings are collectively referred to herein as the “Language Line Entities”), in favor of NEW YORK LIFE CAPITAL PARTNERS II, L.P., ABRY MEZZANINE PARTNERS, L.P. and MERRILL LYNCH CAPITAL CORPORATION (such Persons sometimes hereinafter are referred to individually as a “Beneficiary” and collectively as the “Beneficiaries”).

W I T N E S S E T H

WHEREAS, Holdings and the Beneficiaries have entered into that certain Securities Purchase Agreement of even date herewith (as the same may be amended, modified, restated or otherwise supplemented from time to time, the “Securities Purchase Agreement”); and

WHEREAS, it is a condition precedent to the effectiveness of the Securities Purchase Agreement that the parties hereto enter into this Agreement.

NOW, THEREFORE, to induce the Beneficiaries to enter into the Securities Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. As used herein, the following terms shall have the following meanings:

“Capital Contribution Amount” means, in respect of any Capital Contribution Event, (i) the amount then due and payable with respect to the CitiCorp Loan as a result of the occurrence of such Capital Contribution Event, less (ii) the sum of (a) all amounts then paid by Language Line to CitiCorp pursuant to any CitiCorp Loan Document and applied to repayment of the CitiCorp Loan (or other amounts due with respect thereto), and (b) all amounts then paid by ABRY to CitiCorp pursuant to any CitiCorp Loan Document and applied to repayment of the CitCorp Loan (or other amounts due with respect thereto).

“Capital Contribution Event” means any of the following: (i) the maturity (whether scheduled, by acceleration or otherwise) of the CitiCorp Loan, or (ii) any amount becoming due and payable by Language Line in respect of the CitiCorp Loan (other than regularly scheduled payments of interest on the CitiCorp Loan paid with the proceeds of new advances constituting part of the CitiCorp Loan).

“CitiCorp” means CitiCorp USA, Inc., a Delaware corporation, and its successors and assigns.

“CitiCorp Credit Agreement” means that certain Term Loan and Line of Credit Agreement of even date herewith between Language Line and CitiCorp, as the same may from time to time be amended, amended and restated, supplemented, restated or otherwise modified from time to time.

“CitiCorp Loan” means, collectively, the loans made by CitiCorp to Language Line pursuant to the terms of the CitiCorp Credit Agreement.

“CitiCorp Loan Documents” means, collectively, the (i) CitiCorp Credit Agreement, (ii) the Guaranty, (iii) the other Loan Documents (as defined in the CitiCorp Credit Agreement) and (iv) all other agreements, documents and instruments executed and delivered under the CitiCorp Credit Agreement.

“Class A Common Unit” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Holdings as in effect on the date of this Agreement.

“Equity Investment” means either (i) a cash capital contribution to Holdings in consideration of which Holdings issues Class A Common Units at the rate of one such Unit for each $1.00 of such capital contribution and the proceeds of which Holdings contributes to Language Line as a cash common equity capital contribution or (ii) ABRY Subordinated Indebtedness (as defined in the Securities Purchase Agreement) that is convertible into Class A Common Units at the rate of one such Unit for each $1.00 of unpaid principal of, or unpaid accrued interest on, such ABRY Subordinated Indebtedness at the time of such conversion; in each case the proceeds of which are used to repay the CitiCorp Loan (or other amounts due with respect thereto).

“Guaranty” means the Agreement of Guaranty of even date herewith made by ABRY to and for the benefit of CitiCorp, as the same may from time to time be amended, amended and restated, supplemented, restated or otherwise modified from time to time.

“Remaining Available Capital Commitment” means, as of any date of determination, an amount equal to the aggregate amount of all remaining non-contingent capital contribution commitments of all of the partners of ABRY to ABRY under its partnership agreement.

SECTION 2. Required Capital Contributions. ABRY absolutely, irrevocably and unconditionally agrees that no later than thirty (30) days after a Capital Contribution Event, ABRY will make, or cause to be made, an Equity Investment in an amount equal to the applicable Capital Contribution Amount.

SECTION 3. Representations and Warranties of ABRY. ABRY represents and warrants that each of the representations and warranties made by ABRY in the Guaranty is true and correct in all material respects as of the date hereof.

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SECTION 4. Representations and Warranties of ABRY and the Language Line Entities. ABRY and each of the Language Line Entities represents and warrants with respect to itself that:

(a) Organization; Power; Qualification. It is duly organized, validly existing and in good standing under the laws of the state of its orginization.

(b) Authorization. It has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has by proper action duly authorized the execution, delivery and performance of this Agreement.

(c) Enforceable Obligations. This Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by equitable principles relating to enforceability.

(d) No Conflicts or Consents. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, nor performance of and compliance with the terms and provisions hereof will (i) violate or conflict with any provision of its constitutive documents, (ii) violate any requirement of law, or any order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, or conflict with or cause an event of default under, any contractual obligation to which it is a party or by which it may be bound or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its property.

(e) Consents. No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or body is required in connection with the execution, delivery or performance of this Agreement by it.

SECTION 5. Certain Covenants.

(a) Covenants in the Guaranty. ABRY shall perform, in all material respects, each of the covenants and obligations of ABRY set forth in the Guaranty.

(b) Remaining Available Capital Commitment. ABRY shall (i) maintain at all times Remaining Available Capital Commitment in an amount that equals or exceeds the aggregate outstanding principal amount of the CitiCorp Loan and all other amounts due with respect thereto, free and clear of all security interests, liens and other encumbrances (other than those which may exist under the CitiCorp Loan Documents), and (ii) not permit any contractual restriction or consensual encumbrance on its ability to make Equity Investments in accordance with the terms of this Agreement.

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SECTION 6. Waivers of Failures; Delays; Etc. No failure or delay on the part of the Beneficiaries in exercising any right, power or privilege hereunder and no course of dealing among the Beneficiaries, ABRY or the Language Line Entities shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Beneficiaries would otherwise have. Except as otherwise expressly provided herein, no notice to or demand on ABRY in any case shall entitle ABRY to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Beneficiaries to any other or further action in any circumstances without notice or demand.

SECTION 7. Benefit of Agreement. This Agreement shall be binding upon ABRY, the Language Line Entities and their successors and assigns and shall inure to the benefit of the Beneficiaries and their successors and assigns. Each of ABRY and each Language Line Entity acknowledges and agrees that this Agreement is made for the benefit of the Beneficiaries and that, during the existence of any failure of ABRY to comply with the terms hereof, the Beneficiaries may enforce all of the obligations of ABRY hereunder directly against it. ABRY shall not, and the Language Line Entities shall not, assign any of their respective rights or obligations hereunder without the consent of all the Beneficiaries. This Agreement is not being made for the benefit of any Persons other than those identified above, and no Person other than those identified above shall have any rights hereunder.

SECTION 8. Amendments; Waivers. Neither this Agreement nor any provision hereof may be changed, modified, amended or waived except with the written consent of ABRY, the Language Line Entities and the Beneficiaries.

SECTION 9. Termination of Agreement; Rescission.

(a) This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the date on which ABRY’s obligations under this Agreement have been satisfied in full, and (ii) the date on which the CitiCorp Loan shall have been repaid in full in cash and the commitments to lend under the CitiCorp Credit Agreement have been terminated.

(b) To the fullest extent permitted by law, this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (or part thereof) made or caused to be made by ABRY pursuant to this Agreement, is rescinded or must otherwise be restored or returned by any beneficiary of this Agreement upon the insolvency, bankruptcy or reorganization of Holdings or Language Line or otherwise, all as though such payment had not been made.

SECTION 10. Costs of Enforcement; Indemnity. ABRY and each Language Line Entity jointly and severally agree to pay all reasonable out-of-pocket costs and expenses (including, without limitation, in each case, the reasonable fees and disbursements of counsel) of each of the Beneficiaries in connection with the enforcement of this Agreement.

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SECTION 11. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

SECTION 12. Further Assurance. ABRY and each Language Line Entity shall from time to time, as and when requested by the Beneficiaries, execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Beneficiaries may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

SECTION 13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT MAY HAVE THE EFFECT OF APPLYING THE LAWS OF ANY OTHER JURISDICTION.

SECTION 14. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 15. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date first above written.

ABRY PARTNERS IV, L.P.

By:	ABRY Capital Partners, L.P., Its General Partner
By:	ABRY Capital Partners, LLC, Its General Partner

By:
Name:
Title:

LANGUAGE LINE HOLDINGS, LLC

By:
Name:
Title:

LANGUAGE LINE HOLDINGS II, INC.

By:
Name:
Title:

The foregoing Agreement is

hereby accepted as of the

date first above written.

MERRILL LYNCH CAPITAL CORPORATION, as Beneficiary

By:
Name:
Title:

NEW YORK LIFE CAPITAL PARTNERS II, L.P., as Beneficiary

By:	NYLCAP Manager LLC, its Investment Manager

By:
Name:
Title:

ABRY MEZZANINE PARTNERS, L.P., as Beneficiary

By:	ABRY MEZZANINE INVESTORS, L.P., its general partner

By:	ABRY MEZZANINE HOLDINGS LLC its general partner

By:
Name:
Title: